Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BETWEEN

ALPHA NATURAL RESOURCES, INC.

AND

FOUNDATION COAL HOLDINGS, INC.

Dated as of May 11, 2009

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

ARTICLE II

EXCHANGE OF SHARES AND CERTIFICATES; EQUITY AWARDS

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOUNDATION

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALPHA

ARTICLE V

COVENANTS

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger.	93
Section 6.2 Conditions to Obligations of Alpha.	94
Section 6.3 Conditions to Obligations of Foundation.	95

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

ARTICLE VIII

MISCELLANEOUS

Glossary of Defined Terms

Administrative Agent	104	Alpha Superior Proposal	78
Affiliate	105	Alpha Surety Bonds	51
Agreement	1	Alpha Termination Fee	100
Alpha	1	Antitrust Law	83
Alpha 2008 10-K	43	Authorized Alpha Common Stock Increase	39
Alpha Acquisition Proposal	78	Balance Sheet Date	17
Alpha Board	1	beneficial ownership	106
Alpha Board Recommendation	41	Book-Entry Shares	6
Alpha Bylaws	39	Business Day	106
Alpha Cap Ex Budget	69	Capitalization Date	13
Alpha Certificate of Incorporation	39	Certificate of Merger	2
Alpha Common Stock	5	Certificates	6
Alpha Director Designees	3	Change of Alpha Board Recommendation	75
Alpha Disclosure Schedule	38	Change of Foundation Board Recommendation	70
Alpha Enhanced Severance Plan	93	Closing	2
Alpha Environmental Permits	52	Closing Date	2
Alpha Equity Awards	11	Code	1
Alpha Financial Advisor	60	Computer Software	30
Alpha Improvements	55	Confidentiality Agreement	106
Alpha Intellectual Property	53	Consent Solicitation	87
Alpha Interested Party Transaction	59	Consent Solicitation Statement	87
Alpha Leased Real Property	54	Contract	16
Alpha Material Adverse Effect	105	Controlled Group Liability	106
Alpha Material Contract	58	Copyrights	30
Alpha Merger Consideration	5	Current Employees	86
Alpha New Acquisition	66	DGCL	1
Alpha New Acquisitions	66	Effective Time	2
Alpha Notice Period	77	Environment	28
Alpha Other Filings	45	Environmental Claim	28
Alpha Owned Intellectual Property	53	Environmental Law	29
Alpha Owned Real Property	54	ERISA	21
Alpha Permit Applications	51	ERISA Affiliate	21
Alpha Permits	50	Exchange Act	16
Alpha Plan	105	Exchange Agent	6
Alpha Preferred Shares	39	Exchange Fund	6
Alpha Real Property	54	Exchange Ratio	5
Alpha Restricted Stock Unit	11	Filed Alpha SEC Documents	38
Alpha SEC Reports	42	Filed Foundation SEC Documents	12
Alpha Securities	40	Financing Facility	89
Alpha Severance Plan	93	Form S-4	20
Alpha Special Meeting	80	Foundation	1
Alpha Stock Option	39	Foundation 2008 10-K	17
Alpha Stockholder Approval	59	Foundation Acquisition Proposal	74
Alpha Subsidiary Securities	40	Foundation Board	1

v

Foundation Board Recommendation	15	Governmental Entity	16
Foundation Bylaws	13	Hazardous Materials	29
Foundation Cap Ex Budget	65	HSR Act	16
Foundation Cash Unit	10	Indebtedness	107
Foundation Certificate of Incorporation	13	Indemnified Parties	84
Foundation Common Stock	5	Indemnified Party	84
Foundation Director Designees	3	Indenture	88
Foundation Disclosure Schedule	12	Indenture Amendments	87
Foundation Enhanced Severance Plan	92	Intellectual Property Rights	30
Foundation Environmental Permits	27	Joint Committee	3
Foundation Financial Advisor	37	Joint Proxy Statement	16
Foundation Holdings Subsidiary	106	knowledge	107
Foundation Improvements	32	Law	16
Foundation Intellectual Property	30	Lease	31
Foundation Interested Party Transaction	36	Lien	108
Foundation Leased Real Property	31	Merger	1
Foundation Loan Agreement	37	New Option	9
Foundation Loan Agreement Amendment	37	Notes	87
Foundation Material Adverse Effect	106	NYSE	5
Foundation Material Contract	35	Outside Date	108
Foundation Merger Consideration	5	Permit	108
Foundation New Acquisition	62	Permitted Liens	108
Foundation New Acquisitions	62	Person	109
Foundation Notice Period	73	Proceeding	23
Foundation Other Filings	20	Release	29
Foundation Owned Intellectual Property	30	Representatives	109
Foundation Owned Real Property	30	Sarbanes-Oxley Act	17
Foundation PA Subsidiary	107	SEC	12
Foundation Permit Applications	26	Secretary of State	2
Foundation Permits	26	Securities Act	17
Foundation Plan	107	Share	5
Foundation Preferred Shares	13	Shares	5
Foundation Real Property	31	Significant Subsidiary	109
Foundation Restricted Stock Unit	9	Subsidiary	109
Foundation SEC Reports	17	Supplemental Indenture	88
Foundation Securities	14	Surety Bonds	26
Foundation Special Meeting	80	Surviving Corporation	2
Foundation Stock Option	9	Surviving Corporation Common Stock	5
Foundation Stockholder Approval	36	Takeover Laws	36
Foundation Subsidiary Securities	14	Tax	25
Foundation Superior Proposal	74	Treasury Regulations	109
Foundation Surety Bonds	27	Trustee	88
Foundation Termination Fee	100	WARN	23
GAAP	18

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 11, 2009, by and between Alpha Natural Resources, Inc., a Delaware corporation ("Alpha") and Foundation Coal Holdings, Inc., a Delaware corporation ("Foundation").

RECITALS

WHEREAS, the board of directors of Foundation (the "Foundation Board") has unanimously (i) determined that it is in the best interests of Foundation and the stockholders of Foundation, and declared it advisable, to enter into this Agreement with Alpha providing for the merger of Alpha with and into Foundation, with Foundation continuing as the surviving corporation, under the name Alpha Natural Resources, Inc. (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of Foundation;

WHEREAS, the board of directors of Alpha (the "Alpha Board") has by the unanimous approval of those directors in attendance (i) determined that it is in the best interests of Alpha and the stockholders of Alpha, and declared it advisable, to enter into this Agreement with Foundation providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of Alpha;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable provisions of state or local law, and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Alpha and Foundation desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger; Effects of the Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Alpha shall be merged with and into Foundation.  As a result of the Merger, the separate corporate existence of Alpha shall cease and Foundation shall continue as the surviving corporation of the Merger (the "Surviving Corporation").  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Foundation and Alpha shall vest in the Surviving Corporation and all debts, liabilities and duties of Foundation and Alpha shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing," and the date on which the Closing occurs, the "Closing Date") will take place at 10:00 a.m., New York time, as promptly as practicable, but in no event later than the third Business Day, after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 or at such other place or on such other date or time as Alpha and Foundation may mutually agree.

(b) On the Closing Date and subject to the terms and conditions hereof, Alpha and Foundation shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Secretary of State") a duly executed certificate of merger (the "Certificate of Merger"), as required by the DGCL, and shall take all such further actions as may be required by Law to make the Merger effective.  The date and time of the filing of the Certificate of Merger with the Secretary of State (or such later date and time as shall be agreed to by the parties hereto and is specified in the Certificate of Merger) is referred to as the "Effective Time."

Section 1.3 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Foundation shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Annex A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law (subject to Section

5.9(a)).  The name of the Surviving Corporation shall be amended in the Merger to be Alpha Natural Resources, Inc.

(b) At the Effective Time, the bylaws of Foundation shall, by virtue of the Merger, be amended and restated in their entirety as set forth on Annex B hereto and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 5.9(a)).

Section 1.4 Directors and Officers.

(a) Alpha and Foundation shall use their respective commercially reasonable efforts, in accordance with their respective certificates of incorporation and bylaws, effective as of immediately prior to the Effective Time, but subject to the occurrence of the Effective Time, to (i) cause the size of their respective boards of directors to be expanded to 10 directors, (ii) cause to be removed from their respective boards of directors (A) in the case of Alpha, the three individuals from the Alpha Board as constituted on the date hereof that are selected by a joint committee comprised of those individuals set forth on Section 1.4(a) of the Alpha Disclosure Schedule and those individuals set forth on Section 1.4(a) of the Foundation Disclosure Schedule (the "Joint Committee") prior to the initial filing of the Form S-4 and Joint Proxy Statement with the SEC and (B) in the case of Foundation, the five individuals from the Foundation Board as constituted on the date hereof that are selected by the Joint Committee prior to the initial filing of the Form S-4 and Joint Proxy Statement with the SEC, and (iii) cause to be appointed to their respective boards of directors in such a manner as shall (A) cause the persons so appointed to constitute "Continuing Directors" under the terms of the indenture governing Alpha's 2.375% Convertible Senior Notes due 2015 (as such indenture has been amended or supplemented from time to time) and (B) cause, at the Effective Time, a majority of the seats (other than vacant seats) on the Foundation Board to, as of such time, be occupied by persons who were nominated by the Foundation Board and/or appointed by directors so nominated under the terms of the Foundation Loan Agreement (1) in the case of Alpha, the four individuals (the "Foundation Director Designees") from the Foundation Board as constituted on the date hereof that are selected by the Joint Committee (at least three of whom shall be independent under the applicable rules of the NYSE) prior to the initial filing of the Form S-4 and Joint Proxy Statement with the SEC (or if such individuals shall have declined to serve, such other individuals from the Foundation Board as constituted on the date hereof as designated by the Joint Committee) and (2) in the case of Foundation, the six individuals (the "Alpha Director Designees") from the Alpha Board as constituted on the date hereof that are selected by the Joint Committee prior to the initial filing of the Form S-4 and Joint Proxy Statement with the SEC (or if such individuals shall have declined to serve, such other individuals from the Alpha Board as constituted on the date hereof as designated by the Joint Committee).  The result of the foregoing shall be that, as of immediately prior to the Effective Time and subject to the occurrence of the Effective Time, the Alpha Board and the Foundation Board will each be comprised of ten members, six of which members shall be Alpha Director Designees and four of which members shall be Foundation Director Designees.  If there are changes to the composition of the Alpha Board or the Foundation Board after the date hereof and before the Effective Time such that the foregoing provisions of this Section 1.4(a) are incapable of being fulfilled at the Effective Time, then the Joint Committee shall agree upon the composition of an Alpha Board and a Foundation Board, as of immediately prior to the Effective Time, that shall consist of six individuals from the Alpha Board, as constituted prior to the Effective Time, and four individuals from the Foundation Board, as constituted prior to the Effective Time, and shall cause such individuals to be appointed to their respective boards of directors in such a manner as shall have the consequences set forth in subclauses (A) and (B) of clause (iii) above in this Section 1.4(a).

(b) (i) The Alpha Director Designees and the Foundation Director Designees or such other individuals from the Alpha Board and the Foundation Board selected pursuant to and in accordance with Section 1.4(a) shall comprise the board of directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (ii) subject to Section 1.4(c), the officers of Alpha immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (iii) following the Effective Time, the Surviving Corporation shall take all actions necessary to ensure that the Foundation Director Designees are included in the slate of candidates recommended by the board of directors of the Surviving Corporation for election to the board of directors of the Surviving Corporation at the 2010 annual stockholders meeting of the Surviving Corporation (or, if such Foundation Director Designees decline to consent to such nominations, such other individuals designated by the Foundation Director Designees).  It is understood that each such director on the board of directors of the Surviving Corporation, as of the Effective Time, shall serve until the earlier of his or her resignation or removal or until his or her successor is duly elected or qualified.

(c) At the Effective Time, the board of directors of the Surviving Corporation shall use its commercially reasonable efforts to elect Michael J. Quillen as Chairman of the board of directors of the Surviving Corporation, to hold such office until the earlier of his resignation or removal or until his successor is duly elected and qualified.  At the Effective Time, the board of directors of the Surviving Corporation shall use its commercially reasonable efforts to elect Kevin S. Crutchfield as Chief Executive Officer of the Surviving Corporation, to hold such office until the earlier of his resignation or removal or until his successor is duly elected and qualified.  At the Effective Time, the board of directors of the Surviving Corporation shall use its commercially reasonable efforts to elect Kurt D. Kost as President of the Surviving Corporation, to hold such office until the earlier of his resignation or removal or until his successor is duly elected and qualified.  At the Effective Time, the board of directors of the Surviving Corporation shall use its commercially reasonable efforts to elect the individual specified in Section 1.4(c) of the Foundation Disclosure Schedule as Chairman of the Nominating and Corporate Governance Committee of the Surviving Corporation, to hold such office until the earlier of his resignation or removal or until his successor is duly elected and qualified.

Section 1.5 Conversion of Shares.

(a) Each share (each, a "Share" and collectively the "Shares") of common stock, par value $0.01, of Foundation (the "Foundation Common Stock") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Alpha or any Subsidiary of Alpha, all of which shall be cancelled without any consideration being exchanged therefor) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive 1.0840 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01, of the Surviving Corporation ("Surviving Corporation Common Stock") (the "Foundation Merger Consideration"), upon the surrender of the certificate or book-entry representing such Shares as provided in Section 2.1.  At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Foundation Merger Consideration as provided herein, any dividends or other distributions payable pursuant to Section 2.1(c) and cash in lieu of fractional shares payable pursuant to Section 1.6.

(b) Each share of common stock, par value $0.01, of Alpha ("Alpha Common Stock") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Foundation or any Subsidiary of Foundation, all of which shall be cancelled without any consideration being exchanged therefor) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into and become one share of Surviving Corporation Common Stock (the "Alpha Merger Consideration").  Without any action on the part of holders of Alpha Common Stock, all outstanding certificates and book-entries representing Alpha Common Stock shall, from and after the Effective Time, represent a number of shares of Surviving Corporation Common Stock equal to the number of shares of Alpha Common Stock represented thereby immediately prior to the Effective Time.

Section 1.6 Fractional Shares.

No fraction of a share of Surviving Corporation Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock (after aggregating all shares of Surviving Corporation Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates or Book-Entry Shares, receive from the Surviving Corporation an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of:  (i) the fractional share interest (after aggregating all shares of Surviving Corporation Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the average closing price of one share of Alpha Common Stock on the New York Stock Exchange ("NYSE") for the five trading days ending on the last trading day immediately prior to the Closing Date, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing prior to the Effective Time).

Section 1.7 Subsequent Actions.

If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of Foundation or Alpha as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Foundation or Alpha, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Foundation or Alpha, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

EXCHANGE OF SHARES AND CERTIFICATES; EQUITY AWARDS

Section 2.1 Exchange of Shares and Certificates; Procedures.

(a) Prior to the Effective Time, Alpha shall engage, or shall cause to be engaged, an institution selected by Alpha and reasonably acceptable to Foundation (provided that Alpha's transfer agent shall be deemed reasonably satisfactory to Foundation) to act as exchange agent in connection with the Merger (the "Exchange Agent").  Immediately prior to the Effective Time, Foundation will deposit with the Exchange Agent, in trust for the benefit of the holders of Shares immediately prior to the Effective Time, certificates representing the shares of Surviving Corporation Common Stock issuable to holders of Shares pursuant to Section 1.5.  The Surviving Corporation will also make available to the Exchange Agent, as needed from time to time after the Effective Time, cash in amounts sufficient to make the payments in lieu of fractional shares pursuant to Section 1.6 and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.1(c).  All cash and certificates representing shares of Surviving Corporation Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."  The cash included in the Exchange Fund shall be invested by the Exchange Agent in such manner as the Surviving Corporation shall direct; provided that (i) no such investment or losses thereon shall affect the amounts payable to former stockholders of Foundation after the Effective Time pursuant to this Article II, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively.  Any interest or income produced by such investments will be payable to the Surviving Corporation.  The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 1.5 and 1.6 and this Section 2.1.

(b) As soon as reasonably practicable after the Effective Time and in no event later than five Business Days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of (i) a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") or (ii) Shares represented by book-entry ("Book-Entry Shares"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares, in exchange for (x) certificates (or uncertificated shares in book-entry form) representing whole shares of Surviving Corporation Common Stock, (y) cash in lieu of any fractional shares pursuant to Section 1.6 and (z) any dividends or other distributions payable pursuant to Section 2.1(c).  Following surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor (1) a certificate representing that number of whole shares of Surviving Corporation Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered by such holder) to which such holder is entitled pursuant to Sections 1.5 and 1.6 (or uncertificated shares in book entry form), (2) payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 1.6, and (3) any dividends or distributions payable pursuant to Section 2.1(c), and the Certificates or book entries evidencing the Book-Entry Shares so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any amount payable pursuant to Section 1.6 or Section 2.1(c) upon the surrender of the Certificates or Book-Entry Shares.  If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share surrendered is registered, it will be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or established to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.1, each Certificate or Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Foundation Merger Consideration (and any amounts to be paid pursuant to Section 1.6 or Section 2.1(c)) upon such surrender, without any interest thereon and subject to any applicable withholding Tax pursuant to Section 2.5.

(c) No dividends or other distributions with respect to shares of Surviving Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Surviving Corporation Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6, until such Certificate or Book-Entry Share has been surrendered in accordance with this Section 2.1.  Subject to applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Surviving Corporation Common Stock issuable in exchange therefor pursuant to Sections 1.5 and 1.6, together with any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 1.6 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate such shares of Surviving Corporation Common Stock as may be required pursuant to Section 2.1(b), cash for fractional shares pursuant to Section 1.6 and any dividends or distributions payable pursuant to Section 2.1(c) with respect to the Shares formerly represented thereby.

(e) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Foundation for nine months after the Effective Time shall be paid to the Surviving Corporation.  Any former stockholder of Foundation that has not complied with this Section 2.1 prior to the end of such nine-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for the Foundation Merger Consideration, any cash in lieu of fractional shares pursuant to Section 1.6 and any dividends or distributions payable pursuant to Section 2.1(c), without any interest thereon.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Foundation Merger Consideration.  The Surviving Corporation shall not be liable to any holder or former holder of Shares for any monies delivered from the Exchange Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) All shares of Surviving Corporation Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 1.6 or Section 2.1(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares.

Section 2.2 Closing of Transfer Books.

(a) At the close of business on the day on which the Effective Time occurs, the stock transfer books of Foundation shall be closed, and no transfer of Shares that were outstanding prior to the Effective Time shall thereafter be made.  If, after the Effective Time, Certificates that were outstanding prior to the Effective Time are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article II.

(b) At the close of business on the day on which the Effective Time occurs, the stock transfer books of Alpha shall be closed, and no transfer of shares of Alpha Common Stock that were outstanding prior to the Effective Time shall thereafter be made.

Section 2.3 Treatment of Equity-Based Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each compensatory option to purchase Shares (a "Foundation Stock Option") outstanding under any Foundation Plan immediately prior to the Effective Time and set forth on Section 2.3(a) of the Foundation Disclosure Schedule, whether or not then vested or exercisable, shall become fully vested and shall be assumed by the Surviving Corporation and converted automatically at the Effective Time into a fully vested option to purchase shares of Surviving Corporation Common Stock (a "New Option") having terms and conditions substantially similar to those set forth on Exhibit A, except that (A) the number of shares of Surviving Corporation Common Stock subject to each such Foundation Stock Option shall be equal to the product of (1) the number of Shares purchasable upon exercise of such Foundation Stock Option and (2) the Exchange Ratio, the product being rounded down to the next whole share, and (B) the exercise price per share of Surviving Corporation Common Stock purchasable upon exercise of such New Option shall equal (1) the per share exercise price for the Shares otherwise purchasable pursuant to such Foundation Stock Option immediately prior to the Effective Time divided by (2) the Exchange Ratio (rounded up to the next whole cent) (such conversion being made in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)).  The parties acknowledge that, with respect to any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the foregoing provisions are intended to comply with the requirements of Section 424(a) of the Code.  The parties agree and acknowledge that the conversion described in this Section 2.3(a) is not intended to result in a disqualification of any Foundation Stock Options as "qualified performance-based compensation" for purposes of Section 162(m) of the Code, and agree not to take any position inconsistent therewith.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted Share outstanding under any Foundation Plan immediately prior to the Effective Time and set forth on Section 2.3(b) of the Foundation Disclosure Schedule shall become fully vested as of the Effective Time and, in full settlement thereof, shall be converted into the right to receive the per share Foundation Merger Consideration contemplated by Section 1.5(a).

(c) At the Effective Time, each restricted stock unit issued under any Foundation Plan (a "Foundation Restricted Stock Unit") that is subject to time-based vesting, outstanding immediately prior to the Effective Time and is set forth on Section 2.3(c) of the

Foundation Disclosure Schedule shall become fully vested as of the Effective Time and shall, by virtue of the Merger and, except as provided in the next sentence, without any action on the part of the holder thereof, be converted into the right to receive the Foundation Merger Consideration.  Notwithstanding anything herein to the contrary, any holder of a Foundation Restricted Stock Unit set forth on Section 2.3(c) of the Foundation Disclosure Schedule that also holds a Foundation Cash Unit set forth on Section 2.3(e) of the Foundation Disclosure Schedule shall be required to consent to the treatment of such Foundation Cash Unit described in Section 2.3(e) hereof as a condition precedent to the treatment of Foundation Restricted Stock Units described in this Section 2.3(c).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each (A) Foundation Restricted Stock Unit that is outstanding immediately prior to the Effective Time and is set forth on Section 2.3(d) of the Foundation Disclosure Schedule shall become fully vested and shall be assumed by the Surviving Corporation and converted automatically at the Effective Time into a vested Surviving Corporation restricted stock unit having the terms and conditions (including time of payment) set forth on Exhibit B, except that the number of shares of Surviving Corporation Common Stock subject to each such Foundation Restricted Stock Unit shall be equal to the number of Shares subject to such Foundation Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (B) cash unit issued under any Foundation Plan (a "Foundation Cash Unit") that is outstanding immediately prior to the Effective Time and is set forth on Section 2.3(d) of the Foundation Disclosure Schedule shall become fully vested and shall be assumed by the Surviving Corporation and converted automatically at the Effective Time into one vested Surviving Corporation cash unit having the terms and conditions (including time of payment) set forth on Exhibit B; each such vested Surviving Corporation cash unit shall represent the right of the holder thereof to receive an amount in cash equal to $14.02.

(e) At the Effective Time, by virtue of the Merger and subject to the consent of the holder thereof, each (A) Foundation Restricted Stock Unit that is outstanding immediately prior to the Effective Time and is set forth on Section 2.3(e) of the Foundation Disclosure Schedule shall be assumed by the Surviving Corporation and converted automatically at the Effective Time into a Surviving Corporation restricted stock unit having the terms and conditions (including vesting and time of payment) set forth on Exhibit C, except that the number of shares of Surviving Corporation Common Stock subject to each such Foundation Restricted Stock Unit shall be equal to the number of Shares subject to such Foundation Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (B) Foundation Cash Unit that is outstanding immediately prior to the Effective Time and is set forth on Section 2.3(e) of the Foundation Disclosure Schedule shall be assumed by the Surviving Corporation and converted automatically at the Effective Time into one Surviving Corporation cash unit having the terms and conditions (including vesting and time of payment) set forth on Exhibit C; each such Surviving Corporation cash unit shall represent the right of the holder thereof to receive an amount in cash equal to $7.01.

(f) At the Effective Time, the Surviving Corporation shall assume the obligations and succeed to the rights of Alpha under the Alpha Plans with respect to each compensatory option to purchase shares of Alpha Common Stock and each unvested performance share, restricted share, or restricted stock unit (each such restricted stock unit, an "Alpha Restricted Stock Unit") or other equity-based compensation award issued under any Alpha Plan (together, the "Alpha Equity Awards") (the assumption and conversion of each compensatory option to purchase shares of Alpha Common Stock being made in accordance with Treasury Regulation Section 1.424-1 and Treasury Regulation Section 1.409A-1(b)(5)(v)).  Each Alpha Equity Award shall, immediately following the Effective Time, relate to the number of shares of Surviving Corporation Common Stock subject to such Alpha Equity Award prior to the Effective Time, on the same terms and conditions as were applicable to such Alpha Equity Award immediately prior to the Effective Time.  The parties agree and acknowledge that the assumption and conversion of compensatory options to purchase shares of Alpha Common Stock described in this Section 2.3(f) is not intended to result in a disqualification of any such compensatory options as "qualified performance-based compensation" for purposes of Section 162(m) of the Code, and agree not to take any position inconsistent therewith.  Prior to the Effective Time, Alpha and Foundation shall take all action required to reflect the transactions contemplated by this Section 2.3(f), including the conversion of the Alpha Equity Awards that are outstanding immediately prior to the Effective Time and the substitution of the Surviving Corporation for Alpha thereunder to the extent appropriate to effectuate the assumption of such Alpha Plans by the Surviving Corporation.  From and after the Effective Time, all references to Alpha in each Alpha Plan pursuant to which any Alpha Equity Award has been granted and in each agreement evidencing any award of Alpha Equity Awards shall be deemed to refer to the Surviving Corporation.

Section 2.4 Adjustments.

If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of Foundation or Alpha shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.4 shall be construed to permit either Foundation or Alpha to take any action with respect to its respective securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.5 Withholding Taxes.

The Surviving Corporation shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to the Merger or this Agreement, including, without limitation, consideration or other amounts otherwise payable pursuant to Sections 1.6, 2.1(c) and Section 2.3 of this Agreement, any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.  The Surviving Corporation shall pay, or shall cause to be paid, all amounts so withheld to the appropriate Governmental Entity within the period required under applicable Law.

Section 2.6 Tax Consequences.

It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and any comparable provisions of applicable state or local Law, and that this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  Officers of Alpha and Foundation shall execute and deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Foundation, and Cleary Gottlieb Steen & Hamilton LLP, counsel to Alpha, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsels, at such time or times as may be reasonably requested by such counsels, including the effective date of the Form S-4, the date of the Joint Proxy Statement and the Closing Date, in connection with their respective deliveries of opinions, pursuant to Section 6.2(d) and Section 6.3(d), with respect to the Tax treatment of the Merger.  Neither Alpha nor Foundation shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of such certificates and representations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOUNDATION

Except (a) as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by Foundation to Alpha with respect to this Agreement immediately prior to the execution of this Agreement (the "Foundation Disclosure Schedule") (provided, however, that a matter disclosed in the Foundation Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty) or (b) as disclosed in Foundation's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (the "SEC") on March 2, 2009 and any Quarterly Report on Form 10-Q filed with the SEC thereafter, and in each case publicly available prior to the date of this Agreement (collectively, the "Filed Foundation SEC Documents"), excluding any forward looking disclosures set forth in any "risk factor" section or under the heading "Forward-Looking Statements" or any similar sections containing disclaimers or cautionary forward looking disclosure in any of such Filed Foundation SEC Documents, provided that in no event shall any disclosure in any Filed Foundation SEC Documents qualify or limit the representations and warranties of Foundation set forth in Sections 3.2, 3.3, 3.5(a), 3.5(c), 3.7, 3.22, 3.23, 3.24 or 3.25 of this Agreement, Foundation represents and warrants to Alpha as follows:

Section 3.1 Organization and Qualification.

(a) Foundation is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted.  Each Significant Subsidiary of Foundation is a duly organized and validly existing entity in good standing (where applicable) under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted.  Foundation and each Subsidiary is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(b) Foundation has heretofore made available to Alpha true, correct and complete copies of the restated certificate of incorporation and bylaws of Foundation as in effect on the date hereof, including all amendments thereto (respectively, the "Foundation Certificate of Incorporation" and "Foundation Bylaws").

Section 3.2 Capitalization.

(a) The authorized capital stock of Foundation consists of (i) 100,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of Foundation (the "Foundation Preferred Shares"), of which no Foundation Preferred Shares have been designated as to series.  As of the close of business on May 8, 2009 (the "Capitalization Date"), (i) 44,688,759 Shares and no Foundation Preferred Shares were issued and outstanding, (ii) 2,536,842 Shares and no Foundation Preferred Shares were held in Foundation's treasury, and (iii) 1,953,522 Shares and no Foundation Preferred Shares were issuable under Foundation Plans.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Section 3.2(b) of the Foundation Disclosure Schedule contains a true, correct and complete list, as of the Capitalization Date, of each outstanding Foundation Stock Option, Foundation Restricted Stock Unit and other equity-based award (including under any deferred compensation plan or arrangement) outstanding, the number of Shares issuable thereunder or to which such award pertains, the expiration date, and the exercise or conversion price, if applicable, related thereto and, if applicable, the Foundation Plan pursuant to which each such Foundation Stock Option, Foundation Restricted Stock Unit or other equity-based award was granted (or, if not set forth on Section 3.2(b) of the Foundation Disclosure Schedule, such information has been provided to Alpha prior to the date hereof).  Since the Capitalization Date, Foundation has not issued any Shares or Foundation Preferred Shares (other than the issuance of Shares permitted by Section 5.1 or upon the exercise of Foundation Stock Options outstanding on the Capitalization Date in accordance with their terms), has not granted any other Foundation Securities or entered into any other agreements or commitments to issue any Foundation Securities, and has not split, combined or reclassified any shares of its capital stock.

(c) Except as set forth in Section 3.2(a) and except for Foundation Stock Options, Foundation Restricted Stock Units and other equity-based awards set forth in Section 3.2(b) of the Foundation Disclosure Schedule, there are no outstanding (i) securities of

Foundation or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in Foundation, (ii) options, restricted stock warrants, rights or other agreements or commitments to acquire from Foundation or any of its Subsidiaries, or obligations of Foundation or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) Foundation, or bonds, debentures, notes or other evidences of Indebtedness having the right to vote on any matters on which stockholders of Foundation may vote, (iii) obligations (contingent or otherwise) of Foundation or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Foundation (the items in clauses (i), (ii) and (iii), together with the capital stock of Foundation, being referred to collectively as "Foundation Securities"), or (iv) obligations (contingent or otherwise) of Foundation or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Foundation Securities.  There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of Foundation or any of its Subsidiaries to purchase, redeem or otherwise acquire any Foundation Securities.  There are no voting trusts or other agreements or understandings to which Foundation or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of Foundation.

(d) Section 3.2(d) of the Foundation Disclosure Schedule sets forth a complete and accurate list of the Subsidiaries of Foundation.  Foundation, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of all the equity interests of each of its Subsidiaries, in each case free and clear of any Lien.  With respect to each Subsidiary of Foundation, there are no outstanding (i) securities of Foundation or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of Foundation, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Foundation or any of its Subsidiaries, or obligations of Foundation or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Foundation, (iii) obligations of Foundation or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of Foundation (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as "Foundation Subsidiary Securities"), or (iv) obligations of Foundation or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the price or value of any Foundation Subsidiary Securities.  There are no outstanding obligations, contingent or otherwise, of Foundation or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Foundation Subsidiary Securities.  There are no voting trusts or other agreements or understandings to which Foundation or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of any Subsidiary of Foundation.  Prior to the date hereof, Foundation has made available to Alpha complete and accurate copies of the charter and bylaws or other organizational documents of each Significant Subsidiary of Foundation.

(e) Foundation does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any entity which is not a Subsidiary of Foundation, other than securities in a publicly traded company held for investment by Foundation or any of its Subsidiaries and consisting of less than 5% of the applicable class of the outstanding capital stock of such company.

Section 3.3 Authority for this Agreement; Foundation Board Action.

(a) Foundation has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which Foundation is a party.  The execution and delivery of this Agreement by Foundation and the consummation by Foundation of the transactions contemplated hereby have been duly and validly authorized by the Foundation Board, including the adoption by the Foundation Board of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, and no other corporate proceedings on the part of Foundation are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Foundation Stockholder Approval prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State as required by the DGCL.  This Agreement has been duly and validly executed and delivered by Foundation and, assuming due authorization, execution and delivery by Alpha, constitutes a legal, valid and binding obligation of Foundation, enforceable against Foundation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b) The Foundation Board (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Foundation and its stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, (iii) subject to the last sentence of Section 5.6(a), directed that the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of Foundation for adoption, and (iv) subject to Sections 5.3(d) and (e), resolved to recommend the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of Foundation (the "Foundation Board Recommendation"), which actions and resolutions, subject to Sections 5.3(d) and (e), have not been subsequently rescinded, modified or withdrawn in any way.  The making of any offer and proposal and the taking of any other action by Alpha and its Subsidiaries in accordance with this Agreement and the transactions contemplated hereby have been consented to by the Foundation Board under provisions of the Confidentiality Agreement.

Section 3.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Foundation nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Foundation Certificate of Incorporation or the Foundation Bylaws, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 3.4(b) have been obtained, and all filings described in such clauses have been made, conflict with or violate any order, writ, injunction, decree, judgment, determination, requirement, award, stipulation, statute, rule or regulation of any Governmental Entity ("Law") applicable to Foundation or any of its Subsidiaries or by which any of their respective assets are bound, (iii) assuming the nominations or appointments of directors contemplated by Section 1.4(a)(iii)(B) are effective, violate, conflict with or result in a breach of, or (other than as contemplated under Section 5.13, Section 5.14 or Section 5.15) require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation ("Contract") to which Foundation or any of its Subsidiaries is a party or by which Foundation or any of its Subsidiaries or any of their respective assets are bound, or (iv) other than as contemplated under Section 5.13, Section 5.14 or Section 5.15, result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of Foundation or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv), as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Foundation and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity"), except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement/prospectus relating to the Foundation Special Meeting (such proxy statement/prospectus, together with the proxy statement relating to the Alpha Special Meeting, in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (y) such other reports and filings as are required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Secretary of State required by the DGCL, (iv) such governmental consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in coal mining properties, including notices and consents relating to or in connection with mining, reclamation and environmental Permits, in each case under the applicable Laws of West Virginia, Pennsylvania, Virginia, Kentucky, Wyoming, Utah, Illinois or Indiana and (v) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

Section 3.5 Reports; Financial Statements.

(a) Each of Foundation and its Subsidiaries has timely filed or transmitted (as applicable) all forms, reports, statements and certifications required to be filed or transmitted by it with or to the SEC since January 1, 2006 (such documents filed or otherwise transmitted since January 1, 2006, the "Foundation SEC Reports").  As of their respective dates, or, if amended, as of the date of the last amendment prior to the date hereof, the Foundation SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of the Foundation SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No executive officer of Foundation or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Foundation SEC Report.  True, correct and complete copies of all Foundation SEC Reports filed or furnished prior to the date of this Agreement, whether or not required under applicable Law, have been furnished to Alpha or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  Prior to the date hereof, Foundation has made available to Alpha true, correct and complete copies of all substantive written correspondence between the SEC, on the one hand, and Foundation and its Subsidiaries, on the other hand, since January 1, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.  To the knowledge of Foundation, as of the date of this Agreement, none of the Foundation SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Except for Foundation Holdings Subsidiary, none of Foundation's Subsidiaries is, or since January 1, 2006 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(c) All of Foundation's Subsidiaries are consolidated for accounting purposes.  The audited and unaudited consolidated financial statements (including the related notes thereto) of Foundation included (or incorporated by reference) (i) in Foundation's Annual Report on Form 10-K for its fiscal year ended December 31, 2008 (the "Balance Sheet Date") filed with the SEC prior to the date of this Agreement, as amended or supplemented by filings with the SEC made prior to the date of this Agreement (the "Foundation 2008 10-K") and in Foundation's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the SEC prior to the date of this Agreement, as amended or supplemented by filings with the SEC made prior to the date of this Agreement and (ii) in the Foundation SEC Reports filed or otherwise transmitted with or to the SEC related to periods ending after March 31, 2009, have been prepared in accordance with United States generally accepted accounting principles

("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Foundation and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein; provided that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal, recurring year-end adjustments that are not material in nature or amount.

(d) The records, systems, controls, data and information of Foundation and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Foundation or its accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section 3.5(d).  Foundation has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, and such system of internal control over financial reporting is effective.  Foundation (i) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by Foundation in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms (and such disclosure controls and procedures are effective) and (ii) has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Foundation's outside auditors and the audit committee of the Foundation Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Foundation's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Foundation's internal controls over financial reporting.  Prior to the date hereof, a true, correct and complete summary of any such disclosures made to Foundation's auditors and the audit committee of the Foundation Board has been provided to Alpha and is set forth as Section 3.5(d) of the Foundation Disclosure Schedule.

(e) Since January 1, 2006, (i) neither Foundation nor any of its Subsidiaries nor, to the knowledge of Foundation, any director, officer, employee, auditor, accountant or representative of Foundation or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Foundation or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Foundation or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing

Foundation or any of its Subsidiaries, whether or not employed by Foundation or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Foundation or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Foundation Board or any committee thereof or to any director or officer of Foundation or any of its Subsidiaries.

(f) To the knowledge of Foundation, no employee of Foundation nor any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by Foundation or any of its Subsidiaries.  Neither Foundation or any of its Subsidiaries nor, to the knowledge of Foundation, any director, officer, employee, contractor, subcontractor or agent of Foundation or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Foundation or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) Neither Foundation nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Foundation dated as of the Balance Sheet Date included in Foundation 2008 10-K or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iii) that would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

Section 3.6 Absence of Certain Changes.

(a) Since the Balance Sheet Date, Foundation and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and neither Foundation nor any of its Subsidiaries has taken any action since the Balance Sheet Date that, if taken after the date of this Agreement without the prior written consent of Alpha, would constitute a breach of Section 5.1(other than Sections 5.1(b), 5.1(d) and 5.1(r)).

(b) Since the Balance Sheet Date, there has not been any change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

Section 3.7 Information Supplied; Joint Proxy Statement; Other Filings.

(a) None of the information supplied or to be supplied by or on behalf of Foundation for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Foundation in connection with the issuance of Surviving Corporation Common Stock for the Merger (including any amendments or supplements, the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Foundation's stockholders or at the time of the Foundation Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 3.7(a), no representation or warranty is made by Foundation with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Foundation.

(b) Any other report required to be filed by Foundation or any of its Subsidiaries with the SEC in connection with the Merger (the "Foundation Other Filings"), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Foundation with respect to information supplied or to be supplied in writing by Alpha or any Affiliate of Alpha expressly for inclusion therein.  At the time of its respective filing with the SEC and at the time any amendment or supplement thereto is filed with the SEC, the Joint Proxy Statement, the letter to stockholders and notice of meeting that will be provided to stockholders of Foundation in connection with the Merger and the Foundation Special Meeting (including any amendments or supplements) and the Foundation Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.8 Employee Benefits Matters.

(a) Section 3.8(a) of the Foundation Disclosure Schedule contains a true, correct and complete list of all material Foundation Plans in effect on the date hereof.  Prior to the date of this Agreement, Foundation has provided or made available to Alpha true, correct and complete copies as in effect on the date hereof of each of the following, to the extent requested by Alpha prior to the date hereof, as applicable, with respect to each such Foundation Plan:  (i) the plan document or agreement or, with respect to any Foundation Plan that is not in writing, a description of the material terms thereof; (ii) any summary plan description required to be furnished to participants pursuant to ERISA; (iii) the most recent annual report, actuarial report and/or financial report, if any; (iv) all amendments or modifications to any such documents; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Foundation Plan that is intended to be a "qualified plan" under Section 401 of the Code; and

(vi) the most recent required Internal Revenue Service Form 5500, including all schedules thereto.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, with respect to each Foundation Plan, (i) all expenses, contributions, premiums or payments required to be made to, under or with respect to such Foundation Plan have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of Foundation or any of its Subsidiaries which are not yet due have been properly recorded on the books of Foundation and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of Foundation, (ii) each such Foundation Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, to the knowledge of Foundation, nothing has occurred since the date of such letter that has affected, or would reasonably be expected to adversely affect, such qualification, (iii) with respect to any Foundation Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects, except where any failure to comply would not result in any material liability to Foundation or its Subsidiaries, (iv) there are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of Foundation, threatened or anticipated with respect to such Foundation Plan, any fiduciaries of such Foundation Plan with respect to their duties to any Foundation Plan, or against the assets of such Foundation Plan or any trust maintained in connection with such Foundation Plan, (v) such Foundation Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, and (vi) there is not now, and to the knowledge of Foundation there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Foundation Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Foundation or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Laws of foreign jurisdictions.

(c) Neither Foundation nor any of its Subsidiaries nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with Foundation or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to (A) any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a "multiemployer plan" within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA (including any Controlled Group Liability), other than for premium payments to the Pension Benefit Guaranty Corporation.  No Foundation Plan of Foundation, any of its Subsidiaries or any of their respective ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  With respect to each Foundation Plan that is a "multiemployer plan," no complete or partial withdrawal from such plan has been made by

Foundation or any of its Subsidiaries that would reasonably be expected to result in a material liability to Foundation or any of its Subsidiaries.

(d) No deduction for federal income Tax purposes has been or is expected by Foundation to be disallowed for compensation paid by Foundation or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(e) To the knowledge of Foundation, no Foundation Plan is under audit or is the subject of an investigation, in each case by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or threatened.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Foundation or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(g) To the knowledge of Foundation, all options have been granted in compliance with the terms of the applicable Foundation Plans, with applicable Law, and with the applicable provisions of the Foundation Certificate of Incorporation or the Foundation Bylaws as in effect at the applicable time, and all such options are accurately disclosed as required under applicable Law in the Foundation SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).  To the knowledge of Foundation, Foundation has not issued any options or any other similar equity awards pertaining to Shares under any Foundation Plan with an exercise price that is less than the "fair market value" of the underlying Shares on the date of grant, as determined for financial accounting purposes under GAAP.

(h) Each Foundation Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2006, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1.

Section 3.9 Employees.

(a) Neither Foundation nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract with respect to employees in the United States.  There are no pending or, to the knowledge of Foundation, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts with respect to employees of Foundation or any of its Subsidiaries.  No material labor grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of Foundation, is threatened against Foundation or its Subsidiaries.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, to the knowledge of Foundation, Foundation and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations.  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of Foundation, threatened against Foundation or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(c) Since February 1, 2009, neither Foundation nor any of its current Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act ("WARN") or any state or local Laws regarding the termination or layoff of employees.

Section 3.10 Litigation.

(a) There is no claim, action, suit, proceeding, arbitration or mediation by or before any Governmental Entity (each, a "Proceeding") pending (or, to the knowledge of Foundation, threatened), nor, to the knowledge of Foundation, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby), to which Foundation or any of its Subsidiaries is a party or against Foundation or any of its Subsidiaries or any of its or their properties or assets that (i) involves an amount in controversy in excess of $2,000,000, (ii) seeks injunctive or other non-monetary relief, or (iii) would have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.  As of the date hereof, there are no Proceedings pending or, to the knowledge of Foundation, threatened, nor, to the knowledge of Foundation, are there any investigations by any Governmental Entity pending or threatened, against Foundation or any Subsidiary of Foundation challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  Neither Foundation nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree of any Governmental Entity, except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(b) Section 3.10(b) of the Foundation Disclosure Schedule sets forth an accurate and complete list of each Proceeding or governmental investigation resolved or settled since January 1, 2008 and prior to the date of this Agreement and requiring payment by Foundation or any of its Subsidiaries in excess of $2,000,000 or involving the imposition on Foundation or any of its Subsidiaries of injunctive or other non-monetary relief.

(c) To the knowledge of Foundation, (i) no officer or director of Foundation or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of Foundation or any of its Subsidiaries, and (ii) no such Proceeding or governmental investigation is threatened in writing.

Section 3.11 Tax Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, (i) Foundation and each of its Subsidiaries has timely filed (taking into account extensions validly obtained) all returns and reports relating to Taxes required to be filed by applicable Law with respect to Foundation and each of its Subsidiaries, (ii) all such returns are true, correct and complete, (iii) Foundation and each of its Subsidiaries have timely paid all Taxes attributable to Foundation or any of its Subsidiaries that were due and payable, except, in the case of clauses (ii) and (iii) hereof, with respect to Taxes that are being contested in good faith by appropriate proceedings, (iv) Foundation has adequate reserves or has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Foundation SEC Reports for the payment of all Taxes for which Foundation or any of its Subsidiaries may be liable for the periods covered thereby, (v) there is no audit, investigation, claim or assessment in respect of Taxes pending or, to the knowledge of Foundation, threatened in writing against Foundation or any of its Subsidiaries, (vi) there are no agreements or arrangements in effect to extend the period of limitations for the assessment or collection of any Tax for which Foundation or any of its Subsidiaries may be liable, and there is no currently effective "closing agreement" pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law), (vii) there is no obligation of Foundation or any of its Subsidiaries to contribute to the payment of any Tax liability (or any amount calculated with reference thereto) of any Person (other than Foundation or its Subsidiaries), including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise (other than pursuant to customary agreements to indemnify lenders or indemnity provisions in agreements relating to the acquisition or disposition of assets), (viii) no claim has been made since January 1, 2006 by any Governmental Entity in a jurisdiction where either Foundation or any of its Subsidiaries has not filed Tax returns that Foundation or any Subsidiary is or may be subject to taxation by that jurisdiction, (ix) neither Foundation nor any of its Subsidiaries has engaged in a "listed transaction" (as defined in Treasury Regulation Section 1.6011-4), and (x) Foundation and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable person (and timely paid to the appropriate Governmental Entity) proper and accurate amounts in compliance with all applicable Tax withholding provisions of any Governmental Entity for all periods through the date of this Agreement, except with respect to amounts that are being contested in good faith by appropriate proceedings, and have complied in all material respects with all applicable Laws relating to information reporting.

(b) For purposes of this Agreement, "Tax" shall mean all taxes, charges, fees, levies, imposts, duties, and other like assessments, including any income, gross receipts, sales, use, service, service use, transfer, intangibles, value-added, franchise, title, license, capital, resource, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, estimated occupation, excise, severance, stamp, transfer, premium, recording, customs, import, export, real property, personal property, commercial rent, environmental or other tax imposed by a Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest, penalties, fines or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

Section 3.12 Compliance with Law.

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, Foundation and each of its Subsidiaries is and has been since January 1, 2006 in compliance with all Laws applicable to the conduct of the business of Foundation or any of its Subsidiaries or by which any assets of Foundation or any of its Subsidiaries are bound or affected.

Section 3.13 Foundation Permits; Foundation Surety Bonds.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect:

(i) Foundation and its Subsidiaries have all Permits required under applicable Laws to own, lease, develop or operate their real properties and assets or to conduct their businesses as conducted on the date hereof (including Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as "surface coal mining operations") (collectively, the "Foundation Permits") and each Foundation Permit is in full force and effect;

(ii) each of Foundation and its Subsidiaries is and has been in compliance with the terms and conditions of the Foundation Permits; and

(iii) neither Foundation nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any of the Foundation Permits and, to the knowledge of Foundation, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any of the Foundation Permits.

(b) Neither Foundation nor any of its Subsidiaries has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (A) ineligible to receive additional surface mining Permits or (B) under investigation to determine whether its eligibility to receive such Permits should be "permit blocked."

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect:

(i) there are no applications for new Permits (for the avoidance of doubt, not including amendments, renewals, extensions or other modifications of existing Foundation Permits) other than those set forth in Section 3.13(c) of the Foundation Disclosure Schedule (the "Foundation Permit Applications");

(ii) each of the Foundation Permit Applications has been made in accordance with applicable Laws, subject to such changes as may be requested by a Governmental Entity as part of the permit review process; and

(iii) except for changes requested by a Governmental Entity as part of the permit review process, which changes can be readily implemented by Foundation or its Subsidiary, neither Foundation nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that any of the Foundation Permit Applications will not be granted.

(d) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, Foundation and its Subsidiaries have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (collectively, the "Surety Bonds")

required to be posted in connection with their operations and pursuant to the Foundation Permits.  All Surety Bonds posted by each of Foundation and its Subsidiaries in connection with its respective operations are defined as the "Foundation Surety Bonds."  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, each of Foundation and its Subsidiaries is in compliance with all Foundation Surety Bonds applicable to it.

(e) Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of Foundation and its Subsidiaries and the state of reclamation with respect to each of their Foundation Permits is "current" with respect to the reclamation obligations required by the Foundation Permits and otherwise are in compliance with the Foundation Permits and all applicable mining, reclamation and other similar Laws, except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

Section 3.14 Environmental Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect:

(i) each of Foundation and its Subsidiaries (x) is and has been in compliance with applicable Environmental Laws and (y) holds and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities as currently conducted (the "Foundation Environmental Permits"); and

(ii) all Foundation Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Foundation Environmental Permits.

(b) Neither Foundation nor any of its Subsidiaries has been or is presently the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of Foundation, threatened against Foundation or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any order by Foundation or any of its Subsidiaries, except for any such Environmental Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(c) No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or, to the knowledge of Foundation,

previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation pursuant to applicable Environmental Law by, Foundation or any of its Subsidiaries.

(d) To the knowledge of Foundation, no property presently owned, leased or operated by Foundation or any of its Subsidiaries contains any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls or radioactive materials and no such property is listed or proposed for listing on the National Priorities List or any similar list issued by a Governmental Entity of sites where material remedial action is or may be necessary.

(e) Neither Foundation nor its Subsidiaries has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim.

(f) No material Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by Foundation or any of its Subsidiaries.

(g) Except for Foundation Surety Bonds posted in the ordinary course of business and the surety agreements related thereto, no financial assurance obligation is in force as to any property or facility owned, leased or operated by Foundation or any of its Subsidiaries, except for such financial assurance obligations which would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(h) Foundation and its Subsidiaries have no obligation or liability by Contract relating to or arising under Environmental Law, except for such obligations or liabilities which would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(i) For purposes of the Agreement:

(i) "Environment" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) "Environmental Claim" means any claim, cause of action, investigation or notice by any Person, including any Governmental Entity having jurisdiction, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by Foundation or any of its Subsidiaries or Alpha or any of its Subsidiaries, as applicable, or (B) any Environmental Law, including the alleged or actual violation thereof.

(iii) "Environmental Law" means any Law (including common law) or any binding Contract, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to:  (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) the protection of human health or the exposure of employees or third parties to any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv) "Hazardous Materials" means all materials, chemicals, wastes, compounds and substances in any form defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or otherwise regulated or giving rise to liability under any Environmental Law.

(v) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.15 Intellectual Property.

(a) Foundation and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Copyrights, trade secrets, licenses and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively,

"Intellectual Property Rights") used in or reasonably necessary for the conduct of the business of Foundation or any of its Subsidiaries (the "Foundation Intellectual Property").

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect, (i) Foundation has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Foundation Intellectual Property owned by Foundation or by a Subsidiary of Foundation ("Foundation Owned Intellectual Property") and no such Foundation Owned Intellectual Property is the subject of any pending or, to the knowledge of Foundation, threatened interference, opposition or other Proceeding, (ii) no Person has given written notice to Foundation or any Subsidiary of Foundation that the use of any Foundation Intellectual Property by Foundation, any Subsidiary of Foundation or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or Copyright or design right, or that Foundation, any Subsidiary of Foundation or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (iii) the execution, delivery and performance of this Agreement by Foundation and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Foundation Intellectual Property, impair the right of Foundation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Foundation Owned Intellectual Property, or impair the right of Foundation or any of its Subsidiaries to use the Foundation Owned Intellectual Property in the conduct of their businesses as currently conducted.

(c) Neither Foundation nor any of its Subsidiaries is experiencing any material defects in the Computer Software or hardware used in its business as it is currently conducted, including any material error or omission in the processing of any transactions.

(d) For the purposes of this Agreement, "Computer Software" means all computer software (including programs and applications, object and source code, databases, algorithms, and documentation therefor, in each case including all Copyrights therefor), and "Copyrights" means all works of authorship, whether copyrightable or not, copyrights, and mask works.

Section 3.16 Real Property; Personal Property.

(a) For the purpose of the Agreement:

(i) "Foundation Owned Real Property" means all real property and other right, title and other interests in land, including coal, mineral, mining, water and surface rights, easements, rights of way and options, owned by Foundation or any of its Subsidiaries, together with all improvements and fixtures located thereon or appurtenant thereto;

(ii) "Foundation Leased Real Property" means all real property and other right, title and other interests in land, including coal, mineral, mining, water and surface rights, easements, rights of way and options, leased, subleased, licensed or otherwise used by Foundation or any of its Subsidiaries as lessee, licensee or grantee (each such lease, sublease, license or other use agreement, a "Lease"), together with all improvements and fixtures located thereon or appurtenant thereto; and

(iii) "Foundation Real Property" means the Foundation Owned Real Property and the Foundation Leased Real Property.

(b) (i) The Foundation Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto necessary for the use by Foundation and its Subsidiaries in the conduct of their business as currently conducted; (ii) Foundation or one of its Subsidiaries has good and marketable title to, or has a valid leasehold interest in, all Foundation Real Property, except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect; (iii) all Foundation Owned Real Property is owned by Foundation or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens or any other Liens that would not have, individually or in the aggregate, a Foundation Material Adverse Effect; (iv) Foundation or one of its Subsidiaries has a valid leasehold interest in or easement or other property interest in, and to, and enjoys peaceful and undisturbed possession of all Foundation Leased Real Property on which it is currently conducting operations and, except where the failure to have such possession would not have, individually or in the aggregate, a Foundation Material Adverse Effect, Foundation has complied with all of its obligations under such leases and all such Leases are in full force and effect and are free and clear of all Liens other than Permitted Liens; and (v) Foundation or one of its Subsidiaries has adequate rights of ingress and egress to all Foundation Real Property on which it is currently conducting operations, except where the failure to have such access would not have, individually or in the aggregate, a Foundation Material Adverse Effect, sufficient to access and exercise its rights with respect to such Foundation Real Property.

(c) With respect to the Foundation Real Property:

(i) there are no pending or, to the knowledge of Foundation, threatened Proceedings to take all or any portion of the Foundation Real Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof;

(ii) there are no outstanding options, rights of reverter, rights of first offer, rights of first refusal or Contracts granted by Foundation or any of its Subsidiaries to purchase or lease any material portion of such Foundation Real Property (other than extension rights in the lease or sublease agreements to which Foundation or any of its Subsidiaries is a party and other than such options or rights granted in the ordinary course of business), or an interest therein other than those which would constitute Permitted Liens;

(iii) there are no Leases or other Contracts granting to any Person (other than Foundation or any of its Subsidiaries) the right of use or occupancy of any material portion of any Foundation Real Property, other than those granted or incurred in the ordinary course of business, that do not, in the aggregate, interfere in any material respect with the ordinary conduct of the business of Foundation or its Subsidiaries at the Foundation Real Property affected thereby;

(iv) all buildings, structures, fixtures, building systems and equipment included in the Foundation Real Property (the "Foundation Improvements") are in good condition and repair in all material respects, subject to reasonable wear and tear, and, to the knowledge of Foundation, there are no facts or conditions affecting any of the Foundation Improvements that would materially and adversely interfere with the use or occupancy of the Foundation Improvements or any portion thereof in the operation of the business of Foundation and its Subsidiaries as presently conducted thereon;

(v) to the knowledge of Foundation, the present use of the Foundation Real Property (including the Foundation Improvements) is, and the Foundation Improvements themselves are, in substantial conformity with all recorded deeds, restrictions of record and other agreements affecting such Foundation Real Property, and to the knowledge of Foundation there are no material violations thereof;

(vi) to the knowledge of Foundation, there are no currently proposed or pending assessments affecting the Foundation Real Property, whether for public improvements or otherwise;

(vii) there are no outstanding Contracts or other obligations (including options) entered into by Foundation or any of its Subsidiaries for the sale, exchange, encumbrance or transfer of any of the Foundation Real Property, or any portion of it, that are material to Foundation and its Subsidiaries taken as a whole; and

(viii) with respect to each Foundation Real Property on which significant surface Foundation Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(d) The parcels constituting the Foundation Owned Real Property are assessed separately from all other adjacent property not constituting Foundation Owned Real Property for purposes of real property Taxes, and each of the parcels of Foundation Owned Real Property complies with all applicable assessment requirements, without reliance on property not constituting Foundation Owned Real Property.

(e) To the knowledge of Foundation, the coal reserves currently mined by Foundation and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other Person with respect to such coal reserves and none of Foundation or its Subsidiaries has received a notice of claim to such effect, and Foundation has sufficient rights to access and mine such coal reserves.

(f) Foundation and its Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in, all tangible personal property used in the business of Foundation and its Subsidiaries.  All such tangible personal property is owned by Foundation or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, or, to the knowledge of Foundation, is leased under a valid and subsisting lease and, in each case, is in good working order and condition, ordinary wear and tear excepted.

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Foundation Disclosure Schedule lists, and Foundation has made available to Alpha prior to the date of this Agreement, true, correct and complete copies of, any of the following Contracts to which Foundation or any of its Subsidiaries is a party or by which Foundation, any of its Subsidiaries or any of their respective assets is bound, as of the date hereof:

(i) that would be required to be filed by Foundation or Foundation Holdings Subsidiary as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Foundation or Foundation Holdings Subsidiary on a Current Report on Form 8-K;

(ii) that contains covenants that limit the ability of Foundation or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of Foundation and its Subsidiaries, taken as a whole;

(iii) that relates to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement (other than any partnership or limited liability company operating agreement of a direct or indirect wholly-owned Subsidiary of Foundation) or pursuant to which Foundation or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(iv) that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of Foundation and its Subsidiaries, taken as a whole;

(v) that relates to (A) Indebtedness under which Foundation and/or any of its Subsidiaries has outstanding obligations in excess of $10,000,000 or (B) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of Foundation and its Subsidiaries under such Contract are greater than $10,000,000;

(vi) under which (A) to the knowledge of Foundation, any Person has directly or indirectly guaranteed any liabilities or obligations of Foundation or its Subsidiaries (other than any such guarantees by Foundation or its Subsidiaries), in case of each such liability or obligation, in an amount in excess of $5,000,000, or (B) Foundation or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (other than Foundation or any of its Subsidiaries);

(vii) for the purchase and sale of coal under which (x) the aggregate amounts to be paid by Foundation and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $50,000,000 in any twelve-month period or (y) the aggregate amounts to be received by Foundation and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $50,000,000 in any twelve-month period;

(viii) under which (x) the aggregate amounts to be paid by Foundation and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $10,000,000 in any twelve-month period or (y) the aggregate amounts to be received by Foundation and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $10,000,000 in any twelve-month period, in each case, other than (1) the Foundation Material Contracts described in

Section 3.17(a)(iv) or 3.17(a)(vii) and (2) purchase orders for the purchase of goods or services in the ordinary course of business;

(ix) that relates to a Foundation Interested Party Transaction;

(x) that relates to the ownership, lease or use of space at Foundation's headquarters in Linthicum Heights, Maryland; or

(xi) that would or would reasonably be expected to prevent or materially delay Foundation's ability to consummate the Merger or the other transactions contemplated by this Agreement.

Each Contract of the type described in clauses (i) through (xi) is referred to herein as a "Foundation Material Contract."

(b) Each Foundation Material Contract is valid and binding on Foundation and any Subsidiary of Foundation that is a party thereto and, to the knowledge of Foundation, each other party thereto and is in full force and effect.  There is no default under any Foundation Material Contract by Foundation or any of its Subsidiaries or, to the knowledge of Foundation, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Foundation or any of its Subsidiaries or, to the knowledge of Foundation, by any other party, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(c) Neither Foundation nor any of its Subsidiaries is party to any Contract that prohibits Foundation from providing to Alpha the information described in Section 5.3(c).

Section 3.18 Insurance.

Foundation and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Foundation and its Subsidiaries that are customary and adequate for companies of similar size in the industries and locales in which Foundation and its Subsidiaries operate.  Section 3.18 of the Foundation Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of Foundation, or pursuant to which Foundation or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Foundation is not in breach or default, and neither Foundation nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Foundation, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.19 Suppliers and Customers.

Section 3.19 of the Foundation Disclosure Schedule sets forth the names of the 10 largest customers of Foundation and its Subsidiaries (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) and the 10 largest suppliers of Foundation and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on the Balance Sheet Date).  To the knowledge of Foundation, neither Foundation nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such customer or supplier or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise adversely alter the terms of its business with Foundation or any of its Subsidiaries.

Section 3.20 Questionable Payments.

Neither Foundation nor any of its Subsidiaries (nor, to the knowledge of Foundation, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.21 Interested Party Transactions.

No event has occurred since December 31, 2008 that would be required to be reported by Foundation pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act (a "Foundation Interested Party Transaction").

Section 3.22 Required Vote of Foundation Stockholders.

The only vote of the holders of securities of Foundation required by the Foundation Certificate of Incorporation, the Foundation Bylaws, by Law or otherwise to complete the Merger is the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class.  The adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the vote described in the previous sentence is referred to as the "Foundation Stockholder Approval."

Section 3.23 Takeover Laws, Etc.

(a) The Foundation Board has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on "business combinations" set forth in Section 203 of the DGCL or any other "moratorium," "control share," "fair price," "takeover" or "interested stockholder" Law (any such laws, "Takeover Laws"), which approval has not, except upon the termination of this Agreement, been subsequently rescinded, modified or withdrawn in any way.

(b) All waivers of standstills that Foundation has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Foundation Acquisition Proposal have expired or been revoked.

Section 3.24 Opinion of Financial Advisor.

Prior to the execution of this Agreement, Barclays Capital Inc. (the "Foundation Financial Advisor") has delivered to the Foundation Board its written opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders.  Promptly following receipt of the opinion by the Foundation Board, a true, correct and complete copy of the opinion was delivered to Alpha for informational purposes only.

Section 3.25 Brokers; Certain Fees.

No broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Foundation or any of its Subsidiaries, except as provided in the letter agreement between Foundation and the Foundation Financial Advisor relating to the Merger, a complete and correct copy of which was delivered to Alpha prior to the date of this Agreement.

Section 3.26 Foundation Loan Agreement Amendment.

As of the date hereof, Foundation has delivered to Alpha a true and complete copy of the commitment letter, dated as of May 11, 2009, by and among Foundation, Foundation PA Subsidiary, Alpha and the lenders set forth on Section 3.26 of the Foundation Disclosure Schedule, pursuant to which such parties have agreed, subject to the terms and conditions set forth therein, to amend the Credit Agreement, dated as of July 30, 2004, as amended and restated as of July 7, 2006 (as amended prior to the date hereof), by and among Foundation Holdings Subsidiary, Foundation PA Subsidiary, the Administrative Agent and the other institutions from time to time party thereto (the "Foundation Loan Agreement") in the form set forth as an attachment to such letter (such amendment, the "Foundation Loan Agreement Amendment").  As of the date of this Agreement, such commitment letter has not been amended or modified or, to the knowledge of Foundation, withdrawn or rescinded or, excepted as provided therein, qualified or conditioned in any respect.

Section 3.27 No Other Representations; Disclaimer.

(a) Except for the representations and warranties made by Foundation in this Agreement, neither Foundation nor any other Person makes any express or implied representation or warranty with respect to Foundation or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Foundation hereby disclaims any such other representations or warranties, including any representation or warranty regarding merchantability or fitness for a particular purpose.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Foundation in this Agreement, neither Foundation nor any other Person makes or has made any representation or warranty to Alpha or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Foundation, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Alpha or any of its Affiliates or representatives in the course of their due diligence investigation of Foundation, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Foundation acknowledges and agrees that neither Alpha nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Alpha in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Alpha furnished or made available to Foundation, or any of its representatives or any representation or warranty regarding merchantability or fitness for a particular purpose.  Without limiting the generality of the foregoing, Foundation acknowledges that, except for the representations and warranties made by Alpha in this Agreement, no representations or warranties are made by Alpha or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Foundation or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALPHA

Except (a) as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by Alpha to Foundation with respect to this Agreement immediately prior to the execution of this Agreement (the "Alpha Disclosure Schedule") (provided, however, that a matter disclosed in the Alpha Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty) or (b) as disclosed in Alpha's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 27, 2009 and any Quarterly Report on Form 10-Q filed with the SEC thereafter, and in each case publicly available prior to the date of this Agreement (collectively, the "Filed Alpha SEC Documents"), excluding any forward looking disclosures set forth in any "risk factor" section or under the heading "Forward-Looking Statements" or any similar sections containing disclaimers or cautionary forward looking disclosure in any of such Filed Alpha SEC Documents, provided that in no event shall any disclosure in any Filed Alpha SEC Documents qualify or limit the representations and warranties of Alpha set forth in Sections 4.2, 4.3, 4.5(a), 4.5(c), 4.7, 4.22, 4.23, 4.24, 4.25 or 4.26 of this Agreement, Alpha represents and warrants to Foundation as follows:

Section 4.1 Organization and Qualification.

(a) Alpha is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted.  Each Significant Subsidiary of Alpha is a duly organized and validly existing entity in good standing (where applicable) under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted.  Alpha and each Subsidiary is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(b) Alpha has heretofore made available to Foundation true, correct and complete copies of the restated certificate of incorporation and bylaws of Alpha as in effect on the date hereof, including all amendments thereto (respectively, the "Alpha Certificate of Incorporation" and "Alpha Bylaws").

Section 4.2 Capitalization.

(a) The authorized capital stock of Alpha consists of (i) (A) as of the date hereof, 100,000,000 shares of Alpha Common Stock and (B) if Alpha's stockholders approve an amendment to the Alpha Certificate of Incorporation to increase the number of shares of Alpha Common Stock from 100,000,000 to 200,000,000 (the "Authorized Alpha Common Stock Increase"), as of the Closing Date, 200,000,000 shares of Alpha Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of Alpha (the "Alpha Preferred Shares"), of which no Alpha Preferred Shares have been designated as to series.  As of the close of business on the Capitalization Date, (i) 71,356,867 shares of Alpha Common Stock and no Alpha Preferred Shares were issued and outstanding, (ii) 106,895 shares of Alpha Common Stock and no Alpha Preferred Shares were held in Alpha's treasury, and (iii) 4,445,482 shares of Alpha Common Stock and no Alpha Preferred Shares were issuable under the Alpha Plans.  All of the outstanding shares of Alpha Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Section 4.2(b) of the Alpha Disclosure Schedule contains a true, correct and complete list, as of the Capitalization Date, of each outstanding option to purchase shares of Alpha Common Stock granted pursuant to an Alpha Plan (an "Alpha Stock Option"), Alpha Restricted Stock Unit and other equity-based award (including under any deferred compensation plan or arrangement) outstanding, the number of shares of Alpha Common Stock issuable thereunder or to which such award pertains, the expiration date, and the exercise or conversion price, if applicable, related thereto and, if applicable, the Alpha Plan pursuant to which each such Alpha Stock Option, Alpha Restricted Stock Unit or other equity-based award was granted.  Since the Capitalization Date, Alpha has not issued any shares of Alpha Common Stock (other than the issuance of Alpha Common Stock permitted by Section 5.2 or upon the exercise of Alpha Stock Options or Alpha Restricted Stock Units outstanding on the Capitalization Date in accordance with their terms), has not granted any other Alpha Securities or entered into any other agreements or commitments to issue any Alpha Securities, and has not split, combined or reclassified any shares of its capital stock.

(c) Except as set forth in Section 4.2(a) and except for the Alpha Stock Options and Alpha Restricted Stock Units set forth in Section 4.2(b) of the Alpha Disclosure Schedule, there are no outstanding (i) securities of Alpha or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in Alpha, (ii) options, restricted stock warrants, rights or other agreements or commitments to acquire from Alpha or any of its Subsidiaries, or obligations of Alpha or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) Alpha, or bonds, debentures, notes or other evidences of Indebtedness having the right to vote on any matters on which stockholders of Alpha may vote, (iii) obligations (contingent or otherwise) of Alpha or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Alpha (the items in clauses (i), (ii) and (iii), together with the capital stock of Alpha, being referred to collectively as "Alpha Securities"), or (iv) obligations (contingent or otherwise) of Alpha or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Alpha Securities.  There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of Alpha or any of its Subsidiaries to purchase, redeem or otherwise acquire any Alpha Securities.  There are no voting trusts or other agreements or understandings to which Alpha or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of Alpha.

(d) Section 4.2(d) of the Alpha Disclosure Schedule sets forth a complete and accurate list of the Subsidiaries of Alpha.  Alpha, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of all the equity interests of each of its Subsidiaries, in each case free and clear of any Lien.  With respect to each Subsidiary of Alpha, there are no outstanding (i) securities of Alpha or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of Alpha, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Alpha or any of its Subsidiaries, or obligations of Alpha or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Alpha, (iii) obligations of Alpha or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of Alpha (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as "Alpha Subsidiary Securities"), or (iv) obligations of Alpha or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the price or value of any Alpha Subsidiary Securities.  There are no outstanding obligations, contingent or otherwise, of Alpha or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Alpha Subsidiary Securities.  There are no voting trusts or other agreements or understandings to which Alpha or any of its Subsidiaries is a party with respect to the voting of capital stock or other voting securities of any Subsidiary of Alpha.  Prior to the date hereof, Alpha has made available to Foundation complete and accurate copies of the charter and bylaws or other organizational documents of each Significant Subsidiary of Alpha.

(e) Alpha does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any entity which is not a Subsidiary of Alpha, other than securities in a publicly traded company held for investment by Alpha or any of its Subsidiaries and consisting of less than 5% of the applicable class of the outstanding capital stock of such company.

Section 4.3 Authority for this Agreement; Alpha Board Action.

(a) Alpha has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which Alpha is a party.  The execution and delivery of this Agreement by Alpha and the consummation by Alpha of the transactions contemplated hereby have been duly and validly authorized by the Alpha Board, including the adoption by the Alpha Board of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, and no other corporate proceedings on the part of Alpha are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Alpha Stockholder Approval prior to the consummation of the Merger and the filing of the Certificate of Merger with the Secretary of State as required by the DGCL.  This Agreement has been duly and validly executed and delivered by Alpha and, assuming due authorization, execution and delivery by Foundation, constitutes a legal, valid and binding obligation of Alpha, enforceable against Alpha in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b) The Alpha Board (at a meeting or meetings duly called and held) has by the unanimous approval of those directors in attendance (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Alpha and its stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, (iii) subject to the last sentence of Section 5.6(b), directed that the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement be submitted to the stockholders of Alpha for adoption and (iv) subject to Sections 5.4(d) and (e), resolved to recommend the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of Alpha (the "Alpha Board Recommendation"), which actions and resolutions, subject to Sections 5.4(d) and (e), have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Alpha nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Alpha Certificate of Incorporation or the Alpha Bylaws, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of

Section 4.4(b) have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Alpha or any of its Subsidiaries or by which any of their respective assets are bound, (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any Contract to which Alpha or any of its Subsidiaries is a party or by which Alpha or any of its Subsidiaries or any of their respective assets are bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of Alpha or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv), as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Alpha and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, (ii) the filing with the SEC of (x) the Joint Proxy Statement, and (y) such other reports and filings as are required under the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Secretary of State required by the DGCL, (iv) such governmental consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in coal mining properties, including notices and consents relating to or in connection with mining, reclamation and environmental Permits, in each case under the applicable Laws of West Virginia, Pennsylvania, Virginia or Kentucky, and (v) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

Section 4.5 Reports; Financial Statements.

(a) Each of Alpha and its Subsidiaries has timely filed or transmitted (as applicable) all forms, reports, statements and certifications required to be filed or transmitted by it with or to the SEC since January 1, 2006 (such documents filed or otherwise transmitted since January 1, 2006, the "Alpha SEC Reports").  As of their respective dates, or, if amended, as of the date of the last amendment prior to the date hereof, the Alpha SEC Reports complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of the Alpha SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No executive officer of Alpha or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Alpha SEC Report.  True, correct and complete copies of all Alpha SEC Reports filed or furnished prior to the date of this Agreement, whether or not required under applicable Law, have been furnished to Alpha or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  Prior to the date hereof, Alpha has made available to Foundation true, correct and complete copies of all substantive written correspondence between the SEC, on the one hand, and Alpha and its Subsidiaries, on the other hand, since January 1, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.  To the knowledge of Alpha, as of the date of this Agreement, none of the Alpha SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Except for Alpha Natural Resources, LLC, none of Alpha's Subsidiaries is, or since January 1, 2006 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(c) All of Alpha's Subsidiaries are consolidated for accounting purposes.  The audited and unaudited consolidated financial statements (including the related notes thereto) of Alpha included (or incorporated by reference) (i) in Alpha's Annual Report on Form 10-K for its fiscal year ended December 31, 2008 filed with the SEC prior to the date of this Agreement, as amended or supplemented by filings with the SEC made prior to the date of this Agreement (the "Alpha 2008 10-K") and in Alpha's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the SEC prior to the date of this Agreement, as amended or supplemented by filings with the SEC made prior to the date of this Agreement and (ii) in Alpha SEC Reports filed or otherwise transmitted with or to the SEC related to periods ending after March 31, 2009, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Alpha and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein; provided that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal, recurring year-end adjustments that are not material in nature or amount.

(d) The records, systems, controls, data and information of Alpha and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Alpha or its accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section 4.5(d).  Alpha has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, and such system of internal control over financial reporting is effective.  Alpha (i) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by Alpha in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC's rules and forms (and such disclosure controls and procedures are effective) and (ii) has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Alpha's outside auditors and the audit committee of the Alpha Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Alpha's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Alpha's internal controls over financial reporting.  Prior to the date hereof, a true, correct and complete summary of any such disclosures made to Alpha's auditors and the audit committee of the Alpha Board has been provided to Foundation and is set forth as Section 4.5(d) of the Alpha Disclosure Schedule.

(e) Since January 1, 2006, (i) neither Alpha nor any of its Subsidiaries nor, to the knowledge of Alpha, any director, officer, employee, auditor, accountant or representative of Alpha or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Alpha or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Alpha or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Alpha or any of its Subsidiaries, whether or not employed by Alpha or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Alpha or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Alpha Board or any committee thereof or to any director or officer of Alpha or any of its Subsidiaries.

(f) To the knowledge of Alpha, no employee of Alpha nor any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by Alpha or any of its Subsidiaries.  Neither Alpha or any of its Subsidiaries nor, to the knowledge of Alpha, any director, officer, employee, contractor, subcontractor or agent of Alpha or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Alpha or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) Neither Alpha nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Alpha dated as of the Balance Sheet Date included in the Alpha 2008 10-K or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iii) that would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

Section 4.6 Absence of Certain Changes.

(a) Since the Balance Sheet Date, Alpha and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and neither Alpha nor any of its Subsidiaries has taken any action since the Balance Sheet Date that, if taken after the date of this Agreement without the prior written consent of Foundation, would constitute a breach of Section 5.2 (other than Sections 5.2(a), 5.2(b), 5.2(d) and 5.2(r)).

(b) Since the Balance Sheet Date, there has not been any change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

Section 4.7 Information Supplied; Joint Proxy Statement; Alpha Other Filings.

(a) None of the information supplied or to be supplied by or on behalf of Alpha for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Alpha's stockholders or at the time of the Alpha Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions of this Section 4.7(a), no representation or warranty is made by Alpha with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Alpha.

(b) Any other report required to be filed by Alpha or any of its Subsidiaries with the SEC in connection with the Merger (the "Alpha Other Filings"), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Alpha with respect to information supplied or to be supplied in writing by Foundation or any Affiliate of Foundation expressly for inclusion therein.  At the time of its respective filing with the SEC and at the time any amendment or supplement thereto is filed with the SEC, the Joint Proxy Statement, the letter to stockholders and notice of meeting that will be provided to stockholders of Alpha in connection with the Merger and the Alpha Special Meeting (including any amendments or supplements) and the Alpha Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.8 Employee Benefits Matters.

(a) Section 4.8(a) of the Alpha Disclosure Schedule contains a true, correct and complete list of all material Alpha Plans in effect on the date hereof.  Prior to the date of this Agreement, Alpha has provided or made available to Foundation true, correct and complete copies as in effect on the date hereof of each of the following, to the extent requested by Foundation prior to the date hereof, as applicable, with respect to each such Alpha Plan:  (i) the plan document or agreement or, with respect to any Alpha Plan that is not in writing, a description of the material terms thereof; (ii) any summary plan description required to be furnished to participants pursuant to ERISA; (iii) the most recent annual report, actuarial report and/or financial report, if any; (iv) all amendments or modifications to any such documents; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Alpha Plan that is intended to be a "qualified plan" under Section 401 of the Code; and (vi) the most recent required Internal Revenue Service Form 5500, including all schedules thereto.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, with respect to each Alpha Plan, (i) all expenses, contributions, premiums or payments required to be made to, under or with respect to such Alpha Plan have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of Alpha or any of its Subsidiaries which are not yet due have been properly recorded on the books of Alpha and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of Alpha, (ii) each such Alpha Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, to the knowledge of Alpha, nothing has occurred since the date of such letter that has affected, or would reasonably be expected to adversely affect, such qualification, (iii) with respect to any Alpha Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects, except where any failure to comply would not result in any material liability to Alpha or its Subsidiaries, (iv) there are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of Alpha, threatened or anticipated with respect to such Alpha Plan, any fiduciaries of such Alpha Plan with respect to their duties to any Alpha Plan, or against the assets of such Alpha Plan or any trust maintained in connection with such Alpha Plan, (v) such Alpha Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, and (vi) there is not now, and to the knowledge of Alpha there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to an Alpha Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Alpha or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Laws of foreign jurisdictions.

(c) Neither Alpha nor any of its Subsidiaries nor any ERISA Affiliate, that, together with Alpha or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to (A) any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a "multiemployer plan" within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title IV of ERISA (including any Controlled Group Liability), other than for premium payments to the Pension Benefit Guaranty Corporation.  No Alpha Plan of Alpha, any of its Subsidiaries or any of their respective ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  With respect to each Alpha Plan that is a "multiemployer plan," no complete or partial withdrawal from such plan has been made by Alpha or any of its Subsidiaries that would reasonably be expected to result in a material liability to Alpha or any of its Subsidiaries.

(d) No deduction for federal income Tax purposes has been or is expected by Alpha to be disallowed for compensation paid by Alpha or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(e) To the knowledge of Alpha, no Alpha Plan is under audit or is the subject of an investigation, in each case by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or threatened.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Alpha or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(g) To the knowledge of Alpha, all options have been granted in compliance with the terms of the applicable Alpha Plans, with applicable Law, and with the applicable provisions of the Alpha Certificate of Incorporation or Alpha Bylaws as in effect at the applicable time, and all such options are accurately disclosed as required under applicable Law in the Alpha SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).  To the knowledge of Alpha, Alpha has not issued any options or any other similar equity awards pertaining to shares of Alpha Common Stock under any Alpha Plan with an exercise price that is less than the "fair market value" of the underlying shares of Alpha Common Stock on the date of grant, as determined for financial accounting purposes under GAAP.

(h) Each Alpha Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2006, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1.

Section 4.9 Employees.

(a) Neither Alpha nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract with respect to employees in the United States.  There are no pending or, to the knowledge of Alpha, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts with respect to employees of Alpha or any of its Subsidiaries.  No material labor grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of Alpha, is threatened against Alpha or its Subsidiaries.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, to the knowledge of Alpha, Alpha and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations.  Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of Alpha, threatened against Alpha or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(c) Since February 1, 2009, neither Alpha nor any of its current Subsidiaries has incurred any liability or obligation which remains unsatisfied under the WARN or any state or local Laws regarding the termination or layoff of employees.

Section 4.10 Litigation.

(a) There is no Proceeding pending (or, to the knowledge of Alpha, threatened), nor, to the knowledge of Alpha, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby), to which Alpha or any of its Subsidiaries is a party or against Alpha or any of its Subsidiaries or any of its or their properties or assets that (i) involves an amount in controversy in excess of $2,000,000, (ii) seeks injunctive or other non-monetary relief, or (iii) would have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.  As of the date hereof, there are no Proceedings pending or, to the knowledge of Alpha, threatened, nor, to the knowledge of Alpha, are there any investigations by any Governmental Entity pending or threatened, against Alpha or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  Neither Alpha nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree of any Governmental Entity, except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(b) Section 4.10(b) of Alpha Disclosure Schedule sets forth an accurate and complete list of each Proceeding or governmental investigation resolved or settled since January 1, 2008 and prior to the date of this Agreement and requiring payment by Alpha or any of its Subsidiaries in excess of $2,000,000 or involving the imposition on Alpha or any of its Subsidiaries of injunctive or other non-monetary relief.

(c) To the knowledge of Alpha, (i) no officer or director of Alpha or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of Alpha or any of its Subsidiaries, and (ii) no such Proceeding or governmental investigation is threatened in writing.

Section 4.11 Tax Matters.

Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, (i) Alpha and each of its Subsidiaries has timely filed (taking into account extensions validly obtained) all returns and reports relating to Taxes required to be filed by applicable Law with respect to Alpha and each of its Subsidiaries, (ii) all such returns are true, correct and complete, (iii) Alpha and each of its Subsidiaries have timely paid all Taxes attributable to Alpha or any of its Subsidiaries that were due and payable, except, in the case of clauses (ii) and (iii) hereof, with respect to Taxes that are being contested in good faith by appropriate proceedings, (iv) Alpha has adequate reserves or has made adequate provision, in accordance with GAAP, in the consolidated financial statements included in the Alpha SEC Reports for the payment of all Taxes for which Alpha or any of its Subsidiaries may be liable for the periods covered thereby, (v) there is no audit, investigation, claim or assessment in respect of Taxes pending or, to the knowledge of Alpha, threatened in writing against Alpha or any of its Subsidiaries, (vi) there are no agreements or arrangements in effect to extend the period of limitations for the assessment or collection of any Tax for which Alpha or any of its Subsidiaries may be liable, and there is no currently effective "closing agreement" pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law), (vii) there is no obligation of Alpha or any of its Subsidiaries to contribute to the payment of any Tax liability (or any amount calculated with reference thereto) of any Person (other than Alpha or its Subsidiaries), including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise (other than pursuant to customary agreements to indemnify lenders or indemnity provisions in agreements relating to the acquisition or disposition of assets), (viii) no claim has been made since January 1, 2006 by any Governmental Entity in a jurisdiction where either Alpha or any of its Subsidiaries has not filed Tax returns that Alpha or any Subsidiary is or may be subject to taxation by that jurisdiction, (ix) neither Alpha nor any of its Subsidiaries has engaged in a "listed transaction" (as defined in Treasury Regulation Section 1.6011-4), and (x) Alpha and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable person (and timely paid to the appropriate Governmental Entity) proper and accurate amounts in compliance with all applicable Tax withholding provisions of any Governmental Entity for all periods through the date of this Agreement, except with respect to amounts that are being contested in good faith by appropriate proceedings, and have complied in all material respects with all applicable Laws relating to information reporting.

Section 4.12 Compliance with Law.

Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, Alpha and each of its Subsidiaries is and has been since January 1, 2006 in compliance with all Laws applicable to the conduct of the business of Alpha or any of its Subsidiaries or by which any assets of Alpha or any of its Subsidiaries are bound or affected.

Section 4.13 Alpha Permits; Alpha Surety Bonds.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect:

(i) Alpha and its Subsidiaries have all Permits required under applicable Laws to own, lease, develop or operate their real properties and assets or to conduct their businesses as conducted on the date hereof (including Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as "surface coal mining operations") (collectively, the "Alpha Permits") and each Alpha Permit is in full force and effect;

(ii) each of Alpha and its Subsidiaries is and has been in compliance with the terms and conditions of the Alpha Permits; and

(iii) neither Alpha nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any of the Alpha Permits and, to the knowledge of Alpha, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any of the Alpha Permits.

(b) Neither Alpha nor any of its Subsidiaries has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (A) ineligible to receive additional surface mining Permits or (B) under investigation to determine whether its eligibility to receive such Permits should be "permit blocked."

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect:

(i) there are no applications for new Permits (for the avoidance of doubt, not including amendments, renewals, extensions or other modifications of existing Alpha Permits) other than those set forth in Section 4.13(c) of the Alpha Disclosure Schedule (the "Alpha Permit Applications");

(ii) each of the Alpha Permit Applications has been made in accordance with applicable Laws, subject to such changes as may be requested by a Governmental Entity as part of the permit review process; and

(iii) except for changes requested by a Governmental Entity as part of the permit review process, which changes can be readily implemented by Alpha or its Subsidiary, neither Alpha nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that any of the Alpha Permit Applications will not be granted.

(d) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, Alpha and its Subsidiaries have posted all Surety Bonds required to be posted in connection with their operations and pursuant to the Alpha Permits.  All Surety Bonds posted by each of Alpha and its Subsidiaries in connection with its respective operations are defined as the "Alpha Surety Bonds."  Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, each of Alpha and its Subsidiaries is in compliance with all Alpha Surety Bonds applicable to it.

(e) Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of Alpha and its Subsidiaries and the state of reclamation with respect to each of their Alpha Permits is "current" with respect to the reclamation obligations required by the Alpha Permits and otherwise are in compliance with the Alpha Permits and all applicable mining, reclamation and other similar Laws, except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

Section 4.14 Environmental Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect:

(i) each of Alpha and its Subsidiaries (x) is and has been in compliance with applicable Environmental Laws and (y) holds and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities as currently conducted (the "Alpha Environmental Permits"); and

(ii) all Alpha Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Alpha Environmental Permits.

(b) Neither Alpha nor any of its Subsidiaries has been or is presently the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of Alpha, threatened against Alpha or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any order by Alpha or any of its Subsidiaries, except for any such Environmental Claims that would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(c) No Hazardous Materials are present at, on, under or are emanating from any properties or facilities currently leased, operated or used or, to the knowledge of Alpha, previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation pursuant to applicable Environmental Law by, Alpha or any of its Subsidiaries.

(d) To the knowledge of Alpha, no property presently owned, leased or operated by Alpha or any of its Subsidiaries contains any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls or radioactive materials and no such property is listed or proposed for listing on the National Priorities List or any similar list issued by a Governmental Entity of sites where material remedial action is or may be necessary.

(e) Neither Alpha nor its Subsidiaries has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim.

(f) No material Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by Alpha or any of its Subsidiaries.

(g) Except for Alpha Surety Bonds posted in the ordinary course of business and the surety agreements related thereto, no financial assurance obligation is in force as to any property or facility owned, leased or operated by Alpha or any of its Subsidiaries, except for such financial assurance obligations which would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(h) Alpha and its Subsidiaries have no obligation or liability by Contract relating to or arising under Environmental Law, except for such obligations or liabilities which would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

Section 4.15 Intellectual Property.

(a) Alpha and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all Intellectual Property Rights used in or reasonably necessary for the conduct of the business of Alpha or any of its Subsidiaries (the "Alpha Intellectual Property").

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, (i) Alpha has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Alpha Intellectual Property owned by Alpha or by a Subsidiary of Alpha ("Alpha Owned Intellectual Property") and no such Alpha Owned Intellectual Property is the subject of any pending or, to the knowledge of Alpha, threatened interference, opposition or other Proceeding, (ii) no Person has given written notice to Alpha or any Subsidiary of Alpha that the use of any Alpha Intellectual Property by Alpha, any Subsidiary of Alpha or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or Copyright or design right, or that Alpha, any Subsidiary of Alpha or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (iii) the execution, delivery and performance of this Agreement by Alpha and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Alpha Intellectual Property, impair the right of Alpha to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Alpha Owned Intellectual Property, or impair the right of Alpha or any of its Subsidiaries to use the Alpha Owned Intellectual Property in the conduct of their businesses as currently conducted.

(c) Neither Alpha nor any of its Subsidiaries is experiencing any material defects in the Computer Software or hardware used in its business as it is currently conducted, including any material error or omission in the processing of any transactions.

Section 4.16 Real Property; Personal Property.

(a) For the purpose of the Agreement:

(i) "Alpha Owned Real Property" means all real property and other right, title and interests in land, including coal, mineral, mining, water and surface rights, easements, rights of way and options, owned by Alpha or any of its Subsidiaries, together with all improvements and fixtures located thereon or appurtenant thereto;

(ii) "Alpha Leased Real Property" means all real property and other right, title and interests in land, including Leases, together with all improvements and fixtures located thereon or appurtenant thereto; and

(iii) "Alpha Real Property" means the Alpha Owned Real Property and the Alpha Leased Real Property.

(b) (i)  The Alpha Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto necessary for the use by Alpha and its Subsidiaries in the conduct of their business as currently conducted; (ii) Alpha or one of its Subsidiaries has good and marketable title to, or has a valid leasehold interest in, all Alpha Real Property, except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect; (iii) all Alpha Owned Real Property is owned by Alpha or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens or any other Liens that would not have, individually or in the aggregate, an Alpha Material Adverse Effect; (iv) Alpha or one of its Subsidiaries has a valid leasehold interest in or easement or other property interest in, and to, and enjoys peaceful and undisturbed possession of all Alpha Leased Real Property on which it is currently conducting operations and, except where the failure to have such possession would not have, individually or in the aggregate, an Alpha Material Adverse Effect, Alpha has complied with all of its obligations under such leases, and all such Leases are in full force and effect and are free and clear of all Liens other than Permitted Liens; and (v) Alpha or one of its Subsidiaries has adequate rights of ingress and egress to all Alpha Real Property on which it is currently conducting operations, except where the failure to have such access would not have, individually or in the aggregate, an Alpha Material Adverse Effect, sufficient to access and exercise its rights with respect to such Alpha Real Property.

(c) With respect to the Alpha Real Property:

(i) there are no pending or, to the knowledge of Alpha, threatened Proceedings to take all or any portion of the Alpha Real Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof;

(ii) there are no outstanding options, rights of reverter, rights of first offer, rights of first refusal or Contracts granted by Alpha or any of its Subsidiaries to purchase or lease any material portion of such Alpha Real Property (other than extension rights in the lease or sublease agreements to which Alpha or any of its Subsidiaries is a party and other than such options or rights granted in the ordinary course of business), or an interest therein other than those which would constitute Permitted Liens;

(iii) there are no Leases or other Contracts granting to any Person (other than Alpha or any of its Subsidiaries) the right of use or occupancy of any material portion of any Alpha Real Property, other than those granted or incurred in the ordinary course of business, that do not, in the aggregate, interfere in any material respect with the ordinary conduct of the business of Alpha or its Subsidiaries at the Alpha Real Property affected thereby;

(iv) all buildings, structures, fixtures, building systems and equipment included in the Alpha Real Property (the "Alpha Improvements") are in good condition and repair in all material respects, subject to reasonable wear and tear, and, to the knowledge of Alpha, there are no facts or conditions affecting any of the Alpha Improvements that would materially and adversely interfere with the use or occupancy of the Alpha Improvements or any portion thereof in the operation of the business of Alpha and its Subsidiaries as presently conducted thereon;

(v) to the knowledge of Alpha, the present use of the Alpha Real Property (including the Alpha Improvements) is, and the Alpha Improvements themselves are, in substantial conformity with all recorded deeds, restrictions of record and other agreements affecting such Alpha Real Property, and to the knowledge of Alpha there are no material violations thereof;

(vi) to the knowledge of Alpha, there are no currently proposed or pending assessments affecting the Alpha Real Property, whether for public improvements or otherwise;

(vii) there are no outstanding Contracts or other obligations (including options) entered into by Alpha or any of its Subsidiaries for the sale, exchange, encumbrance or transfer of any of the Alpha Real Property, or any portion of it, that are material to Alpha and its Subsidiaries taken as a whole; and

(viii) with respect to each Alpha Real Property on which significant surface Alpha Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(d) The parcels constituting the Alpha Owned Real Property are assessed separately from all other adjacent property not constituting Alpha Owned Real Property for purposes of real property Taxes, and each of the parcels of Alpha Owned Real Property complies with all applicable assessment requirements, without reliance on property not constituting Alpha Owned Real Property.

(e) To the knowledge of Alpha, the coal reserves currently mined by Alpha and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other Person with respect to such coal reserves and none of Alpha or its Subsidiaries has received a notice of claim to such effect, and Alpha has sufficient rights to access and mine such coal reserves.

(f) Alpha and its Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in, all tangible personal property used in the business of Alpha and its Subsidiaries.  All such tangible personal property is owned by Alpha or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, or, to the knowledge of Alpha, is leased under a valid and subsisting lease and, in each case, is in good working order and condition, ordinary wear and tear excepted.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of Alpha Disclosure Schedule lists, and Alpha has made available to Foundation prior to the date of this Agreement, true, correct and complete copies of, any of the following Contracts to which Alpha or any of its Subsidiaries is a party or by which Alpha, any of its Subsidiaries or any of their respective assets is bound, as of the date hereof:

(i) that would be required to be filed by Alpha as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Alpha on a Current Report on Form 8-K;

(ii) that contains covenants that limit the ability of Alpha or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of Alpha and its Subsidiaries, taken as a whole;

(iii) that relates to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement (other than any partnership or limited liability company operating agreement of a direct or indirect wholly-owned Subsidiary of Alpha) or pursuant to which Alpha or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(iv) that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of Alpha and its Subsidiaries, taken as a whole;

(v) that relates to (A) Indebtedness under which Alpha and/or any of its Subsidiaries has outstanding obligations in excess of $10,000,000 or (B) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of Alpha and its Subsidiaries under such Contract are greater than $10,000,000;

(vi) under which (A) to the knowledge of Alpha, any Person has directly or indirectly guaranteed any liabilities or obligations of Alpha or its Subsidiaries (other than any such guarantees by Alpha or its Subsidiaries), in case of each such liability or obligation, in an amount in excess of $5,000,000, or (B) Alpha or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (other than Alpha or any of its Subsidiaries);

(vii) for the purchase and sale of coal under which (x) the aggregate amounts to be paid by Alpha and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $50,000,000 in any twelve-month period or (y) the aggregate amounts to be received by Alpha and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $50,000,000 in any twelve-month period;

(viii) under which (x) the aggregate amounts to be paid by Alpha and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $10,000,000 in any twelve-month period or (y) the aggregate amounts to be received by Alpha and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $10,000,000 in any twelve-month period, in each case, other than (1) the Alpha Material Contracts described in Section 4.17(a)(iv) or 4.17(a)(vii) and (2) purchase orders for the purchase of goods or services in the ordinary course of business;

(ix) that relates to an Alpha Interested Party Transaction; or

(x) that would or would reasonably be expected to prevent or materially delay Alpha's ability to consummate the Merger or the other transactions contemplated by this Agreement.

Each Contract of the type described in clauses (i) through (x) is referred to herein as an "Alpha Material Contract."

(b) Each Alpha Material Contract is valid and binding on Alpha and any Subsidiary of Alpha that is a party thereto and, to the knowledge of Alpha, each other party thereto and is in full force and effect.  There is no default under any Alpha Material Contract by Alpha or any of its Subsidiaries or, to the knowledge of Alpha, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Alpha or any of its Subsidiaries or, to the knowledge of Alpha, by any other party, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(c) Neither Alpha nor any of its Subsidiaries is party to any Contract that prohibits Alpha from providing to Foundation the information described in Section 5.4(c).

Section 4.18 Insurance.

Alpha and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Alpha and its Subsidiaries that are customary and adequate for companies of similar size in the industries and locales in which Alpha and its Subsidiaries operate.  Section 4.18 of the Alpha Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of Alpha, or pursuant to which Alpha or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Alpha is not in breach or default, and neither Alpha nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Alpha, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 4.19 Suppliers and Customers.

Section 4.19 of the Alpha Disclosure Schedule sets forth the names of the 10 largest customers of Alpha and its Subsidiaries (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) and the 10 largest suppliers of Alpha and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on the Balance Sheet Date).  To the knowledge of Alpha, neither Alpha nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such customer or supplier or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise adversely alter the terms of its business with Alpha or any of its Subsidiaries.

Section 4.20 Questionable Payments.

Neither Alpha nor any of its Subsidiaries (nor, to the knowledge of Alpha, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.21 Interested Party Transactions.

No event has occurred since December 31, 2008 that would be required to be reported by Alpha pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act (an "Alpha Interested Party Transaction").

Section 4.22 Required Vote of Alpha Stockholders.

The only vote of the holders of securities of Alpha required by the Alpha Certificate of Incorporation, the Alpha Bylaws, by Law or otherwise to complete the Merger is the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Alpha Common Stock, voting together as a single class.  The adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the vote described in the previous sentence is referred to as the "Alpha Stockholder Approval."

Section 4.23 Takeover Laws, Etc.

(a) The Alpha Board has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on "business combinations" set forth in Section 203 of the DGCL or any other Takeover Laws, which approval has not, except upon the termination of this Agreement, been subsequently rescinded, modified or withdrawn in any way.

(b) All waivers of standstills that Alpha has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Alpha Acquisition Proposal have expired or been revoked.

Section 4.24 Opinion of Financial Advisor.

Prior to the execution of this Agreement, Citigroup Global Markets Inc. (the "Alpha Financial Advisor") has delivered to the Alpha Board its written opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Alpha.  Promptly following receipt of the opinion by the Alpha Board, a true, correct and complete copy of the opinion was delivered to Foundation for informational purposes only.

Section 4.25 Brokers; Certain Fees.

No broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Alpha or any of its Subsidiaries, except as provided in the letter agreement between Alpha and the Alpha Financial Advisor relating to the Merger, a complete and correct copy of which was delivered to Foundation prior to the date of this Agreement.

Section 4.26 Ownership of Shares.

Alpha does not own, directly or indirectly, beneficially or of record, any Shares or holds any rights to acquire any Shares except pursuant to this Agreement.

Section 4.27 No Other Representations; Disclaimer.

(a) Except for the representations and warranties made by Alpha in this Agreement, neither Alpha nor any other Person makes any express or implied representation or warranty with respect to Alpha or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Alpha hereby disclaims any such other representations or warranties, including any representation or warranty regarding merchantability or fitness for a particular purpose.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Alpha in this Agreement, neither Alpha nor any other Person makes or has made any representation or warranty to Foundation or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Alpha, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Foundation or any of its Affiliates or representatives in the course of their due diligence investigation of Alpha, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Alpha acknowledges and agrees that neither Foundation nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Foundation in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Foundation furnished or made available to Alpha or any of its representatives or any representation or warranty regarding merchantability or fitness for a particular purpose.  Without limiting the generality of the foregoing, Alpha acknowledges that, except for the representations and warranties made by Foundation in this Agreement, no representations or warranties are made by Foundation or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Alpha or any of its representatives.

ARTICLE V

COVENANTS

Section 5.1 Interim Undertakings of Foundation.

Except as expressly permitted or required by this Agreement or as otherwise required by applicable Law or as set forth in Section 5.1 of the Foundation Disclosure Schedule or as consented to in writing by Alpha (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Foundation shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and, to the extent consistent therewith, Foundation shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with Foundation or any of its Subsidiaries.  Without limiting the generality of the foregoing and except as otherwise expressly permitted or required in this Agreement or as otherwise required by applicable Law or as set forth in Section 5.1 of the Foundation Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Alpha (such consent not to be unreasonably withheld, delayed or conditioned), Foundation will not and will not permit any of its Subsidiaries to:

(a) propose to stockholders or adopt any amendments to the Foundation Certificate of Incorporation or the Foundation Bylaws or its respective articles of incorporation, bylaws or other governing documents, other than amendments or changes to any such documents of the Subsidiaries of Foundation in the ordinary course of business consistent with past practice;

(b) issue, sell, grant options or rights to acquire, pledge, or propose the issuance, sale, grant of options or rights to acquire or pledge of, any Foundation Securities or Foundation Subsidiary Securities (other than the issuance of shares or other equity interests or rights by a wholly-owned Subsidiary of Foundation to Foundation or another wholly-owned Subsidiary), or grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any Foundation Securities or securities of any Subsidiary of Foundation, except (i) to the extent required under any Foundation Plan, (ii) issuances of Shares upon the exercise of Foundation Stock Options or Foundation Securities, in each case outstanding on the date hereof and in accordance with their terms and (iii) the issuance of new Foundation Stock Options or Foundation Restricted Stock Units with respect to not more than 25,000 Shares from the date hereof until December 31, 2009, subject to a 12-month or 24-month vesting period consistent with past practice; provided that the Merger shall not have an effect on the vesting of such new Foundation Stock Options or Foundation Restricted Stock

Units and each such Foundation Stock Option or Foundation Restricted Stock Unit shall relate to the same number of shares of Surviving Corporation Common Stock as of the Effective Time.

(c) acquire or agree or offer to acquire, by merger, consolidation or through any other business combination, or by purchasing any equity interest in or any security convertible into or exchangeable for any equity interest in or all or a portion of the assets of, any Person, except for (i) any merger or business combination of any wholly-owned Subsidiary of Foundation into or with any other wholly-owned Subsidiary of Foundation and (ii) any other mergers, consolidations, business combinations or purchases of securities or assets involving consideration (including assumed Indebtedness) not in excess of $10,000,000 in the aggregate (each such merger, consolidation, business combination or purchase of securities or assets under this clause (ii), a "Foundation New Acquisition" and collectively, the "Foundation New Acquisitions"); provided that Foundation may take the foregoing actions with respect to Foundation New Acquisitions if and only if each such Foundation New Acquisition (and all such Foundation New Acquisitions collectively) (1) involves only cash consideration (including the assumption of indebtedness), (2) involves any business or business activity conducted by Foundation or any of its Subsidiaries on the date hereof or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, (3) would not reasonably be expected to prevent or materially delay the consummation of the Merger, (4) would not reasonably be likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (5) would not materially delay the SEC review and approval process relating to the Form S-4 (whether by requiring any additional financial information to be included in the Form S-4 or otherwise), (6) would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Merger and (7) would not require approval of Foundation's stockholders; it being understood that, notwithstanding anything to the contrary contained in this Agreement, any Foundation New Acquisition that is not permitted by the foregoing clauses (1) through (7) shall require the consent of Alpha (which may be withheld, delayed or conditioned in Alpha's sole and absolute discretion);

(d) split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests (other than (i) dividends or distributions paid by a direct or indirect wholly-owned Subsidiary of Foundation to its stockholders and (ii) ordinary quarterly dividends not exceeding $0.05 per Share paid by Foundation to its stockholders), or acquire or redeem, directly or indirectly, or amend the rights or terms of any Foundation Securities or Foundation Subsidiary Securities;

(e) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Foundation or any of its Subsidiaries;

(f) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease or other disposition of any business, assets or securities, except for (i) purchases or sales, leases or dispositions of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice (except for any Contract for the sale of coal having a term in excess of three years without a specific collar or other price limitation that is not based on then-current market prices, which shall require the consent of Alpha), (ii) capital expenditures permitted by Section 5.1(p) and (iii) Foundation New Acquisitions expressly permitted pursuant to, and subject to the terms and conditions of, Section 5.1(c);

(g) make any loans, advances (other than advances pursuant to commercial transactions in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person in excess of $10,000,000 in the aggregate, other than any transaction solely between Foundation and a direct or indirect wholly-owned Subsidiary of Foundation or between direct or indirect wholly-owned Subsidiaries of Foundation;

(h) except in the ordinary course of business consistent with past practice or in connection with a Foundation New Acquisition permitted pursuant to Section 5.1(c), enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of material rights under any Foundation Material Contract (or Contract that would be a Foundation Material Contract if entered into prior to the date hereof), except, with respect to any collective bargaining or labor agreements, as required by Law (provided that notwithstanding the foregoing provisions of this clause (h), entry into any Contract for the sale of coal having a term in excess of three years that does not contain a price re-opener or price adjustment provision without a specified collar shall require the consent of Alpha in accordance with the introductory paragraph of this Section 5.1);

(i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness (including the issuance of any debt security), or amend, modify or refinance any existing Indebtedness, in each case except for the incurrence or repayment of Indebtedness that is (i) incurred or repaid in accordance with the agreements or instruments listed in Section 5.1(i)(i) of the Foundation Disclosure Schedule, provided that for the avoidance of doubt such Indebtedness shall not be prepaid; (ii) (A) incurred in the ordinary course of business, (B) repayable without premium or penalty and (C) in an aggregate amount at any time outstanding not to exceed $25,000,000; (iii) in the form of a letter of credit or surety bond (A) provided in replacement of any letter of credit or surety bond set forth in Section 5.1(i)(iii) of the Foundation Disclosure Schedule or (B) provided in the ordinary course of business consistent with past practice, to the extent required by applicable Law; or (iv) solely between Foundation and a direct or indirect wholly-owned Subsidiary of Foundation or between direct or indirect wholly-owned Subsidiaries of Foundation;

(j) except in connection with a Foundation New Acquisition permitted pursuant to Section 5.1(c), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except direct or indirect wholly-owned Subsidiaries of Foundation, in each case, other than any transaction solely between Foundation and a direct or indirect wholly-owned Subsidiary of Foundation or between direct or indirect wholly-owned Subsidiaries of Foundation;

(k) except in connection with a Foundation New Acquisition permitted pursuant to Section 5.1(c), mortgage, pledge or otherwise encumber any of its assets (tangible or intangible) that are, individually or in the aggregate, material to Foundation, or create, assume or suffer to exist any Liens thereupon other than Permitted Liens;

(l) materially change any of the financial accounting methods, principles or practices used by it, except as necessary to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto;

(m) (i) make any material Tax election or take any position on any Tax return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to a change in applicable Law or the Code; (ii) enter into any settlement or compromise of any material Tax liability; (iii) file any amended Tax returns that would result in a material change in Tax liability, taxable income or loss; (iv) change any annual Tax accounting period; (v) enter into any closing agreement relating to any material Tax liability; or (vi) give or request any waiver of a statute of limitation with respect to any material Tax;

(n) except to the extent required under existing plans, agreements or arrangements as in effect on the date hereof, as required by Law or as set forth in Section 5.1(n) of the Foundation Disclosure Schedule, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting, incentive award or salary continuation agreements or arrangements with or for the benefit of any present or former officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants, except for pay increases for non-officer employees in the ordinary course of business and consistent with past practice; (ii) except as provided in Section 2.3, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any amounts not due to any such individual under applicable Law or the terms of any Foundation Plan, including with respect to severance; or (iii) fund or make any contribution to any Foundation Plan or trust not required to be funded or contributed to;

(o) except as permitted by the preceding clause (n), establish, adopt, enter into, amend in any material respect (other than as required by applicable Law) or terminate any Foundation Plan (including any employment, severance, consulting or other individual agreement) except as provided in Section 2.3, or adopt or enter into any other employee benefit plan or arrangement that would be considered a Foundation Plan if it were in existence on the date of this Agreement (other than the Foundation Enhanced Severance Plan);

(p) make or agree to make any capital expenditure, or enter into any binding agreements or arrangements providing for any capital expenditure except (i) in the case of capital expenditures incurred during 2009, in accordance with the capital expenditure budget set forth in Section 5.1(p) of the Foundation Disclosure Schedule (the "Foundation Cap Ex Budget"), (ii) in the case of capital expenditures incurred during 2010, capital expenditures not in excess of the amounts set forth on the Foundation Cap Ex Budget (provided that Foundation shall not commit, contract or otherwise incur in 2009 any obligation to make capital expenditures in 2010 in excess of 50% of such permitted 2010 capital expenditures ) and (iii) in the case of capital expenditures incurred during either 2009 or 2010, in respect of any capital expenditures or arrangements that are not set forth in the Foundation Cap Ex Budget that do not exceed $10,000,000 individually or $50,000,000 in the aggregate for all such expenditures not included in the Foundation Cap Ex Budget (it being understood that in no event shall Foundation New Acquisitions be permitted other than in accordance with and subject to the terms and conditions of Section 5.1(c) or (f)), or enter into any new line of business outside of its existing business segments;

(q) compromise, settle or agree to settle any Proceeding (excluding any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2,500,000 individually or $7,500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Foundation or any of its Subsidiaries;

(r) except as required by applicable Law or court order, convene any regular or special meeting (or any adjournment thereof) of the stockholders of Foundation other than the Foundation Special Meeting, or enter into any Contract or understanding or arrangement with respect to the voting or registration of Foundation Securities or Foundation Subsidiary Securities;

(s) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

(t) commit or agree to take, or authorize the taking of, any of the foregoing actions.

Section 5.2 Interim Undertakings of Alpha.

Except as expressly permitted or required by this Agreement or as otherwise required by applicable Law or as set forth in Section 5.2 of the Alpha Disclosure Schedule or as consented to in writing by Foundation (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Alpha shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and, to the extent consistent therewith, Alpha shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with Alpha or any of its Subsidiaries.  Without limiting the generality of the foregoing and except as otherwise expressly permitted or required in this Agreement or as otherwise required by applicable Law or as set forth in Section 5.2 of the Alpha Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Foundation (such consent not to be unreasonably withheld, delayed or conditioned), Alpha will not and will not permit any of its Subsidiaries to:

(a) propose to stockholders or adopt any amendments to the Alpha Certificate of Incorporation or the Alpha Bylaws or its respective articles of incorporation, bylaws or other governing documents, other than the Authorized Alpha Common Stock Increase and amendments or changes to any such documents of the Subsidiaries of Alpha in the ordinary course of business consistent with past practice;

(b) issue, sell, grant options or rights to acquire, pledge, or propose the issuance, sale, grant of options or rights to acquire or pledge of, any Alpha Securities or Alpha Subsidiary Securities (other than the issuance of shares or other equity interests or rights by a wholly-owned Subsidiary of Alpha to Alpha or another wholly-owned Subsidiary), or grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any Alpha Securities or securities of any Subsidiary of Alpha, except (i) to the extent required under any Alpha Plan, (ii) issuances of shares of Alpha Common Stock upon the exercise of Alpha Stock Options or Alpha Securities, in each case outstanding on the date hereof and in accordance with their terms and (iii) the issuance of new Alpha Stock Options or Alpha Restricted Stock Units with respect to not more than 100,000 shares of Alpha Common Stock, including (but not in addition to) as provided in Section 5.2(1)(b) of the Alpha Disclosure Schedule; provided that the Merger shall not have an effect on the vesting of such new Alpha Stock Options or Alpha Restricted Stock Units and each such Alpha Stock Option or Alpha Restricted Stock Unit shall relate to the same number of shares of Surviving Corporation Common Stock as of the Effective Time.

(c) acquire or agree or offer to acquire, by merger, consolidation or through any other business combination, or by purchasing any equity interest in or any security convertible into or exchangeable for any equity interest in or all or a portion of the assets of, any Person, except for (i) any merger or business combination of any wholly-owned Subsidiary of Alpha into or with any other wholly-owned Subsidiary of Alpha and (ii) any other mergers, consolidations, business combinations or purchases of securities or assets involving consideration (including assumed Indebtedness) not in excess of $30,000,000 in the aggregate (each such merger, consolidation, business combination or purchase of securities or assets under this clause (ii), an "Alpha New Acquisition" and collectively, the "Alpha New Acquisitions"); provided that Alpha may take the foregoing actions with respect to Alpha New Acquisitions if and only if each such Alpha New Acquisition (and all such Alpha New Acquisitions collectively) (1) involves only cash consideration (including the assumption of indebtedness), (2) involves any business or business activity conducted by Alpha or any of its Subsidiaries on the date hereof, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, (3) would not reasonably be expected to prevent or materially delay the consummation of the Merger, (4) would not reasonably be likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (5) would not materially delay the SEC review and approval process relating to the Form S-4 (whether by requiring any additional financial information to be included in the Form S-4 or otherwise), (6) would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Merger and (7) would not require approval of Alpha's stockholders; it being understood that, notwithstanding anything to the contrary contained in this Agreement, any Alpha New Acquisition that is not permitted by the foregoing clauses (1) through (7) shall require the consent of Foundation (which may be withheld, delayed or conditioned in Foundation's sole and absolute discretion);

(d) split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests (other than dividends or distributions paid by a direct or indirect wholly-owned Subsidiary of Alpha to its stockholders), or acquire or redeem, directly or indirectly, or amend the rights or terms of any Alpha Securities or Alpha Subsidiary Securities;

(e) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Alpha or any of its Subsidiaries;

(f) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease or other disposition of any business, assets or securities, except for (i) purchases or sales, leases or dispositions of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice (except for any Contract for the sale of coal having a term in excess of three years without a specific collar or other price limitation that is not based on then-current market prices, which shall require the consent of Foundation), (ii) capital expenditures permitted by Section 5.2(p) and (iii) Alpha New Acquisitions expressly permitted pursuant to, and subject to the terms and conditions of, Section 5.2(c);

(g) make any loans, advances (other than advances pursuant to commercial transactions in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person in excess of $10,000,000 in the aggregate, other than any transaction solely between Alpha and a direct or indirect wholly-owned Subsidiary of Alpha or between direct or indirect wholly-owned Subsidiaries of Alpha;

(h) except in the ordinary course of business consistent with past practice or in connection with an Alpha New Acquisition permitted pursuant to Section 5.2(c), enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of material rights under any Alpha Material Contract (or Contract that would be an Alpha Material

Contract if entered into prior to the date hereof), except, with respect to any collective bargaining or labor agreements, as required by Law (provided that notwithstanding the foregoing provisions of this clause (h), entry into any Contract for the sale of coal having a term in excess of three years that does not contain a price re-opener or price adjustment provision without a specified collar shall require the consent of Foundation in accordance with the introductory paragraph of this Section 5.2);

(i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness (including the issuance of any debt security), or amend, modify or refinance any existing Indebtedness, in each case except for the incurrence or repayment of Indebtedness that is (i) incurred or repaid in accordance with the agreements or instruments listed in Section 5.2(i)(i) of the Alpha Disclosure Schedule, provided that for the avoidance of doubt such Indebtedness shall not be prepaid; (ii) (A) incurred in the ordinary course of business, (B) repayable without premium or penalty and (C) in an aggregate amount at any time outstanding not to exceed $25,000,000; (iii) in the form of a letter of credit or surety bond (A) provided in replacement of any letter of credit or surety bond set forth in Section 5.2(i)(iii) of the Alpha Disclosure Schedule or (B) provided in the ordinary course of business consistent with past practice, to the extent required by applicable Law; or (iv) solely between Alpha and a direct or indirect wholly-owned Subsidiary of Alpha or between direct or indirect wholly-owned Subsidiaries of Alpha;

(j) except in connection with an Alpha New Acquisition permitted pursuant to Section 5.2(c), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except direct or indirect wholly-owned Subsidiaries of Alpha, in each case, other than any transaction solely between Alpha and a direct or indirect wholly-owned Subsidiary of Alpha or between direct or indirect wholly-owned Subsidiaries of Alpha;

(k) except in connection with an Alpha New Acquisition permitted pursuant to Section 5.2(c), mortgage, pledge or otherwise encumber any of its assets (tangible or intangible) that are, individually or in the aggregate, material to Alpha, or create, assume or suffer to exist any Liens thereupon other than Permitted Liens;

(l) materially change any of the financial accounting methods, principles or practices used by it, except as necessary to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto;

(m) (i) make any material Tax election or take any position on any Tax return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to a change in applicable Law or the Code; (ii) enter into any settlement or compromise of any material Tax liability; (iii) file any amended Tax returns that would result in a material change in Tax liability, taxable income or loss; (iv) change any annual Tax accounting period; (v) enter into any closing agreement relating to any material Tax liability; or (vi) give or request any waiver of a statute of limitation with respect to any material Tax;

(n) except to the extent required under existing plans, agreements or arrangements as in effect on the date hereof, as required by Law or as set forth in Section 5.2(n) of the Alpha Disclosure Schedule, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting, incentive award or salary continuation agreements or arrangements with or for the benefit of any present or former officers, directors or employees, or grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants, except for pay increases for non-officer employees in the ordinary course of business and consistent with past practice; (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers, or otherwise pay any amounts not due to any such individual under applicable Law or the terms of any Alpha Plan, including with respect to severance; or (iii) fund or make any contribution to any Alpha Plan or trust not required to be funded or contributed to;

(o) except as permitted by the preceding clause (n), establish, adopt, enter into, amend in any material respect (other than as required by applicable Law) or terminate any Alpha Plan (including any employment, severance, consulting or other individual agreement), or adopt or enter into any other employee benefit plan or arrangement that would be considered an Alpha Plan if it were in existence on the date of this Agreement (other than the Alpha Severance Plan and the Alpha Enhanced Severance Plan);

(p) make or agree to make any capital expenditure, or enter into any binding agreements or arrangements providing for any capital expenditure except (i) in the case of capital expenditures incurred during 2009, in accordance with the capital expenditure budget set forth in Section 5.2(p) of the Alpha Disclosure Schedule (the "Alpha Cap Ex Budget"), (ii) in the case of capital expenditures incurred during 2010, capital expenditures not in excess of the amounts set forth on the Alpha Cap Ex Budget (provided that Alpha shall not commit, contract or otherwise incur in 2009 any obligation to make capital expenditures in 2010 in excess of 50% of such permitted 2010 capital expenditures ) and (iii) in the case of capital expenditures incurred during either 2009 or 2010, in respect of any capital expenditures or arrangements that are not set forth in the Alpha Cap Ex Budget that do not exceed $10,000,000 individually or $50,000,000 in the aggregate for all such expenditures not included in the Alpha Cap Ex Budget (it being understood that in no event shall Alpha New Acquisitions be permitted other than in accordance with and subject to the terms and conditions of Section 5.2(c) or (f)), or enter into any new line of business outside of its existing business segments;

(q) compromise, settle or agree to settle any Proceeding (excluding any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2,500,000 individually or $7,500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Alpha or any of its Subsidiaries;

(r) except as required by applicable Law or court order, convene any regular or special meeting (or any adjournment thereof) of the stockholders of Alpha other than the Alpha Special Meeting, or enter into any Contract or understanding or arrangement with respect to the voting or registration of Alpha Securities or Alpha Subsidiary Securities;

(s) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

(t) commit or agree to take, or authorize the taking of, any of the foregoing actions.

Section 5.3 Foundation No Solicitation.

(a) Subject to Sections 5.3(b), (d), (e) and (g), Foundation shall not, and shall cause its Subsidiaries not to, and Foundation shall direct its and its Subsidiaries' Representatives (acting in such capacity) not to, directly or indirectly:  (i) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Foundation Acquisition Proposal or engage in any discussions or negotiations with respect thereto (except to disclose the existence of the provisions of this Section 5.3) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, a Foundation Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to a Foundation Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring Foundation (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Alpha, the Foundation Board Recommendation (a "Change of Foundation Board Recommendation"), or (iv) take any action to exempt any Person (other than Alpha and its Affiliates) from the restrictions contained in any Takeover Law or otherwise cause such restrictions not to apply.  Foundation shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by Foundation, its Subsidiaries or any of its Representatives with respect to any Foundation Acquisition Proposal.  Foundation shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of Foundation or any of its Subsidiaries to any such Person.  Notwithstanding the first sentence of this Section 5.3(a), prior to obtaining the Foundation Stockholder Approval, if there is a portion of a statement in a written, unsolicited inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Foundation Acquisition Proposal received after the date hereof that is not reasonably understandable or clear on its face, then Foundation may submit a written question to the Person making such inquiry, proposal or offer that is restricted exclusively to asking for clarification of such portion of such statement (it being understood that such request may neither provide information about Foundation, except to the extent necessary to obtain such clarifications as may be reasonably required to evaluate such written, unsolicited inquiry, proposal or offer, nor otherwise encourage such inquiry, proposal or offer), provided that both such inquiry, proposal or offer and such written request for clarification are provided concurrently to Alpha with the delivery of such written request to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Foundation Stockholder Approval, (i) Foundation has received a written, bona fide Foundation Acquisition Proposal from a third party that is not in violation of such third party's contractual obligations to Foundation (it being understood that, if such Foundation Acquisition Proposal is made in violation of a standstill undertaking, then Foundation may grant a limited waiver thereunder for purposes of permitting such Foundation Acquisition Proposal not to fail to satisfy the requirement of this clause (i) that such Foundation Acquisition Proposal not be in violation of such third party's contractual obligations, but such waiver shall be made only to the extent necessary to permit Foundation to engage in activities to the extent expressly permitted by and in accordance with this Section 5.3(b) and Section 5.3(d) under the circumstances and under the conditions set forth in this Section 5.3(b) and Section 5.3(d)), (ii) a breach by Foundation of Section 5.3(a) did not result in the making of such Foundation Acquisition Proposal, (iii) the Foundation Board determines in good faith, after consultation with Foundation's financial advisors and outside counsel, that such Foundation Acquisition Proposal constitutes or would reasonably be expected to lead to a Foundation Superior Proposal, and (iv) after consultation with Foundation's outside counsel, the Foundation Board determines in good faith that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to the stockholders of Foundation under applicable Law, then Foundation and its Representatives may, subject to clauses (x) and (y) below, (A) furnish information with respect to Foundation and its Subsidiaries to the Person making such Foundation Acquisition Proposal (and its Representatives), and (B) participate in discussions or negotiations with the Person making such Foundation Acquisition Proposal (and its Representatives) regarding such Foundation Acquisition Proposal; provided that (x) Foundation will not, and will instruct its Representatives not to, disclose any non-public information to such Person unless Foundation has, or first enters into, a customary confidentiality agreement with such Person not less restrictive in the aggregate to such Person than the Confidentiality Agreement (provided that such confidentiality agreement shall contain a standstill obligation of similar scope as the standstill obligation contained in the Confidentiality Agreement that will expire no earlier than the later of (1) six months following the execution of such confidentiality agreement and (2) 12 months following the date hereof, which Foundation may waive to the extent reasonably necessary to permit Foundation to engage in activities to the extent permitted or contemplated by and in accordance with this Section 5.3(b) and Section 5.3(d) under the circumstances and under the conditions set forth in this Section 5.3(b) and Section 5.3(d)), and (y) Foundation will promptly provide or make available to Alpha or its Representatives any non-public information concerning Foundation or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Alpha or its Representatives.

(c) From and after the date hereof, Foundation shall promptly (and in any event within 24 hours) notify Alpha in the event that Foundation (including through any of its Subsidiaries or Representatives) receives (i) any Foundation Acquisition Proposal, (ii) any request for non-public information relating to Foundation or any of its Subsidiaries other than requests for information in the ordinary course of business of Foundation or any requests made that are unrelated to a Foundation Acquisition Proposal, or (iii) any request for discussions or negotiations regarding any Foundation Acquisition Proposal.  Foundation shall provide Alpha promptly (and in any event within such 24-hour period) with the identity of such Person and a copy of such Foundation Acquisition Proposal or request (or, where such Foundation Acquisition Proposal or request is not in writing, a description of the material terms and conditions thereof).  Foundation shall keep Alpha reasonably informed (orally or in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Foundation Acquisition Proposal or request (including the material terms and conditions thereof and of any material modification thereto).  Without limiting the foregoing, Foundation shall promptly (and in any event within 24 hours) notify Alpha orally and in writing if it determines to begin providing information or engaging in discussions or negotiations concerning a Foundation Acquisition Proposal pursuant to Section 5.3(b) and shall in no event begin providing such information or engaging in such discussions or negotiations until at least 24 hours after having provided such prior written notice to Alpha.  Foundation shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict Foundation's ability to provide such information to Alpha.

(d) Notwithstanding anything in Section 5.3(a) to the contrary, if (i) Foundation receives a written, bona fide Foundation Acquisition Proposal from a third party that is not in violation of such third party's contractual obligations to Foundation (it being understood that, if such Foundation Acquisition Proposal is made in violation of a standstill undertaking, then Foundation may grant a limited waiver thereunder for purposes of permitting such Foundation Acquisition Proposal not to fail to satisfy the requirement of this clause (i) that such Foundation Acquisition Proposal not be in violation of such third party's contractual obligations, but such waiver shall be made only to the extent necessary to permit Foundation to engage in activities to the extent expressly permitted by and in accordance with Section 5.3(b) and this Section 5.3(d) under the circumstances and under the conditions set forth in Section 5.3(b) and this Section 5.3(d)), (ii) a breach by Foundation of Section 5.3(a) did not result in the making of such Foundation Acquisition Proposal, and (iii) the Foundation Board concludes in good faith, after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Alpha pursuant to clause (B) below, that such Foundation Acquisition Proposal constitutes a Foundation Superior Proposal, the Foundation Board may at any time prior to obtaining the Foundation Stockholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties to the stockholders of Foundation under applicable Law, (1) effect a Change of Foundation Board Recommendation and/or (2) terminate this Agreement pursuant to Section 7.1(j) and this Section 5.3(d), it being understood that such termination shall not be effective unless, concurrently with such termination, Foundation enters into a written definitive agreement for such Foundation Superior Proposal and Foundation pays to Alpha the Foundation Termination Fee required to be paid under Section 7.3(f); provided, however, that the Foundation Board may not effect such a Change of Foundation Board Recommendation or terminate this Agreement pursuant to Section 7.1(j) and this Section 5.3(d) unless (A) Foundation shall have provided prior written notice to Alpha, at least three Business Days in advance (the "Foundation Notice Period"), of its intention to take such action with respect to such Foundation Superior Proposal, which notice shall specify the material terms and conditions of any such Foundation Superior Proposal (including the identity of the party making such Foundation Superior Proposal) and, in the case of a proposed termination pursuant to Section 7.1(j), shall include a copy of the proposed definitive agreement to be entered into concurrently with and as a condition to such termination, (B) prior to taking such action, Foundation shall, and shall direct its financial and legal advisors to, during such Foundation Notice Period, negotiate with Alpha in good faith (to the extent Alpha desires to negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement so that such Foundation Acquisition Proposal ceases to constitute a Foundation Superior Proposal, and (C) following any negotiation described in the immediately preceding clause (B), such Foundation Acquisition Proposal continues to constitute a Foundation Superior Proposal.  In the event of any revisions to the terms of a Foundation Superior Proposal that are material to such Foundation Superior Proposal after the start of the Foundation Notice Period, Foundation shall be required to deliver a new written notice to Alpha satisfying the requirements of clause (A) of the preceding sentence and to comply with the requirements of this Section 5.3(d) with respect to such new written notice, and the Foundation Notice Period shall be deemed to have re-commenced on the date of such new notice.

(e) Notwithstanding anything in Section 5.3(a) to the contrary, at any time prior to obtaining the Foundation Stockholder Approval, the Foundation Board may effect a Change of Foundation Board Recommendation, if the Foundation Board (i) determines in good faith, after consultation with outside counsel, that the failure to make such Change of Foundation Board Recommendation could reasonably be expected to be a breach of its fiduciary duties to the stockholders of Foundation under applicable Law, and (ii) determines in good faith that the reasons for making such Change of Foundation Board Recommendation are independent of any pending Foundation Acquisition Proposal; provided, however, that the Foundation Board may not effect such a Change of Foundation Board Recommendation pursuant to this Section 5.3(e) unless (A) Foundation shall have provided prior written notice to Alpha, at least three Business Days in advance, of its intention to make such Change of Foundation Board Recommendation, which notice shall specify the material facts and information constituting the basis for such contemplated determination, and (B) prior to effecting such Change of Foundation Board Recommendation, Foundation shall, and shall direct its financial and legal advisors to, during such three Business Day period, negotiate with Alpha in good faith (to the extent Alpha desires to negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement which would allow the Foundation Board not to make such Change of Foundation Board Recommendation consistent with its fiduciary duties.

(f) Foundation agrees that any violations of the restrictions set forth in this Section 5.3 by any of its or its Subsidiaries' Representatives (acting in such capacity), including any violation by a Representative (acting in such capacity) of a direction given to a Representative pursuant to the first sentence of Section 5.3(a) shall be deemed to be a breach of this Agreement (including this Section 5.3) by Foundation.

(g) Nothing contained in this Section 5.3 shall prohibit the Foundation Board from (x) taking and disclosing to the stockholders of Foundation a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (y) making any required disclosure to Foundation's stockholders if in the good faith judgment of the Foundation Board, after consultation with Foundation's outside counsel, failure to make such disclosure would reasonably be expected to violate its obligations under applicable Law; provided that any public disclosure relating or in response to a Foundation Acquisition Proposal other than (A) a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (B) an express rejection of any applicable Foundation Acquisition Proposal, or (C) an express reaffirmation of its recommendation to its stockholders in favor of the Merger, shall be deemed to be a Change of Foundation Board Recommendation for purposes of Section 7.1(h).

(h) For purposes of this Agreement, (i) "Foundation Acquisition Proposal" means any inquiry, offer or proposal made by a Person or group (other than Alpha or any of its Affiliates) at any time after the date hereof relating to a transaction or potential transaction which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets or businesses of, Foundation and its Subsidiaries, or at least 15% of the equity or any class of equity of Foundation or any of its Significant Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) "Foundation Superior Proposal" means any bona fide Foundation Acquisition Proposal (except the references in the definition thereof to "15%" shall be replaced by "more than 50%") made in writing after the date hereof that the Foundation Board has determined in good faith (after consultation with Foundation's financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Foundation Common Stock than the Merger, taking into account all of the terms and conditions of such Foundation Acquisition Proposal, including all legal, financial, regulatory, likelihood and timing of consummation and other aspects of such Foundation Acquisition Proposal.

Section 5.4 Alpha No Solicitation.

(a) Subject to Sections 5.4(b), (d), (e) and (g), Alpha shall not, and shall cause its Subsidiaries not to, and Alpha shall direct its and its Subsidiaries' Representatives (acting in such capacity) not to, directly or indirectly:  (i) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Alpha Acquisition Proposal or engage in any discussions or negotiations with respect thereto (except to disclose the existence of the provisions of this Section 5.4) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Alpha Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Alpha Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring Alpha (whether or not subject to conditions) to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Foundation, the Alpha Board Recommendation (a "Change of Alpha Board Recommendation"), or (iv) take any action to exempt any Person (other than Foundation and its Affiliates) from the restrictions contained in any Takeover Law or otherwise cause such restrictions not to apply.  Alpha shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by Alpha, its Subsidiaries or any of its Representatives with respect to any Alpha Acquisition Proposal.  Alpha shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of Alpha or any of its Subsidiaries to any such Person.  Notwithstanding the first sentence of this Section 5.4(a), prior to obtaining the Alpha Stockholder Approval, if there is a portion of a statement in a written, unsolicited inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Alpha Acquisition Proposal received after the date hereof that is not reasonably understandable or clear on its face, then Alpha may submit a written question to the Person making such inquiry, proposal or offer that is restricted exclusively to asking for clarification of such portion of such statement (it being understood that such request may neither provide information about Alpha, except to the extent necessary to obtain such clarifications as may be reasonably required to evaluate such written, unsolicited inquiry, proposal or offer, nor otherwise encourage such inquiry, proposal or offer), provided that both such inquiry, proposal or offer and such written request for clarification are provided concurrently to Foundation with the delivery of such written request to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Alpha Stockholder Approval, (i) Alpha has received a written, bona fide Alpha Acquisition Proposal from a third party that is not in violation of such third party's contractual obligations to Alpha (it being understood that, if such Alpha Acquisition Proposal is made in violation of a standstill undertaking, then Alpha may grant a limited waiver thereunder for purposes of permitting such Alpha Acquisition Proposal not to fail to satisfy the requirement of this clause (i) that such Alpha Acquisition Proposal not be in violation of such third party's contractual obligations, but such waiver shall be made only to the extent necessary to permit Alpha to engage in activities to the extent expressly permitted by and in accordance with this Section 5.4(b) and Section 5.4(d) under the circumstances and under the conditions set forth in this Section 5.4(b) and Section 5.4(d)), (ii) a breach by Alpha of Section 5.4(a) did not result in the making of such Alpha Acquisition Proposal, (iii) the Alpha Board determines in good faith, after consultation with Alpha's financial advisors and outside counsel, that such Alpha Acquisition Proposal constitutes or would reasonably be expected to lead to an Alpha Superior Proposal, and (iv) after consultation with Alpha's outside counsel, the Alpha Board determines in good faith that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to the stockholders of Alpha under applicable Law, then Alpha and its Representatives may, subject to clauses (x) and (y) below, (A) furnish information with respect to Alpha and its Subsidiaries to the Person making such Alpha Acquisition Proposal (and its Representatives), and (B) participate in discussions or negotiations with the Person making such Alpha Acquisition Proposal (and its Representatives) regarding such Alpha Acquisition Proposal; provided that (x) Alpha will not, and will instruct its Representatives not to, disclose any non-public information to such Person unless Alpha has, or first enters into, a customary confidentiality agreement with such Person not less restrictive in the aggregate to such Person than the Confidentiality Agreement (provided that such confidentiality agreement shall contain a standstill obligation of similar scope as the standstill obligation contained in the Confidentiality Agreement that will expire no earlier than the later of (1) six months following the execution of such confidentiality agreement and (2) 12 months following the date hereof, which Alpha may waive to the extent reasonably necessary to permit Alpha to engage in activities to the extent permitted or contemplated by and in accordance with this Section 5.4(b) and Section 5.4(d) under the circumstances and under the conditions set forth in this Section 5.4(b) and Section 5.4(d)), and (y) Alpha will promptly provide or make available to Foundation or its Representatives any non-public information concerning Alpha or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Foundation or its Representatives.

(c) From and after the date hereof, Alpha shall promptly (and in any event within 24 hours) notify Foundation in the event that Alpha (including through any of its Subsidiaries or Representatives) receives (i) any Alpha Acquisition Proposal, (ii) any request for non-public information relating to Alpha or any of its Subsidiaries other than requests for information in the ordinary course of business of Alpha or any requests made that are unrelated to an Alpha Acquisition Proposal, or (iii) any request for discussions or negotiations regarding any Alpha Acquisition Proposal.  Alpha shall provide Foundation promptly (and in any event within such 24-hour period) with the identity of such Person and a copy of such Alpha Acquisition Proposal or request (or, where such Alpha Acquisition Proposal or request is not in writing, a description of the material terms and conditions thereof).  Alpha shall keep Foundation reasonably informed (orally or in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Alpha Acquisition Proposal or request (including the material terms and conditions thereof and of any material modification thereto).  Without limiting the foregoing, Alpha shall promptly (and in any event within 24 hours) notify Foundation orally and in writing if it determines to begin providing information or engaging in discussions or negotiations concerning an Alpha Acquisition Proposal pursuant to Section 5.4(b) and shall in no event begin providing such information or engaging in such discussions or negotiations until at least 24 hours after having provided such prior written notice to Foundation.  Alpha shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict Alpha's ability to provide such information to Foundation.

(d) Notwithstanding anything in Section 5.4(a) to the contrary, if (i) Alpha receives a written, bona fide Alpha Acquisition Proposal from a third party that is not in violation of such third party's contractual obligations to Alpha (it being understood that, if such Alpha Acquisition Proposal is made in violation of a standstill undertaking, then Alpha may grant a limited waiver thereunder for purposes of permitting such Alpha Acquisition Proposal not to fail to satisfy the requirement of this clause (i) that such Alpha Acquisition Proposal not be in violation of such third party's contractual obligations, but such waiver shall be made only to the extent necessary to permit Alpha to engage in activities to the extent expressly permitted by and in accordance with Section 5.4(b) and this Section 5.4(d) under the circumstances and under the conditions set forth in Section 5.4(b) and this Section 5.4(d)), (ii) a breach by Alpha of Section 5.4(a) did not result in the making of such Alpha Acquisition Proposal, and (iii) the Alpha Board concludes in good faith, after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Foundation pursuant to clause (B) below, that such Alpha Acquisition Proposal constitutes an Alpha Superior Proposal, the Alpha Board may at any time prior to obtaining the Alpha Stockholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be expected to be a breach of its fiduciary duties to the stockholders of Alpha under applicable Law, (1) effect a Change of Alpha Board Recommendation and/or (2) terminate this Agreement pursuant to Section 7.1(k) and this Section 5.4(d), it being understood that such termination shall not be effective unless, concurrently with such termination, Alpha enters into a written definitive agreement for such Alpha Superior Proposal and Alpha pays to Foundation the Alpha Termination Fee required to be paid under Section 7.3(g); provided, however, that the Alpha Board may not effect such a Change of Alpha Board Recommendation or terminate this Agreement pursuant to Section 7.1(k) and this Section 5.4(d) unless (A) Alpha shall have provided prior written notice to Foundation, at least three Business Days in advance (the "Alpha Notice Period"), of its intention to take such action with respect to such Alpha Superior Proposal, which notice shall specify the material terms and conditions of any such Alpha Superior Proposal (including the identity of the party making such Alpha Superior Proposal) and, in the case of a proposed termination pursuant to Section 7.1(k), shall include a copy of the proposed definitive agreement to be entered into concurrently with and as a condition to such termination, (B) prior to taking such action, Alpha shall, and shall direct its financial and legal advisors to, during such Alpha Notice Period, negotiate with Foundation in good faith (to the extent Foundation desires to negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement so that such Alpha Acquisition Proposal ceases to constitute an Alpha Superior Proposal, and (C) following any negotiation described in the immediately preceding clause (B), such Alpha Acquisition Proposal continues to constitute an Alpha Superior Proposal.  In the event of any revisions to the terms of the Alpha Superior Proposal that are material to such Alpha Superior Proposal after the start of the Alpha Notice Period, Alpha shall be required to deliver a new written notice to Foundation satisfying the requirements of clause (A) of the preceding sentence and to comply with the requirements of this Section 5.4(d) with respect to such new written notice, and the Alpha Notice Period shall be deemed to have re-commenced on the date of such new notice.

(e) Notwithstanding anything in Section 5.4(a) to the contrary, at any time prior to obtaining the Alpha Stockholder Approval, the Alpha Board may effect a Change of Alpha Board Recommendation, if the Alpha Board (i) determines in good faith, after consultation with outside counsel, that the failure to make such Change of Alpha Board Recommendation could reasonably be expected to be a breach of its fiduciary duties to the stockholders of Alpha under applicable Law, and (ii) determines in good faith that the reasons for making such Change of Alpha Board Recommendation are independent of any pending Alpha Acquisition Proposal; provided, however, that the Alpha Board may not effect such a Change of Alpha Board Recommendation pursuant to this Section 5.4(e) unless (A) Alpha shall have provided prior written notice to Foundation, at least three Business Days in advance, of its intention to make such Change of Alpha Board Recommendation, which notice shall specify the material facts and information constituting the basis for such contemplated determination, and (B) prior to effecting such Change of Alpha Board Recommendation, Alpha shall, and shall direct its financial and legal advisors to, during such three Business Day period, negotiate with Foundation in good faith (to the extent Foundation desires to negotiate in good faith) to make such adjustments in the terms and conditions of this Agreement which would allow the Alpha Board not to make such Change of Alpha Board Recommendation consistent with its fiduciary duties.

(f) Alpha agrees that any violations of the restrictions set forth in this Section 5.4 by any of its or its Subsidiaries' Representatives (acting in such capacity), including any violation by a Representative (acting in such capacity) of a direction given to a Representative pursuant to the first sentence of Section 5.4(a) shall be deemed to be a breach of this Agreement (including this Section 5.4) by Alpha.

(g) Nothing contained in this Section 5.4 shall prohibit the Alpha Board from (x) taking and disclosing to the stockholders of Alpha a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (y) making any required disclosure to Alpha's stockholders if in the good faith judgment of the Alpha Board, after consultation with Alpha's outside counsel, failure to make such disclosure would reasonably be expected to violate its obligations under applicable Law; provided that any public disclosure relating or in response to an Alpha Acquisition Proposal other than (A) a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (B) an express rejection of any applicable Alpha Acquisition Proposal, or (C) an express reaffirmation of its recommendation to its stockholders in favor of the Merger, shall be deemed to be a Change of Alpha Board Recommendation for purposes of Section 7.1(i).

(h) For purposes of this Agreement, (i) "Alpha Acquisition Proposal" means any inquiry, offer or proposal made by a Person or group (other than Foundation or any of its Affiliates) at any time after the date hereof relating to a transaction or potential transaction which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets or businesses of, Alpha and its Subsidiaries, or at least 15% of the equity or any class of equity of Alpha or any of its Significant Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) "Alpha Superior Proposal" means any bona fide Alpha Acquisition Proposal (except the references in the definition thereof to "15%" shall be replaced by "more than 50%") made in writing after the date hereof that the Alpha Board has determined in good faith (after consultation with Alpha's financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Alpha

Common Stock than the Merger, taking into account all of the terms and conditions of such Alpha Acquisition Proposal, including all legal, financial, regulatory, likelihood and timing of consummation and other aspects of such Alpha Acquisition Proposal.

Section 5.5 Preparation of SEC Documents; Listing.

(a) As promptly as reasonably practicable following the date of this Agreement, Alpha and Foundation shall prepare and file with the SEC the Joint Proxy Statement, and Foundation shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a proxy statement/prospectus; provided that the parties acknowledge that their goal is to file the Joint Proxy Statement and the Form S-4 within 15 Business Days after the date of this Agreement and that if they do not file Joint Proxy Statement and the Form S-4 within such period, the appropriate senior executive officers of Alpha and Foundation shall discuss the reasons for the failure to meet such goal.  Each of Foundation and Alpha shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Joint Proxy Statement and in the Form S-4.  Each of Alpha and Foundation shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing.  Alpha shall cause the Joint Proxy Statement to be mailed to Alpha's stockholders, and Foundation shall cause the Joint Proxy Statement to be mailed to Foundation's stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.  Foundation shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Surviving Corporation Common Stock in the Merger, and Alpha shall furnish all information concerning Alpha and the holders of Alpha Common Stock as may be reasonably requested in connection with any such action.  No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Alpha or Foundation, as applicable, without the other's prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other the opportunity to review and comment thereon.  Alpha or Foundation, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication from the SEC or any state securities commission.  Alpha and Foundation shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the Joint Proxy Statement or the Form S-4 as promptly as reasonably practicable after receipt thereof.  If at any time prior to the Effective Time any information relating to Alpha or Foundation, or any of their respective Affiliates, officers or directors, should be discovered by Alpha or Foundation which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Alpha and Foundation.

(b) Foundation shall use commercially reasonable efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.  Each of Alpha and Foundation shall use its commercially reasonable efforts to continue the listing of the Alpha Common Stock and the Foundation Common Stock on the NYSE during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of Foundation or Alpha under Section 262 of the DGCL.

Section 5.6 Stockholder Approvals.

(a) Foundation shall, in accordance with applicable Law, the Foundation Certificate of Incorporation and the Foundation Bylaws, call a meeting of its stockholders (the "Foundation Special Meeting") to be held as promptly as reasonably practicable after the Form S-4 becomes effective, for the purpose of obtaining the Foundation Stockholder Approval in connection with this Agreement and the Merger, and shall use its commercially reasonable efforts to cause such meeting to occur as promptly as reasonably practicable after the Form S-4 becomes effective.  Except in the event of a Change of Foundation Board Recommendation specifically permitted by Sections 5.3(d) or 5.3(e), the Joint Proxy Statement shall include the recommendation of the Foundation Board that Foundation's stockholders adopt the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement.  Unless this Agreement is validly terminated by Foundation or Alpha in accordance with its terms pursuant to Article VII and except for disclosing a Change of Foundation Board Recommendation as permitted by the immediately preceding sentence, Foundation shall use its commercially reasonable efforts to obtain from its stockholders the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement as required to consummate the transactions contemplated by this Agreement, including by soliciting proxies in favor of such adoption and taking all other reasonable actions necessary or advisable to secure the vote of the holders of Shares required by applicable Law to obtain such adoption.  Unless this Agreement is validly terminated by Foundation or Alpha in accordance with its terms pursuant to Article VII prior to the date of the Foundation Special Meeting, Foundation shall submit the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement to its stockholders for adoption at the Foundation Special Meeting even if the Foundation Board shall have effected a Change of Foundation Board Recommendation.

(b) Alpha shall, in accordance with applicable Law, the Alpha Certificate of Incorporation and the Alpha Bylaws, call a meeting of its stockholders (the "Alpha Special Meeting") to be held as promptly as reasonably practicable after the Form S-4 becomes effective, for the purpose of obtaining the Alpha Stockholder Approval in connection with this Agreement and the Merger, and shall use its commercially reasonable efforts to cause such meeting to occur as promptly as reasonably practicable after the Form S-4 becomes effective.  Except in the event of a Change of Alpha Board Recommendation specifically permitted by Sections 5.4(d) or 5.4(e), the Joint Proxy Statement shall include the recommendation of the Alpha Board that Alpha's stockholders adopt the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement.  Unless this Agreement is validly terminated by Foundation or Alpha in accordance with its terms pursuant to Article VII and except for disclosing a Change of Alpha Board Recommendation as permitted by the immediately preceding sentence, Alpha shall use its commercially reasonable efforts to obtain from its stockholders the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement as required to consummate the transactions contemplated by this Agreement, including by soliciting proxies in favor of such adoption and taking all other reasonable actions necessary or advisable to secure the vote of the holders of shares of Alpha Common Stock required by applicable Law to obtain such adoption.  Unless this Agreement is validly terminated by Foundation or Alpha in accordance with its terms pursuant to Article VII prior to the date of the Alpha Special Meeting, Alpha shall submit the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement to its stockholders for adoption at the Alpha Special Meeting even if the Alpha Board shall have effected a Change of Alpha Board Recommendation.

(c) Without limiting the foregoing, unless this Agreement is validly terminated by Foundation or Alpha in accordance with its terms pursuant to Article VII, Foundation and Alpha shall coordinate to cause the Foundation Special Meeting and the Alpha Special Meeting, respectively, to occur on the same date and during substantially the same time period.

Section 5.7 Access to Information.

(a) Subject to the Confidentiality Agreement and the restrictions imposed by the HSR Act and applicable Law, from and after the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of Foundation and Alpha will (i) give the other party and its respective Representatives (and their counsel and advisors) reasonable access (during regular business hours upon reasonable notice), consistent with applicable Law, to all employees, offices and other facilities and to all books, Contracts, commitments and records of it and its Subsidiaries and cause it and its Subsidiaries' respective Representatives to provide access to its work papers and such other information as the other party may reasonably request (subject, in the case of work papers, to the execution of customary documentation reasonably requested by auditors), and (ii) permit the other party to make such inspections of Foundation Real Property or Alpha Real Property, as applicable, as the other party may reasonably require (provided that no Phase II environmental investigations or similar testing of ground soil shall be permitted to be conducted), and (iii) cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business, properties and personnel of it and its Subsidiaries as the other party may from time to time reasonably request.  Notwithstanding the foregoing, each party and its respective Representatives shall use all reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise interfere with the prompt and timely discharge by such employees of their normal duties.  Each of Alpha and Foundation shall furnish promptly to the other a copy of each report, schedule and other document filed by it or any of its Subsidiaries during the period from the date hereof to the Effective Time pursuant to the requirements of the federal or state securities Laws, to the extent not publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(b) Information obtained by a party pursuant to Section 5.7(a) shall be subject to the provisions of the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time, whereupon it shall terminate.

(c) Nothing in this Section 5.7 shall require a party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would (i) waive or jeopardize the attorney-client privilege of such party or its Subsidiaries or violate any of their respective contractual obligations to any third party (provided that each such party shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure), or (ii) result in a violation of applicable Law, including the HSR Act.  No investigation pursuant to this Section 5.7 or otherwise shall affect the representations, warranties, or covenants in this Agreement or any of the remedies or conditions to the obligations of the parties hereto.

Section 5.8 Commercially Reasonable Efforts; Consents and Governmental Approvals.

(a) Subject to the terms and conditions of this Agreement (including the last two sentences of this Section 5.8(a)), each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the foregoing, but subject to the last two sentences of this Section 5.8(a), each of Foundation and Alpha agrees to use its commercially reasonable efforts to, in the most expeditious manner practicable, (i) obtain all waivers, consents and approvals from parties to Contracts to which Foundation or any of its Subsidiaries is a party, or to which Alpha or any of its Subsidiaries is a party, as applicable, which are required for the consummation of the transactions contemplated hereby, (ii) obtain all consents, approvals, permits and authorizations that are required to be obtained under any federal, state, local or foreign Law in connection with the transactions contemplated hereby, (iii) prevent the entry, enactment or promulgation of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) lift or rescind any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, and (v) in the event of any Proceeding or investigation relating hereto or to the transactions contemplated hereby, cooperate to defend against it and respond thereto.  Notwithstanding anything herein to the contrary, Alpha need not agree to (including by consent under the next sentence) or make any concessions or undertakings (including agreements to divest or hold separate assets or limit lines of business) if such agreements, concessions or undertakings either (x) would have a material and adverse effect on the benefits Alpha reasonably expects to be derived from the combination of Alpha and Foundation through the Merger or materially limit the conduct of business by the Surviving Corporation, or (y) are not required to permit the consummation of the Merger without material delay.  Foundation shall not, without the prior written consent of Alpha, agree to or make any concessions or undertakings (including agreements to divest or hold separate assets or limit lines of business) pursuant to this Section 5.8.

(b) Each of Foundation and Alpha agrees (i) as promptly as reasonably practicable following the date of this Agreement, to file all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) to use its commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 5.8 (including the last two sentences of Section 5.8(a)), to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, including by requesting early termination thereof.  Each of Alpha and Foundation shall, in connection with the efforts referenced in Section 5.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use all commercially reasonable efforts to (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (2) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (3) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.  For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.8(a) and (b), and subject to the last two sentences of Section 5.8(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, impede or delay the consummation of the transactions contemplated hereby, each of Alpha and Foundation shall, subject to the other provisions of this Section 5.8 (including the last two sentences of Section 5.8(a)), use all commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, impede or delay the consummation of the Merger.  Without limiting any of the other restrictions set forth in this Agreement (including Section 5.1(c) and Section 5.2(c)), neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets or enter into any other transaction if the entering into of a definitive agreement relating to or the consummation of such acquisition or other transaction would be reasonably likely to materially delay the consummation of the transactions contemplated hereby or increase the risk of not obtaining any applicable clearance, approval or waiver from a Governmental Entity charged with the enforcement of any Antitrust Law with respect to the transactions contemplated hereby.

(d) Subject to Section 5.8(c) and the last two sentences of Section 5.8(a), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Alpha and Foundation shall cooperate in all respects with each other and use their respective commercially reasonable efforts to vigorously contest and resist (by negotiation, litigation or otherwise) any such action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 5.9 Indemnification and Insurance.

(a) For a period of at least six years following the Effective Time, the Surviving Corporation's certificate of incorporation and bylaws shall contain provisions no less favorable with respect to exculpation and indemnification of the (as of or prior to the Effective Time) former directors, officers and employees of Foundation than are currently provided in the Foundation Certificate of Incorporation and the Foundation Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each (as of or prior to the Effective Time) officer and director of Foundation or of any Subsidiary of Foundation (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys' fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of Foundation or any of its Subsidiaries, or of another entity if such service was at the request of Foundation, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Corporation is permitted to do so under applicable law and the Foundation Certificate of Incorporation or Foundation Bylaws as at the date hereof.  In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from the Surviving Corporation to the same extent such Persons have the right to advancement of expenses from Foundation as of the date of this Agreement pursuant to the Foundation Certificate of Incorporation and Foundation Bylaws (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) Foundation shall purchase prior to the Effective Time, and, for a period of six years following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid six-year tail policy to the current directors' and officers' liability insurance policies maintained on the date of this Agreement by Foundation for an aggregate cost of no more than $800,000 (exclusive of any premium refund on existing Foundation coverage), which tail policy will cover a period from the Effective Time through and including the date that is six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to the coverage currently provided by the existing policies of Foundation (complete and accurate copies of which shall have been made available to Alpha before such purchase).

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Alpha shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 (i) shall survive the consummation of the Merger and, from and after (but not before) the Effective Time, is intended to benefit, and shall be enforceable by, any Indemnified Party and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 5.10 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all existing employment and severance agreements between Foundation or any of its Subsidiaries and any officer, director or employee of Foundation or any of its Subsidiaries and all other Foundation Plans, provided that, subject to the requirements of Section 5.10(b), this sentence shall not be construed as a limitation on the right of the Surviving Corporation to amend or terminate any such Foundation Plans to the extent permitted by the terms of the Foundation Plans.

(b) The Surviving Corporation shall, for the period commencing at the Effective Time and ending on the later to occur of (i) the first anniversary thereof, and (ii) December 31, 2010, provide to each individual employed by Foundation at the Effective Time, other than individuals covered by a collective bargaining agreement (the "Current Employees") (other than Current Employees who have entered into or will enter into at or prior to the Effective Time an individual employment agreement with Foundation or any of its Subsidiaries) compensation opportunities and employee benefits that are substantially comparable, in the aggregate, to the compensation opportunities and employee benefits provided by Foundation or its Subsidiaries, as applicable, immediately prior to the Effective Time; provided, however, that nothing in this Section 5.10 shall interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable Law or prevent the amendment or termination of any Foundation Plan.  Nothing in this Section 5.10 shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Current Employee at any time.

(c) The Surviving Corporation shall cause service rendered by Current Employees of Foundation and its Subsidiaries prior to the Effective Time to be taken into account (for all purposes of eligibility and vesting) under employee benefit plans of the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Foundation Plans for those purposes.  For the avoidance of doubt, nothing in this Section 5.10(c) shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate existing Foundation Plans or adopt new employee benefit plans.  No Current Employee shall be subject to any pre-existing condition limitation under any health plan of the Surviving Corporation or its Subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Foundation Plan in which he or she participated prior to the Effective Time.  The Surviving Corporation and its Subsidiaries shall give effect, for the fiscal year in which the Effective Time occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees prior to the Effective Time.

(d) This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10 or is intended to be an amendment to any Foundation Plan.

Section 5.11 Takeover Laws.

(a) Foundation shall, upon the request of Alpha, (i) take all necessary steps to exclude the Merger and any other transaction contemplated hereby from the applicability of any

Takeover Laws, and (ii) assist in any challenge by Alpha to the validity, or the applicability to the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

(b) Alpha shall, upon the request of Foundation, (i) take all necessary steps to exclude the Merger and any other transaction contemplated hereby from the applicability of any Takeover Laws, and (ii) assist in any challenge by Foundation to the validity, or the applicability to the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

Section 5.12 Notification of Certain Matters.

(a) Foundation shall give prompt notice to Alpha, and Alpha shall give prompt notice to Foundation, upon obtaining knowledge of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Sections 6.1, 6.2 and 6.3 impossible or unlikely.  The delivery of any notice pursuant to this Section 5.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or otherwise affect the remedies available hereunder to any party receiving such notice.  This Section 5.12 shall not constitute an obligation, covenant or agreement for purposes of Section 6.2(b), 6.3(b), 7.1(f) or 7.1(g).

(b) Each of Foundation and Alpha shall use its commercially reasonable efforts to keep the other informed, on a current basis, of any events, discussions, notices or changes with respect to any material Proceeding or investigation involving Foundation or any of its Subsidiaries or Alpha or any of its Subsidiaries.

Section 5.13 Treatment of Certain Notes.

(a) Subject to the conditions set forth in this Section 5.13, Alpha may, in its sole discretion, solicit the consent (such solicitation, the "Consent Solicitation") of holders of Foundation PA Subsidiary's 7.25% Senior Notes due 2014 (collectively, the "Notes") to amend, eliminate or waive the provisions of the Notes set forth in Section 5.13 of the Alpha Disclosure Schedule, any guarantees thereon and the related indenture (the "Indenture Amendments").  Any consideration payable to the holders of the Notes in connection with the Consent Solicitation shall be established and funded by Alpha and paid to applicable holders of the Notes as and when set forth in the Consent Solicitation Statement.  The Consent Solicitation shall be made pursuant to a consent solicitation statement, related consent letter and other related documents prepared by Alpha, in form and substance reasonably satisfactory to Alpha and Foundation (collectively, the "Consent Solicitation Statement").  The closing of the Consent Solicitation shall be expressly conditioned on the completion of the Merger, and Alpha shall not waive, and shall not permit any party to the Consent Solicitation to waive, such condition in connection with the Consent Solicitation.  Notwithstanding anything in this Agreement to the contrary, (i) Alpha's obligation to effect the Merger on the Closing Date in accordance with Section 1.2 is not contingent or conditioned on consummation of the Consent Solicitation or effectiveness or operation of the Indenture Amendments, (ii) no Indenture Amendment shall be necessary or required to permit, or shall become operative prior to, completion of the Merger, and (iii) the

Consent Solicitation, including any consideration payable in connection therewith, shall not involve or be deemed to involve an offering of securities by Alpha, Foundation or any of their respective Subsidiaries or Affiliates.  The Consent Solicitation shall be conducted in compliance in all material respects with applicable Laws, and any such compliance shall not constitute or be deemed a breach of this Agreement.  Foundation shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, use commercially reasonable efforts to provide cooperation and assistance reasonably requested by Alpha in connection with the Consent Solicitation, including (w) facilitating access to the trustee (the "Trustee") under the indenture governing the Notes (the "Indenture") and, if required by the Trustee, authorizing and instructing the Trustee to cooperate with Alpha in connection with the Consent Solicitation; (x) providing a list of the holders of the Notes as of a date or dates reasonably requested by Alpha; (y) making its employees and other Representatives (including accountants) reasonably available to Alpha to assist Alpha in preparing a Consent Solicitation Statement of a form and type, and containing such information, as is customary for consent solicitations that are similar to the Consent Solicitation; provided that Foundation's accountants shall not be required to provide any comfort letter with respect to such Consent Solicitation Statement; and (z) if required by DTC, facilitating the eligibility of the Consent Solicitation for DTC's ATOP System.

(b) Notwithstanding the foregoing, Foundation and Alpha acknowledge and agree that nothing in this Agreement shall (i) require Foundation or any of its Subsidiaries or any of their respective officers, directors, employees or Affiliates to (x) enter into or execute any certificate or other document in connection with the Consent Solicitation (other than as reasonably requested by Alpha in connection with (A) any supplemental indenture implementing the Indenture Amendments described in the Consent Solicitation Statement; provided that any such supplemental indenture shall not become operative prior to consummation of the Merger and Foundation shall have received evidence reasonably satisfactory to it that the conditions to signing such supplemental indenture (including that the requisite consents under the Indenture shall have been received) have been properly satisfied or waived (the "Supplemental Indenture") or (B) any legal opinion required by the Indenture or requested by the Trustee to be delivered by counsel to Alpha or any of its Subsidiaries in connection with the Consent Solicitation), (y) adopt any board resolutions with respect to the Consent Solicitation (other than board resolutions authorizing Foundation to execute the Supplemental Indenture and establishing a record date for the Consent Solicitation as reasonably requested by Alpha and such other board resolutions as Alpha may reasonably request (but only if such other board resolutions so requested by Alpha are also required by the Trustee and in form and substance reasonably acceptable to Foundation)), or (z) obtain any rating agency confirmations or approvals; (ii) require counsel to Foundation or any of its Subsidiaries to deliver any legal opinion in connection with the Consent Solicitation, unless the Trustee requires counsel to Foundation or any of its Subsidiaries to deliver any legal opinion in connection with the Consent Solicitation in lieu of a legal opinion from Alpha or any of its Subsidiaries; or (iii) require Foundation or any of its Subsidiaries or any of their respective officers, directors, employees, counsel or advisors, to make any representation or warranty, incur any liability or provide for any indemnification or expense reimbursement in connection with the Consent Solicitation (other than as reasonably requested by Alpha (and only if required by the Trustee and in form and substance reasonably acceptable to Foundation) pursuant to any Supplemental Indenture).

(c) Alpha hereby agrees and acknowledges that Foundation and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Consent Solicitation, and that Alpha shall indemnify and hold harmless Foundation, its Affiliates and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Consent Solicitation and any information utilized in connection therewith, except for losses arising out of, or as a result of, information provided by Foundation, its Affiliates or its Representatives specifically for use in connection with the Consent Solicitation or Foundation's, its Affiliates' or its Representatives' gross negligence or willful misconduct.  Alpha shall promptly, upon request by Foundation, reimburse Foundation for all reasonable out-of-pocket third party costs incurred by Foundation or any of its Subsidiaries in connection with this Section 5.13.

Section 5.14 Financing Facility.

(a) Subject to Section 5.14(c) and Section 5.14(d), upon the request of Alpha, Foundation will use its commercially reasonable efforts (which shall not include efforts regarding any offering of securities) to cooperate with Alpha to (i) arrange and obtain a new revolving credit facility for the Surviving Corporation (the "Financing Facility") on terms and conditions reasonably satisfactory to Alpha; (ii) enter into and to cause each of the Subsidiaries of Foundation to enter into definitive agreements with respect to the Financing Facility on terms and conditions reasonably satisfactory to Alpha (provided that the effectiveness of such definitive agreements be conditioned on the closing of the Financing Facility); (iii) satisfy as promptly as reasonably practicable all conditions applicable to it in such definitive agreements as of the Effective Time; and (iv) obtain a disbursement under the Financing Facility of an amount reasonably determined by Alpha (which disbursement shall not be made prior to the Effective Time).  If either party to this Agreement becomes aware that the Financing Facility will not be available at or prior to the Effective Time, then such party shall promptly notify the other party to this Agreement.  The closing of the Financing Facility shall be expressly conditioned on the completion of the Merger.

(b) Subject to Section 5.14(c) and Section 5.14(d), upon the request of Alpha, Foundation shall use its commercially reasonable efforts (which shall not include efforts regarding any offering of securities) to provide, and to cause its Subsidiaries and the directors, officers, employees, consultants, advisors, legal counsel, accountants and other agents of Foundation and each of its Subsidiaries to provide, all cooperation reasonably necessary to obtain the Financing Facility as may reasonably be requested by Alpha, including, without limitation, (i) making its personnel reasonably available to participate in meetings, drafting sessions, due diligence sessions and other presentations, including presentations with prospective lenders and with rating agencies; (ii) furnishing to prospective lenders and their representatives and Alpha as promptly as reasonably practicable all historical, projected and pro forma financial statements and other historical, projected and pro forma financial information, business plans, budgets and other reasonably pertinent data and information that is in Foundation's possession (or obtainable without unreasonable expense) and reasonably requested by Alpha; (iii) making its personnel reasonably available to participate in the marketing presentations and other marketing efforts for any portion of the Financing Facility and assisting in the timely preparation of bank information memoranda, presentations and similar documents and of material for rating agency presentations; (iv) using commercially reasonable efforts to satisfy the conditions set forth in the definitive agreements with respect to the Financing Facility, including to obtain and provide opinions of counsel, corporate approvals of the transactions contemplated by the Financing Facility and certifications with respect to such approvals as may reasonably be required by the prospective lenders and their representatives, in form and substance reasonably satisfactory to the prospective lenders and their representatives; and (v) taking such commercially reasonable actions and providing such information and assistance as may be reasonably requested in connection with creating Liens upon or pledging collateral to secure the Financing Facility.

(c) Alpha hereby agrees and acknowledges that its obligation to effect the Merger on the Closing Date in accordance with Section 1.2 is not contingent or conditioned on obtaining or closing upon the Financing Facility or receiving any disbursement thereunder and that no breach, other than a willful and material breach, by Foundation of, or other failure, other than a willful and material failure, of Foundation to comply with, any provision of this Section 5.14 shall constitute a breach or non-performance of a representation, warranty, obligation, covenant or agreement of Foundation for purposes of Section 6.2(a), Section 6.2(b), Section 7.1(f) or Section 7.1(g).

(d) Alpha hereby agrees and acknowledges that Foundation and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Financing Facility, and that Alpha shall indemnify and hold harmless Foundation, its Affiliates and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing Facility and any information utilized in connection therewith, except for losses arising out of, or as a result of, information provided by Foundation, its Affiliates or its Representatives specifically for use in connection with the Financing Facility or Foundation's, its Affiliates' or its Representatives' gross negligence or willful misconduct.  Alpha shall promptly, upon request by Foundation, reimburse Foundation for all reasonable out-of-pocket third party costs incurred by Foundation or any of its Subsidiaries in connection with this Section 5.14.

Section 5.15 Foundation Loan Agreement Amendment.

(a) Subject to Section 5.15(b) and Section 5.15(c), upon the request of Alpha, Foundation will use its commercially reasonable efforts to cooperate with Alpha to (i) obtain the execution by the Required Lenders (as defined in the Foundation Loan Agreement) of the Foundation Loan Agreement Amendment (including such changes or modifications as Alpha may reasonably request); (ii) enter into all required documentation with respect to the Foundation Loan Agreement Amendment on terms and conditions reasonably satisfactory to Alpha; and (iii) satisfy as promptly as reasonably practicable all conditions applicable to it in the Foundation Loan Agreement Amendment prior to the Closing.  The effectiveness of the Foundation Loan Agreement Amendment shall be expressly conditioned on the completion of the Merger.

(b) Alpha hereby agrees and acknowledges that its obligation to effect the Merger on the Closing Date in accordance with Section 1.2 is not contingent or conditioned on obtaining the execution by the Required Lenders (as defined in the Foundation Loan Agreement) of the Foundation Loan Agreement Amendment or the effectiveness of the Foundation Loan Agreement Amendment and that no failure of Foundation to provide opinions of counsel upon the request of Alpha pursuant to Section 5.15(a) shall constitute a breach or non-performance of a representation, warranty, obligation, covenant or agreement of Foundation for purposes of Section 6.2(a), Section 6.2(b), Section 7.1(f) or Section 7.1(g).

(c) Alpha hereby agrees and acknowledges that Foundation and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Foundation Loan Agreement Amendment, and that Alpha shall indemnify and hold harmless Foundation, its Affiliates and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Foundation Loan Agreement Amendment and any information utilized in connection therewith, except for losses arising out of, or as a result of, information provided by Foundation, its Affiliates or its Representatives specifically for use in connection with the Loan Agreement Amendment or Foundation's, its Affiliates' or its Representatives' gross negligence or willful misconduct.  Alpha shall promptly, upon request by Foundation, reimburse Foundation for all reasonable out-of-pocket third party costs incurred by Foundation or any of its Subsidiaries in connection with this Section 5.15.

Section 5.16 Subsequent Filings.

(a) Until the Effective Time, Foundation and its Subsidiaries will timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by Foundation and its Subsidiaries under the Exchange Act.

(b) Until the Effective Time, Alpha will timely file or furnish with or to the SEC each form, report and other document required to be filed or furnished (as applicable) by the Alpha under the Exchange Act.

Section 5.17 Press Releases.

Each of Foundation and Alpha agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Foundation and Alpha, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Law, including the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time (which shall in no event exceed 24 hours) to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.  Notwithstanding the foregoing, each of Foundation and Alpha may make any disclosures which are consistent with prior public releases or announcements made in accordance with this Section

5.17.  Nothing in this Section 5.17 shall limit any rights or remedies of any party under Section 5.3 or 5.4.

Section 5.18 Stockholder Litigation.

(a) Foundation shall give Alpha the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder Proceeding against Foundation or any of its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement or compromise shall be agreed to by or on behalf of Foundation or any of its Subsidiaries without Alpha's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Alpha shall give Foundation the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder Proceeding against Alpha or any of its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement or compromise shall be agreed to by or on behalf of Alpha or any of its Subsidiaries without Foundation's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.19 No Control of Other Party's Business.

Nothing contained in this Agreement shall give Alpha, directly or indirectly, the right to control or direct Foundation's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give Foundation, directly or indirectly, the right to control or direct Alpha's or its Subsidiaries' operations prior to the Effective Time.  Prior to the Effective Time, each of Foundation and Alpha shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

Section 5.20 Maryland Office.

For at least 18 months following the Closing Date, the Surviving Corporation shall maintain the current offices of Foundation at the location of Foundation's current headquarters in Linthicum Heights, Maryland.

Section 5.21 Enhanced Severance Plans.

(a) Foundation shall be entitled to adopt, prior to the Effective Time, an enhanced severance plan in accordance with the terms set forth in Section 5.21(a) of the Foundation Disclosure Schedule (the "Foundation Enhanced Severance Plan").  Notwithstanding anything contained herein to the contrary, Alpha shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2010, to provide to each Current Employee the severance benefits set forth in the Foundation Enhanced Severance Plan.

(b) Alpha shall be entitled to adopt, prior to the Effective Time, a severance plan and an enhanced severance plan in accordance with the terms set forth in Section 5.21(b) of the Alpha Disclosure Schedule that provide substantially similar levels of benefit to similarly situated Alpha employees as the levels of benefit available to Current Employees through participation in Foundation Salaried and Non-Represented Hourly Severance Plan, dated July 30, 2004, and the Foundation Enhanced Severance Plan (such Alpha plans, the "Alpha Severance Plan" and the "Alpha Enhanced Severance Plan").

Section 5.22 Section 16 Matters.

Prior to the Effective Time, each of Alpha and Foundation shall use its commercially reasonable efforts to cause any dispositions of Shares (including derivative securities with respect to Shares) or dispositions of shares of Alpha Common Stock (including derivative securities with respect to shares of Alpha Common Stock) or acquisitions of shares of Surviving Corporation Common Stock (including derivative securities with respect to shares of Surviving Corporation Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger.

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals.  The Foundation Stockholder Approval and the Alpha Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality.  No order, injunction, decree or other legal restraint issued by any Governmental Entity of competent jurisdiction or other Law, rule or legal restraint shall be in effect preventing, restraining or rendering illegal the consummation of any of the transactions contemplated by this Agreement.  No Governmental Entity shall have commenced and not withdrawn any Proceeding seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by this Agreement.

(c) HSR Clearance.  The waiting period under the HSR Act applicable to the Merger shall have expired or early termination thereof shall have been granted.

(d) NYSE Listing.  The shares of Surviving Corporation Common Stock to be issued (i) upon consummation of the Merger and (ii) upon the exercise of New Options or Alpha Equity Awards or vesting of Surviving Corporation restricted stock units granted pursuant to

Section 2.3 shall, in each case, have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligations of Alpha.

The obligation of Alpha to effect the Merger is also subject to the satisfaction, or waiver by Alpha, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of Foundation.  (i) The representations and warranties of Foundation set forth in Sections 3.3, 3.6(b), 3.22, 3.23, 3.24 and 3.25 shall be true and correct in all respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) the representations and warranties of Foundation set forth in Sections 3.2(a), 3.2(b) and 3.2(c) shall be true and correct in all but de minimis respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), and (iii) the other representations and warranties of Foundation set forth in Article III shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Foundation Material Adverse Effect," "in all material respects," "material" or similar terms) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) except, in the case of this clause (iii), where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Foundation Material Adverse Effect.

(b) Performance of Obligations of Foundation.  Foundation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers Certificate.  Alpha shall have received a certificate signed on behalf of Foundation by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Tax Opinion.  Alpha shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Alpha, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Foundation and Alpha as provided in Section 2.6.

Section 6.3 Conditions to Obligations of Foundation.

The obligation of Foundation to effect the Merger is also subject to the satisfaction or waiver by Foundation at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties of Alpha.  (i) The representations and warranties of Alpha set forth in Sections 4.3, 4.6(b), 4.22, 4.23, 4.24, 4.25 and 4.26 shall be true and correct in all respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) the representations and warranties of Alpha set forth in Sections 4.2(a), 4.2(b) and 4.2(c) shall be true and correct in all but de minimis respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), and (iii) the other representations and warranties of Alpha set forth in Article IV shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Alpha Material Adverse Effect," "in all material respects," "material" or similar terms) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) except, in the case of this clause (iii), where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.

(b) Performance of Obligations of Alpha.  Alpha shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers Certificate.  Foundation shall have received a certificate signed on behalf of Alpha by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d) Tax Opinion.  Foundation shall have received the opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Foundation, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Foundation and Alpha as provided in Section 2.6.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.1 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding that the Foundation Stockholder Approval and/or the Alpha Stockholder Approval may have been obtained) prior to the Effective Time:

(a) by mutual written consent of Foundation and Alpha;

(b) by either Foundation or Alpha, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, or ruling shall have become final and non-appealable; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if such party has breached any of its obligations under Section 5.8;

(c) by either Foundation or Alpha, if the Merger shall not have been consummated on or before the Outside Date; provided that the right to terminate pursuant to this Section 7.1(c) shall not be available (i) to any party whose failure to perform or comply in all material respects with the covenants and agreements of such Person set forth in this Agreement shall have contributed to the failure of the Closing to occur by such date, (ii) to Foundation, if the Foundation Special Meeting shall not have been held before the Outside Date, or (iii) to Alpha, if the Alpha Special Meeting shall not have been held before the Outside Date;

(d) by either Foundation or Alpha, if the Foundation Special Meeting shall have been convened and a vote with respect to the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been taken thereat (or at any adjournment or postponement thereof) and the Foundation Stockholder Approval shall not have been obtained;

(e) by either Foundation or Alpha, if the Alpha Special Meeting shall have been convened and a vote with respect to the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been taken thereat (or at any adjournment or postponement thereof) and the Alpha Stockholder Approval shall not have been obtained;

(f) by Foundation, if there shall have been a breach by Alpha of any of its covenants, agreements, representations or warranties set forth in this Agreement (except the covenants set forth in Section 5.4 or 5.6(b), to the extent termination due to breach of such covenants is available under Section 7.1(i)) which breach, either individually or in the aggregate, would result, if occurring or continuing at the Effective Time, in the failure of the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Alpha, or which by its nature cannot be cured within such time period; provided that Foundation shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Foundation is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by Alpha, if there shall have been a breach by Foundation of any of its covenants, agreements, representations or warranties set forth in this Agreement (except the covenants set forth in Section 5.3 or 5.6(a), to the extent termination due to breach of such covenants is available under Section 7.1(h)), which breach, either individually or in the aggregate, would result, if occurring or continuing at the Effective Time, in the failure of the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Foundation, or which by its nature cannot be cured within such time period; provided that Alpha shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Alpha is then in material breach of any of its covenants or agreements contained in this Agreement;

(h) by Alpha, prior to obtaining the Foundation Stockholder Approval, (i) if (A) a Change of Foundation Board Recommendation shall have occurred, or (B) Foundation shall have failed to include the Foundation Board Recommendation in the Joint Proxy Statement distributed to its stockholders, (ii) Foundation shall have materially breached its obligations under the first two sentences of Section 5.3(a) or any provision of Sections 5.3(b), 5.3(d), 5.3(e) or 5.6(a) (excluding, in each case, inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach or failure from Alpha), (iii) during the three Business Days following receipt by Alpha of the written notice from Foundation informing Alpha of Foundation's intention to effect a Change of Foundation Board Recommendation or termination pursuant to Section 5.3(d) or a Change of Foundation Board Recommendation pursuant to Section 5.3(e), as applicable, (iv) the Foundation Board shall have adopted a formal resolution approving or recommending to the stockholders of Foundation a Foundation Acquisition Proposal or publicly announced that a Foundation Acquisition Proposal constitutes a Foundation Superior Proposal or Foundation shall have publicly announced its intention to recommend or enter into any agreement providing for a Foundation Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.3(b)), or (v) a tender offer or exchange offer that would, if consummated, constitute a Foundation Acquisition Proposal shall have been commenced by a Person unaffiliated with Alpha, and Foundation shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 Business Days after such tender offer or exchange offer is first published, sent or given, a statement recommending that stockholders reject such tender or exchange offer;

(i) by Foundation, prior to obtaining the Alpha Stockholder Approval, (i) if (A) a Change of Alpha Board Recommendation shall have occurred, or (B) Alpha shall have failed to include the Alpha Board Recommendation in the Joint Proxy Statement distributed to its stockholders, (ii) Alpha shall have materially breached its obligations under the first two sentences of Section 5.4(a) or any provision of Sections 5.4(b), 5.4(d), 5.4(e) or 5.6(b) (excluding, in each case, inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach or failure from Foundation), (iii) during the three Business Days following receipt by Foundation of the written notice from Alpha informing Foundation of Alpha's intention to effect a Change of Alpha Board Recommendation or termination pursuant to Section 5.4(d) or a Change of Alpha Board Recommendation pursuant to Section 5.4(e), as applicable, (iv) the Alpha Board shall have adopted a formal resolution approving or recommending to the stockholders of Alpha an Alpha Acquisition Proposal or publicly announced that an Alpha Acquisition Proposal constitutes an Alpha Superior Proposal or Alpha shall have publicly announced its intention to recommend or enter into any agreement providing for an Alpha Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.4(b)), or (v) a tender offer or exchange offer that would, if consummated, constitute an Alpha Acquisition Proposal shall have been commenced by a Person unaffiliated with Foundation, and Alpha shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 Business Days after such tender offer or exchange offer is first published, sent or given, a statement recommending that stockholders reject such tender or exchange offer;

(j) by Foundation, prior to obtaining the Foundation Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.3(d), including the entrance into a written definitive agreement for a Foundation Superior Proposal and payment of the Foundation Termination Fee required to be paid pursuant to Section 7.3(f) concurrently with and as a condition to the effectiveness of such termination; and

(k) by Alpha, prior to obtaining the Alpha Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.4(d), including the entrance into a written definitive agreement for an Alpha Superior Proposal and payment of the Alpha Termination Fee required to be paid pursuant to Section 7.3(g) concurrently with and as a condition to the effectiveness of such termination.

The party desiring to terminate this Agreement pursuant to any of clauses (b) through (k) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2 Effect of Termination.

If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.7(b), Section 5.13(c), Section 5.14(d), Section 5.15(c), this Section 7.2, Section 7.3, Section 7.4 and Section 7.5 and Article VIII,

which provisions shall survive such termination; provided, however, no such termination shall relieve or release any party from any liabilities or damages resulting from any material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Whether or not the Merger is consummated, except as otherwise specifically provided herein (including the reimbursement of expenses and other obligations of Alpha set forth in Section 5.13(c), Section 5.14(d) and Section 5.15(c)), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) If (i) at any time after the date of this Agreement a Foundation Acquisition Proposal shall have been made directly to the stockholders of Foundation or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make a Foundation Acquisition Proposal, and, in each case, such Foundation Acquisition Proposal has not been publicly withdrawn at the time of the event giving rise to termination of this Agreement as described in clause (ii) below, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by Alpha or Foundation pursuant to Section 7.1(c) or Section 7.1(d) or by Alpha pursuant to Section 7.1(g), and (iii) either (A) on or before the date that is twelve months after the date of such termination described in clause (ii) above, Foundation consummates any Foundation Acquisition Proposal (whether or not the same Foundation Acquisition Proposal described in clause (i)) or (B) both (1) on or before the date that is twelve months after the date of such termination described in clause (ii) above, Foundation enters into a definitive agreement in respect of any Foundation Acquisition Proposal (whether or not the same Foundation Acquisition Proposal described in clause (i)) and (2) any Foundation Acquisition Proposal is consummated within the one-year period following such entry into a definitive agreement (whether or not the same Foundation Acquisition Proposal described in clause (i) or in clause (iii)(B)(1)), then Foundation shall pay to Alpha, the Foundation Termination Fee on the date of, and as a condition to, the consummation of such Foundation Acquisition Proposal described in clause (iii)(A) or (iii)(B)(2); provided that for purposes of only this Section 7.3(b), the term "Foundation Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(h), except that the references therein to "15%" shall be deemed to be references to "more than 50%."

(c) If Alpha terminates this Agreement pursuant to Section 7.1(h), then Foundation shall pay to Alpha, as promptly as reasonably practicable (and in any event within two Business Days) after such termination, the Foundation Termination Fee.

(d) If Foundation terminates this Agreement pursuant to Section 7.1(i), then Alpha shall pay to Foundation, as promptly as reasonably practicable (and in any event within two Business Days) after such termination, the Alpha Termination Fee.

(e) If (i) at any time after the date of this Agreement an Alpha Acquisition Proposal shall have been made directly to the stockholders of Alpha or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make an Alpha Acquisition Proposal, and, in each case, such Alpha Acquisition Proposal has not been publicly withdrawn at the time of the event giving rise to termination of this Agreement as described in clause (ii) below, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by Alpha or Foundation pursuant to Section 7.1(c) or Section 7.1(e) or by Foundation pursuant to Section 7.1(f), and (iii) either (A) on or before the date that is twelve months after the date of such termination described in clause (ii) above, Alpha consummates any Alpha Acquisition Proposal (whether or not the same Alpha Acquisition Proposal described in clause (i)) or (B) both (1) on or before the date that is twelve months after the date of such termination described in clause (ii) above, Alpha enters into a definitive agreement in respect of any Alpha Acquisition Proposal (whether or not the same Alpha Acquisition Proposal described in clause (i)) and (2) any Alpha Acquisition Proposal is consummated within the one-year period following such entry into a definitive agreement (whether or not the same Alpha Acquisition Proposal described in clause (i) or in clause (iii)(B)(1)), then Alpha shall pay to Foundation the Alpha Termination Fee on the date of, and as a condition to, the consummation of such Alpha Acquisition Proposal described in clause (iii)(A) or (iii)(B)(2); provided that for purposes only of this Section 7.3(e), the term "Alpha Acquisition Proposal" shall have the meaning assigned to such term in Section 5.4(h), except that the references therein to "15%" shall be deemed to be references to "more than 50%."

(f) If Foundation terminates this Agreement pursuant to Section 7.1(j), then Foundation shall pay to Alpha, simultaneously with, and as a condition to the effectiveness of, such termination, the Foundation Termination Fee.

(g) If Alpha terminates this Agreement pursuant to Section 7.1(k), then Alpha shall pay to Foundation, simultaneously with, and as a condition to the effectiveness of, such termination, the Alpha Termination Fee.

(h) For purposes of this Agreement, (i) "Alpha Termination Fee" means an amount in cash equal to $75,400,000, and (ii) "Foundation Termination Fee" means an amount in cash equal to $53,100,000.  The Foundation Termination Fee or Alpha Termination Fee, as applicable, shall be paid (when due and owing) by Foundation to Alpha, or by Alpha to Foundation, as the case may be, by wire transfer of immediately available funds to the account designated in writing by the relevant payee.

(i) Each of Foundation and Alpha acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement.  In the event that Foundation shall fail to pay the Foundation Termination Fee (or any portion thereof) when due, or Alpha shall fail to pay the Alpha Termination Fee (or any portion thereof) when due, Foundation or Alpha, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party

(including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.3, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(j) In no event shall Foundation be required to pay the Foundation Termination Fee on more than one occasion and in no event shall Alpha be required to pay the Alpha Termination Fee on more than one occasion.

Section 7.4 Amendment.

To the extent permitted by applicable Law, this Agreement may be amended by Foundation and Alpha, at any time before or after the Foundation Stockholder Approval and the Alpha Stockholder Approval but, after such adoption of the Foundation Stockholder Approval and Alpha Stockholder Approval, no amendment shall be made which decreases the Foundation Merger Consideration or the Alpha Merger Consideration or which adversely affects the rights of Foundation's stockholders or Alpha's stockholders hereunder without the approval of the stockholders of Foundation or Alpha, as the case may be.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver; Remedies.

(a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance by any other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which such waiver or extension is to be enforced.

(b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Representations and Warranties.

The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.  Each covenant or agreement of the parties in this

Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, including Sections 1.4, 5.9, 5.10, 5.20 and 5.21, which shall survive until fully performed.

Section 8.2 Entire Agreement Assignment.

This Agreement, together with the Foundation Disclosure Schedule, the Alpha Disclosure Schedule, and the Confidentiality Agreement and the exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof.  The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties.

Section 8.3 Jurisdiction; Venue.

Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or if jurisdiction in such court is not available, any court of the United States located in the Borough of Manhattan in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the Borough of Manhattan in the State of New York.

Section 8.4 Validity; Specific Performance.

(a) If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(b) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.5 Notices.

All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by recognized overnight courier service, as follows:

if to Alpha:

Alpha Natural Resources, Inc.
P.O. Box 2345
Abingdon, Virginia 24212
Attention:              Vaughn R. Groves
Vice President and General Counsel
Facsimile:               (276) 628-3116

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:              Ethan A. Klingsberg
Jeffrey S. Lewis
Facsimile:              (212) 225-3999

if to Foundation:

Foundation Coal Holdings, Inc.
999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090
Attention:              Greg A. Walker
Senior Vice President, General Counsel and Secretary
Facsimile:               (410) 689-7921

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Attention:              Mark C. Smith
Allison R. Schneirov
Facsimile:               (212) 735-2000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

Section 8.7 Descriptive Headings.

The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.8 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (i) Section 5.13(c), Section 5.14(d) and Section 5.15(c) (which are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons); (ii) from and after (and at no time before) the Effective Time:  (A) the provisions of Article II providing for the delivery of Foundation Merger Consideration shall be for the benefit of and enforceable by the holders of Foundation Common Stock at the Effective Time and (B) the provisions of Section 2.3 shall be for the benefit of and enforceable by the holders of Foundation Stock Options, restricted Shares, Foundation Restricted Stock Units and Foundation Cash Units at the Effective Time and (iii) from and after (and at no time before) the Effective Time, the provisions set forth in Section 5.9 of this Agreement shall be for the benefit of and enforceable by the Indemnified Parties in accordance with Section 5.9(e).  Without creating any third party beneficiary rights whatsoever, after the termination of this Agreement without the Effective Time having occurred, Foundation may, on behalf of the stockholders of Foundation as a group, pursue damages exclusively pursuant and subject to the proviso to Section 7.2 and such damages, if any, shall be determined based on the damages to the stockholders of Foundation as a group.

Section 8.9 Interpretation.

When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word "or" shall not be exclusive.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 8.10 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.11 Certain Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

"Administrative Agent" means Citicorp North America, Inc., in its capacity as administrative agent for the Lenders and as agent for the Secured Parties (each as defined in the Foundation Loan Agreement).

"Affiliate" has the meaning given to such terms in Rule 12b-2 under the Exchange Act.

"Alpha Material Adverse Effect" means any change, effect, event or occurrence that is materially adverse to (i) the assets and liabilities (taken as a whole), business, financial condition or results of operations of Alpha and its Subsidiaries, taken as a whole, or (ii) the ability of Alpha to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, changes, effects, events or occurrences shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, an Alpha Material Adverse Effect to the extent resulting from (1) general changes after the date hereof in general economic conditions or in the industries in which Alpha and its Subsidiaries operate; (2) changes in Law of general applicability or interpretations thereof by Governmental Entities or changes in generally accepted accounting principles or in accounting standards; (3) the execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to this Agreement or the transactions contemplated by this Agreement (provided that this clause (3) shall not affect the representations set forth in Sections 4.3, 4.4(a), 4.4(b), 4.10, 4.22 or 4.23 of this Agreement or the provision that such representations be true and correct in accordance with the terms of Section 6.3(a) and performance of Section 5.2 shall not be covered by this clause (3)); (4) acts of war or terrorism (or the escalation of the foregoing); (5) a decrease in the market price or volume of shares of Alpha Common Stock in and of itself (and not the underlying causes thereof); and (6) the fact, in and of itself (and not the underlying causes thereof) that Alpha or its Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions, except to the extent, in the case of clauses (1), (2) and (4), such change, effect, event or occurrence has a disproportionate effect on Alpha and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which Alpha and its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account for purposes of determining if an Alpha Material Adverse Effect has occurred).

"Alpha Plan" means each "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by Alpha or any of its Subsidiaries or to which Alpha or any of its Subsidiaries has any obligation to contribute, or with respect to which Alpha or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Alpha or any of its Subsidiaries or to any beneficiary or dependant thereof; provided that "multiemployer plans" (within the meaning of Section 4001(a)(3) of ERISA), standard-form employment agreements outside the United States with notice periods of 180 days or less, and plans, programs, policies, or agreements required to be maintained by applicable Law shall not be considered Alpha Plans.

"beneficial ownership" has the meaning given to such term in Rule 13d-3 under the Exchange Act.  Phrases such as "beneficially own" or "own beneficially" have correlative meanings.

"Business Day" has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

"Confidentiality Agreement" means the confidentiality agreement dated June 3, 2008 by and between Foundation and Alpha.

"Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign Laws.

"Foundation Holdings Subsidiary" means Foundation Coal Corporation, a Delaware corporation.

"Foundation Material Adverse Effect" means any change, effect, event or occurrence that is materially adverse to (i) the assets and liabilities (taken as a whole), business, financial condition or results of operations of Foundation and its Subsidiaries, taken as a whole, or (ii) the ability of Foundation to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, changes, effects, events or occurrences shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, a Foundation Material Adverse Effect to the extent resulting from (1) general changes after the date hereof in general economic conditions or in the industries in which Foundation and its Subsidiaries operate; (2) changes in Law of general applicability or interpretations thereof by Governmental Entities or changes in generally accepted accounting principles or in accounting standards; (3) the execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of any communication by Alpha regarding the plans or intentions of Alpha with respect to the conduct of the business of Foundation and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to this Agreement or the transactions contemplated by this Agreement (provided that this clause (3) shall not affect the representations set forth in Sections 3.3, 3.4(a), 3.4(b), 3.10, 3.22 or 3.23 of this Agreement or the provision that such representations be true and correct in accordance with the terms of

Section 6.2(a) and performance of Section 5.1 shall not be covered by this clause (3)); (4) acts of war or terrorism (or the escalation of the foregoing); (5) a decrease in the market price or volume of the Shares in and of itself (and not the underlying causes thereof); and (6) the fact, in and of itself (and not the underlying causes thereof) that Foundation or its Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions; except to the extent, in the case of clauses (1), (2) and (4), such change, effect, event or occurrence has a disproportionate effect on Foundation and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which Foundation and its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account for purposes of determining if a Foundation Material Adverse Effect has occurred).

"Foundation PA Subsidiary" means Foundation PA Coal Company, LLC, a Delaware limited liability company.

"Foundation Plan" means each "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by Foundation or any of its Subsidiaries or to which Foundation or any of its Subsidiaries has any obligation to contribute, or with respect to which Foundation or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Foundation or any of its Subsidiaries or to any beneficiary or dependant thereof; provided that "multiemployer plans" (within the meaning of Section 4001(a)(3) of ERISA), standard-form employment agreements outside the United States with notice periods of 180 days or less, and plans, programs, policies, or agreements required to be maintained by applicable Law shall not be considered Foundation Plans.

"Indebtedness" of any Person means, as of any date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary as of such date:  (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to Indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment or similar payments), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (v) all obligations under indentures or arising out of any financial hedging, swap or similar arrangements, and (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP.

"knowledge" means (i) with respect to Foundation, the actual knowledge of the individuals listed in Section 8.11(a) of the Foundation Disclosure Schedule and (ii) with respect to Alpha, the actual knowledge of the individuals listed in Section 8.11(a) of the Alpha Disclosure Schedule.

"Lien" means any mortgage, deed of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, restriction, option, right of first offer or refusal, charge, easement, right-of-way, encroachment, third party right, limitation in voting right or other encumbrance or title defect of any kind or nature.

"Outside Date" means November 11, 2009; provided that if, on November 11, 2009, the condition set forth in Section 6.1(c) is not satisfied, but all other conditions set forth in Article VI are satisfied or would be satisfied if the Closing were to occur on such date (as evidenced by written confirmation delivered by the relevant Persons required to deliver certificates pursuant to Article VI), then either party shall, if it has a good faith belief that the condition set forth in Section 6.1(c) will be satisfied before the date that is February 11, 2010, have the right, upon written notice to other party during the five Business Days preceding November 11, 2009, to extend the Outside Date to February 11, 2010; provided, however, that no party shall have the right to extend the Outside Date if such party has not complied with its obligations under Section 5.8 hereof in a manner that contributed to the failure of the condition to be satisfied by November 11, 2009.

"Permit" means any registration, application, license, request for exemption, clearance, approval, permit, franchise and other regulatory authorization, in each instance, from Governmental Entities having jurisdiction.

"Permitted Liens" means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements (x) of Foundation set forth in Section 8.11(b) of the Foundation Disclosure Schedule or (y) of Alpha set forth in Section 8.11(b) of the Alpha Disclosure Schedule, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (v) mechanics', materialmen's or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (vi) any other Liens that would not have, individually or in the aggregate, a Foundation Material Adverse Effect or Alpha Material Adverse Effect, as the case may be, (vii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, and (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

"Person" means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including any Governmental Entity.

"Representatives" means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Person, as applicable, and its Subsidiaries.

"Significant Subsidiary" has the meaning given to such term in Rule 12b-2 under the Exchange Act.

"Subsidiary" means, when used with reference to a Person, any other Person (other than natural persons) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such first Person.

"Treasury Regulations" means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

ALPHA NATURAL RESOURCES, INC.

By:    /s/ Michael J. Quillen
Name: Michael J. Quillen
Title: Chief Executive Officer

FOUNDATION COAL HOLDINGS, INC.

By:    /s/ James F. Roberts
Name: James F. Roberts
Title: Chief Executive Officer

ANNEX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALPHA NATURAL RESOURCES, INC.

ARTICLE I: NAME OF CORPORATION

The name of this corporation (the "Corporation") is: Alpha Natural Resources, Inc.

ARTICLE II: REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Code").

ARTICLE IV: AUTHORIZED CAPITAL STOCK

A.           The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 210,000,000, which shall be divided into two classes as follows:

1. 200,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"); and

2. 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the Delaware Code.

B.           Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware Code.

C.           Except as otherwise required by law, holders of any series of Preferred Stock, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

D.           Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

E.           Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.           Holders of the Common Stock shall not have preemptive rights.

ARTICLE V: AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

A.           Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VI or Article VIII or to adopt any provision inconsistent therewith.

B.           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% in voting power of all shares of the

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Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provisions of the bylaws which is to the same effect as Article V, Article VI and Article VIII of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

ARTICLE VI: ELECTION AND REMOVAL OF DIRECTORS

A.           The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors.

B.           Any or all of the directors (other than the directors elected by the holders of any class or classes of Preferred Stock of the Corporation, voting separately as a class or classes, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least 75% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.
C. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII: INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY

A.           The Corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or serving such capacity in another corporation at the request of the Corporation, in each case to the fullest extent permitted by Section 145 of the Delaware Code as the same exists or may hereafter be amended.

B.           To the fullest extent permitted by the Delaware Code as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit.

C.           If the Delaware Code is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the Delaware Code, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or

3

protection of a director of the Corporation existing by virtue of this Article VII at the time of such repeal or modification.

ARTICLE VIII: CONSENT OF STOCKHOLDERS IN LIEU OF MEETING AND SPECIAL MEETING OF STOCKHOLDERS

A.           Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B.           Except as otherwise required by law and subject to the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

ARTICLE IX: SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware Code.

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ANNEX B

AMENDED AND RESTATED BYLAWS

OF

ALPHA NATURAL RESOURCES, INC.

(Effective [                                           ], 2009)

ARTICLE I

Offices

           SECTION 1.01    Registered Office. The Corporation shall maintain its registered office in the State of Delaware at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Corporation may also have offices in such other places in the United States or elsewhere as the Board of Directors may, from time to time, appoint or as the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

           SECTION 2.01    Annual Meetings. (A) Annual meetings of stockholders may be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.02 of these Bylaws in accordance with Section 211(a)(2) of the Delaware General Corporation Law.

           (B)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (1) pursuant to the Corporation's notice of meeting delivered pursuant to Section 2.03 of these Bylaws, (2) by or at the direction of the Chairman of the Board or (3) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (B), (C) and (D) of this Section 2.01 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

   (C)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (3) of paragraph (B) of this Section 2.01, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year's meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder's notice. Notwithstanding anything in this Section 2.01(C) to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the anniversary of the mailing of proxy materials for the prior year's annual meeting of stockholders, then a stockholder's notice required by this Section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation.

(D)    Such stockholder's notice also shall set forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (b) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(E)    (1)    Only such persons who are nominated in accordance with the procedures set forth in this Section 2.01 shall be eligible for election to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or
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nomination shall be disregarded. The chairman of the meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that any nomination or business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and if he or she should so determine, the chairman shall so declare to the meeting, and any such nomination or business not properly brought before the meeting shall not be transacted.

(2)    Whenever used in these Bylaws, "public announcement" shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)    Nothing in these Bylaws shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (b) of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

SECTION 2.02    Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by resolution of the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in these Bylaws, include the power to call such meetings, and no special meeting of stockholders shall be called by any other person or persons. Notice of each special meeting shall be given in accordance with Section 2.03 of these Bylaws. Unless otherwise permitted by law, business transacted at any special meeting of stockholders shall be limited to the purpose stated in the notice.

If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a)           participate in a meeting of stockholders; and

(b)           be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided, that

(i)           the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii)           the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an

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opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii)           if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 2.03    Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice or electronic transmission, in the manner provided in Section 232 of the Delaware General Corporation Law, of notice of the meeting, which shall state the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat. Except as otherwise required by law, such notice shall be given not less than 10 days nor more than 60 days before the date of any such meeting.

SECTION 2.04    Quorum. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority of the issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. When a quorum is once present to organize a meeting, the quorum is not broken by the subsequent withdrawal of any stockholders.

SECTION 2.05    Voting. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Upon the request of not less than 10% in interest of the stockholders entitled to vote at a meeting, voting shall be by written ballot. If a written ballot is so requested by the stockholders, the requirement of a written ballot may be satisfied by a written ballot submitted at the stockholders' meeting or by a ballot submitted by electronic transmission, provided that the Board of Directors approve the use of such electronic transmission and provided further that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the appropriate stockholder or proxyholder.

All elections of directors shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise required by law, in all other matters the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

SECTION 2.06    Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his absence or disability, the Chief Executive Officer of the Corporation, or, in his absence or disability, the President of the Corporation, shall preside at all meetings of the stockholders.

SECTION 2.07    Secretary of Meeting. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the

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Chairman of the Board of Directors or the Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

SECTION 2.08    Consent of Stockholders in Lieu of Meeting.  Any action required or permitted to be taken by the holders of the Common Stock must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

SECTION 2.09    Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, a majority of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

ARTICLE III

Board of Directors

SECTION 3.01    Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall exercise all of the powers and duties conferred by law except as provided by the Certificate of Incorporation or these Bylaws.

SECTION 3.02    Number and Term. The number of directors shall be fixed by resolution of the Board of Directors and shall initially be ten (10). The Board of Directors shall be elected by the stockholders at their annual meeting, and each director shall be elected to serve for the term of one year and until his successor shall be elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.

SECTION 3.03    Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.04    Removal. Except as otherwise provided in the Certificate of Incorporation, any director or the entire Board of Directors may be removed either with or without cause at any time by the affirmative vote of at least seventy-five percent (75%) in voting power of the shares of the Corporation then entitled to vote for the election of directors, voting as a single class, at any annual or special meeting of the stockholders called for that purpose.

SECTION 3.05    Vacancies and Newly Created Directorships. Except as provided in Section 3.04 of these Bylaws, as amended from time to time, among the Corporation and certain of the Corporation's stockholders, vacancies occurring in any directorship and newly created directorships may be filled by a majority vote of the remaining directors then in office.

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Any director so chosen shall hold office for the unexpired term of his predecessor and until his successor shall be elected and qualify or until his earlier death, resignation or removal.

SECTION 3.06    Meetings. The newly elected directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business that may properly come before the meeting. An annual organizational meeting of the Board of Directors shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by written or electronic transmission of consent of a resolution of the directors.

Special meetings of the Board of Directors shall be called by the Chief Executive Officer or by the Secretary on the written or electronic transmission of such request of any director with at least two days' notice to each director and shall be held at such place as may be determined by the directors or as shall be stated in the notice of the meeting.

SECTION 3.07    Quorum, Voting and Adjournment. A majority of the total number of directors or any committee thereof shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

SECTION 3.08    Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, including but not limited to an audit committee, a compensation committee, and a nominating and governance committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

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SECTION 3.09    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.10    Compensation. The Board of Directors shall have the authority to fix the compensation of directors for their services. A director may also serve the Corporation in other capacities and receive compensation therefor.

SECTION 3.11    Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute the presence in person at such meeting.

ARTICLE IV

Officers

SECTION 4.01    Number. The officers of the Corporation shall include a Chief Executive Officer and a Secretary, both of whom shall be elected by the Board of Directors and who shall hold office for a term of one year and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chairman of the Board of Directors, a President, one or more Vice Presidents, including an Executive Vice President, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The initial officers shall be elected at the first meeting of the Board of Directors and, thereafter, at the annual organizational meeting of the Board of Directors. Any number of offices may be held by the same person.

SECTION 4.02    Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

SECTION 4.03    Chairman. The Chairman of the Board of Directors shall be a member of the Board of Directors and shall preside at all meetings of the Board of Directors and of the stockholders. In addition, the Chairman of the Board of Directors shall have such powers and perform such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 4.04    Chief Executive Officer; President.

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(a)    The Chief Executive Officer shall exercise such duties as customarily pertain to the office of Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He shall perform such other duties as prescribed from time to time by the Board of Directors or these Bylaws.

In the absence, disability or refusal of the Chairman of the Board of Directors to act, or the vacancy of such office, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors. Except as the Board of Directors shall otherwise authorize, the Chief Executive Officer shall execute bonds, mortgages and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and, when so affixed, the seal shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

(b)    The President, if one is elected, shall have such powers and shall perform such duties as shall be assigned to him by the Chief Executive Officer or the Board of Directors.

           In the absence, disability or refusal of the Chief Executive Officer to act, or the vacancy of such office, the President shall be vested with all the powers and shall perform all the duties of the Chief Executive Officer, unless or until the Board of Directors shall otherwise determine.

SECTION 4.05    Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President, shall have such powers and shall perform such duties as shall be assigned to him by the Chief Executive Officer or the Board of Directors.

SECTION 4.06    Treasurer. The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. He shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. He shall render to the Chief Executive Officer and Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

The Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him by the Board of Directors.

SECTION 4.07    Secretary. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements,

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returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board of Directors.

SECTION 4.08    Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary , respectively, in the absence or disability of such officer, unless or until the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors.

SECTION 4.09    Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, the President or the Treasurer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

SECTION 4.10    Contracts and Other Documents. The Chief Executive Officer, the President or the Treasurer, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

SECTION 4.11    Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors (subject to any employment agreements that may then be in effect between the Corporation and the relevant officer). None of such officers shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation, or any subsidiary, in any other capacity and receiving such compensation by reason of the fact that he is also a director of the Corporation.

SECTION 4.12    Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President or the Treasurer, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of stockholders of any corporation in which the Corporation holds stock and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such stock at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

SECTION 4.13.    Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his duties, the Board of Directors may delegate to another officer such powers or duties.

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SECTION 4.14.    Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

SECTION 4.15.    Vacancies. The Board of Directors shall have power to fill vacancies occurring in any office.

ARTICLE V

Stock

SECTION 5.01    Certificates of Stock. Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the Delaware General Corporation Law. Upon written request to the Corporation, transfer agent or registrar of the Corporation, any holder of stock in the Corporation is entitled to have a certificate in such form as may from time to time be prescribed by the Board of Directors signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number and class of shares of stock in the Corporation owned by him. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of stock of any class, and may require any stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

SECTION 5.02    Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the stockholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation's books. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, the issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented or transfer instructions are given with respect to uncertificated shares, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation.

SECTION 5.03    Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in their discretion, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond, in such sum as the Board of Directors may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate of stock may be issued in the place of any certificate

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previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.

SECTION 5.04    List of Stockholders Entitled To Vote. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Delaware General Corporation Law § 219 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5.05    Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may at any regular or special meeting, declare dividends upon the stock of the Corporation either (a) out of its surplus, as defined in and computed in accordance with Delaware General Corporation Law § 154 and § 244 or (b) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Before the declaration of any dividend, the Board of Directors may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in their discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

SECTION 5.06    Fixing Date for Determination of Stockholders of Record. To determine the stockholders of record, the board of directors may fix a record date, provided that the record date shall not precede the date upon which the board adopts the resolution fixing the record date and provided further that the record date shall be: (a) in the case of determination of stockholders entitled to receive notice of or to vote at any meeting of stockholders or adjournment thereof, not more than sixty nor less than ten (10) days before the date of such meeting; provided that if no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, in accordance with Section 2.08; and (c) in the case of any other action, not more than sixty (60) days prior to such other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board may choose to fix a new record date for the adjourned meeting.

SECTION 5.07    Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares or the giving of transfer instructions with respect to uncertificated shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

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Notice and Waiver of Notice

SECTION 6.01    Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

SECTION 6.02    Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need by specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

ARTICLE VII

Indemnification

SECTION 7.01    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, (i) except as provided in Section 7.03 of these Bylaws with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors and (ii) the Corporation shall not be obligated to indemnify against any amount paid in settlement unless the Corporation has consented to such settlement.

SECTION 7.02    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01 of these Bylaws, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending

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any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.02 or otherwise.

SECTION 7.03    Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or 7.02 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that identification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04    Determination of Entitlement to Indemnification. Any indemnification to be provided under Section 7.01 or 7.02 of these Restated Bylaws (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because such person has met the applicable standard of conduct set forth in such paragraph. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the Board of Directors who are not

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parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

SECTION 7.05    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, Bylaws as amended from time to time, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 7.06    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

SECTION 7.07    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7.08    Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or it successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE VIII

Miscellaneous

SECTION 8.01    Amendments. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the Bylaws.

SECTION 8.02    Electronic Transmission. For purposes of these Bylaws, "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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SECTION 8.03    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 8.04    Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, or such other twelve consecutive months as the Board of Directors may designate.

SECTION 8.05    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

SECTION 8.06    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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